Exhibit 10.6

Execution Copy

PREFERRED UNIT PURCHASE AGREEMENT

THIS PREFERRED UNIT PURCHASE AGREEMENT (“Agreement”) is entered into as of October 2, 2007, by and among Elandia, Inc., a Delaware corporation (“Purchaser”), Bella Durmiente, LLC, a Delaware limited liability company (“Seller”), Desca Holding, LLC, a Delaware limited liability company (the “Company”), and Jorge Enrique Alvarado Amado, an individual (the “Responsible Party”). Purchaser, Seller, the Company and the Responsible Party may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A. The Parties are executing and delivering this Agreement in reliance upon the exemptions from registration provided by Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act and/or Section 4(2) of the Securities Act.

B. Upon the terms and conditions of this Agreement, Purchaser has agreed to purchase, and Seller wishes to issue and sell to Purchaser, 7,000,000 Series A Convertible Preferred Units of Seller (the “Series A Preferred Units”), the terms of which are as set forth in the Limited Liability Company Agreement attached hereto as Exhibit A (the “LLC Agreement”).

C. The Series A Preferred Units shall be convertible into common membership interest units of Seller (the “Common Units”), pursuant to the terms set forth in the LLC Agreement.

D. As of the date hereof, the Responsible Party owns all of the issued and outstanding Common Units of Seller and all of the issued and outstanding membership interest units of the Company.

E. The Responsible Party is the chief executive officer and sole manager of the Company.

F. At the Closing, the Responsible Party will (i) contribute all of his ownership interests in the Company to Seller, and (ii) contribute all of his ownership interests in Desca Colombia to the E.T.V.E.

G. Promptly after the Closing, the Company will (i) contribute all of its ownership interests in Desca USA and Desca Panama to Seller, and (ii) contribute all of its ownership interests in all of its foreign Subsidiaries (except Desca Panama) to the E.T.V.E.

Operative Terms

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1. Definitions.

“AAA” has the meaning set forth in Section 10(t)(i).

“Accounting Firm” has the meaning set forth in Section 4(h).

“Acquisition Transaction” means any transaction involving: (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company or any direct or indirect Subsidiary or division of the Company; (ii) the issuance, grant, disposition or acquisition of (A) any membership interest or other equity security of the Company or any direct or indirect Subsidiary of the Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any membership interest or other equity security of the Company or any direct or indirect Subsidiary of the Company, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any membership interest or other equity security of the Company or any direct or indirect Subsidiary of the Company; or (iii) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company or any direct or indirect Subsidiary of the Company.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses; provided, however, that the term “Adverse Consequences” shall exclude punitive, special or consequential damages.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act, 17 C.F.R. 240.12b-2 (2006).

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreed Amount” has the meaning set forth in Section 8(f)(iii).

“Agreement” has the meaning set forth in the Preface.

“Alvarado Indemnification Deductible” has the meaning set forth in Section 8(e)(i)(A).

“Alvarado Indemnification Cap” has the meaning set forth in Section 8(e)(i)(B).

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Bridge Loan” means that certain loan from Purchaser to the Company in the amount of US $5,000,000 pursuant to the terms and conditions of the Credit Agreement.

“Business Day” means any day except a Saturday, Sunday or other day in which federal banking institutions in the United States of America or banking institutions in Miami, Florida are authorized by law or regulation to close.

“Call” has the meaning ascribed to it in the LLC Agreement.

“Call Term” has the meaning ascribed to it in the LLC Agreement.

“Cisco” has the meaning set forth in Section 5(v).

“Cisco Agreement” has the meaning set forth in Section 5(v).

“Cisco Estoppel and Waiver” has the meaning set forth in Section 5(v).

“Claim” has the meaning set forth in Section 8(f).

“Claim Certificate” has the meaning set forth in Section 8(f)(i).

“Closing” has the meaning set forth in Section 2(c).

“Closing Date” has the meaning set forth in Section 2(c).

“Closing Payment” has the meaning set forth in Section 2(b)(i).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” has the meaning set forth in Recital A.

“Commission Filings” has the meaning set forth in Section 3(b)(xii).

“Common Units” has the meaning set forth in Recital C.

“Company” has the meaning set forth in the Preface.

“Company Indemnified Parties” has the meaning set forth in Section 8(c)(i).

“Company Legal Opinion” has the meaning set forth in Section 8(q).

“Competing Business” has the meaning set forth in Section 4(gg).

“Completed FCPA Matter Form 8-K” has the meaning set forth in Section 7(a)(xx).

“Confidential Information” has the meaning set forth in Section 9(e).

“Contract” means any contract, open order, lease or other agreement (whether written or oral and whether express or implied) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of its assets is otherwise legally bound, including without limitation, all distributor, sales representative and dealer agreements, contract manufacturing agreements, other outsourcing agreements, purchase and supply contracts, loan agreements and related agreements and documents, leases, maintenance contracts, license agreements, royalty agreements, works for hire or works made for hire agreements, government contracts, partnering agreements, indebtedness instruments, letters of credit, performance bonds, currency contracts, agreements with respect to guaranties, suretyships, covenants not to compete, confidentiality or indemnification agreements by or for the benefit of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound, purchase and sale orders and all other contracts and agreements whatsoever, and all amendments relating to any of the foregoing.

“Credit Agreement” means that certain Credit Agreement of even date herewith by and between the Company and Purchaser.

“Desca Colombia” means Desca Colombia, S.A., a Colombian Sociedad Anonima.

“Desca Costa Rica” means Desca SYS Centroamérica Sociedad Anonima.

“Desca Ecuador” means Desca Ecuador, S.A., an Ecuador Sociedad Anonima.

“Desca Mexico” means Servidesca Mexico, S. de R.L. de C.V.

“Desca Panama” means Desca Panama, Inc., a Panamanian corporation.

“Desca USA” means Desca, Corp., a Florida corporation.

“Desca Venezuela” means Dessarrollo de Soluciones Especificas, C.A. (Desca).

“Disclosure Schedule” has the meaning set forth in Section 4.

“Elandia Shares” has the meaning set forth in LLC Agreement.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Employment Agreement” has the meaning set forth in Section 5(m).

“Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code Section 414.

“Escrow Agent” means Shutts & Bowen, LLP.

“Escrow Agreement” means the Escrow Agreement by and among Purchaser, the Responsible Party and the Escrow Agent, in the form attached hereto as Exhibit B.

“Escrow Fund” has the meaning set forth in Section 6(j).

“Escrow Payments” has the meaning set forth in Section 2(b)(ii).

“Escrowed Units” has the meaning set forth in Section 5(p).

“E.T.V.E.” has the meaning set forth in Section 6(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family” means (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual.

“FCPA” has the meaning set forth in Section 7(a)(xx).

“FCPA Matter” has the meaning set forth in Section 7(a)(xx).

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Final Decision” has the meaning set forth in Section 8(f)(v).

“Financial Statements” has the meaning set forth in Section 4(g).

“FCPA Material Adverse Effect” has the meaning set forth in Section 7(b)(x).

“FCPA Matter Claims” has the meaning set forth in Section 7(c)(ii).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Guarino Stock Purchase Agreement” has the meaning set forth in Section 2(e).

“Improvements” has the meaning set forth in Section 4(n)(iv).

“Indemnified Party” has the meaning set forth in Section 8(d)(i).

“Indemnifying Party” has the meaning set forth in Section 8(d)(i).

“Intellectual Property” means:

(i) all trademarks (registered or unregistered), service marks, brand names, trade names, domain names, certification marks, trade dress, assumed names, other indications of origin and the goodwill associated therewith, and all registrations or applications for registration thereof in any jurisdiction, including any extension, modification or renewal of any such registration or application;

(ii) all patents, patent applications, continuations, continuations-in-part, divisionals and foreign counterparts in any jurisdiction;

(iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other writings, expressions, mask works, firmware and videos, whether copyrighted, copyrightable or not, and all registrations or applications for registration of copyrights thereof and any renewals or extensions thereof in any jurisdiction;

(iv) trade secret and confidential information, and rights in any jurisdiction to limit the use or disclosure thereof by a third party, including such rights in inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction (and whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically or otherwise; and

(v) any similar intellectual property or proprietary rights similar to any of the foregoing, licenses, immunities, covenants not to sue and the like relating to the foregoing, and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

“Knowledge” means the actual knowledge of the Person in question after reasonable investigation.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“LLC Agreement” has the meaning set forth in Recital B.

Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company and its Subsidiaries, taken as a whole, or to the ability of Seller or the Company to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Purchaser has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of the Company or any of its Subsidiaries, (b) national or international political or social conditions, including the engagement by the United States in hostilities (other than the current hostilities in Iraq and Afghanistan), whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq Stock Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (d) changes in GAAP, and (e) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity.

“Material Contract” means (i) any Contract which represents five percent (5%) or more of revenue on a per country basis (whether fixed, contingent or otherwise) to the Company or its Subsidiaries, or (ii) any Contract which represents five percent (5%) or more of the total assets on a per country basis (whether fixed, contingent or otherwise) of the Subsidiary located in such country, or (iii) any Contract between the Company or its Subsidiaries and an Affiliate.

“Material Customers” has the meaning set forth in Section 4(ee)(i).

“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 1% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 1% of the outstanding equity securities or equity securities in a Person.

“Material Suppliers” has the meaning set forth in Section 4(ee)(ii).

“Maturity Date” has the meaning set forth in the Credit Agreement.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4(g).

“Most Recent Fiscal Month End” has the meaning set forth in Section 4(g).

“Most Recent Fiscal Year End” has the meaning set forth in Section 4(g).

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“No Election Notice” has the meaning set forth in Section 7(c)(iii).

“Non-Compete Agreement” has the meaning set forth in Section 5(n).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Company or any of its Subsidiaries.

“Party” or “Parties” has the meaning set forth in the Preface.

“PCAOB” means the Public Company Accounting Oversight Board.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning set forth in Section 4(l).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Primary Company Documents” has the meaning set forth in Section 4(a).

“Principal Executive Officer” and “Principal Financial Officer” shall have the meanings ascribed to such terms in SOX.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Purchase Price” has the meaning set forth in Section 2(b).

“Purchaser” has the meaning set forth in the Preface.

“Purchaser Election Period” has the meaning set forth in Section 7(c)(i).

“Purchaser Financials” has the meaning set forth in Section 3(b)(xiii).

“Purchaser Indemnification Deductible” has the meaning set forth in Section 8(e)(ii)(A).

“Purchaser Indemnification Cap” has the meaning set forth in Section 8(e)(ii)(B).

“Purchaser Indemnified Parties” has the meaning set forth in Section 8(b).

“Purchaser Irrevocable Cash Election” has the meaning set forth in Section 7(c)(i).

“Purchaser Irrevocable Cash Election Notice” has the meaning set forth in Section 7(c)(i).

“Purchaser Material Adverse Effect” or “Purchaser Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Purchaser and its Subsidiaries, taken as a whole, or to the ability of the Purchaser to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether the other parties hereto have knowledge of such effect or change on the date hereof).

“Purchaser ROFR” has the meaning set forth in Section 9(c)(i).

“Purchaser ROFR Exercise Notice” has the meaning set forth in Section 9(c)(ii).

“Purchaser ROFR Notice” has the meaning set forth in Section 9(c)(ii).

“Purchaser ROFR Period” means the period commencing on December 15, 2007 and ending on December 14, 2008.

“Put” has the meaning ascribed to it in the LLC Agreement.

“Put/Call Consideration” has the meaning set forth in Section 6(j).

“Put Term” has the meaning ascribed to it in the LLC Agreement.

“Real Property” has the meaning set forth in Section 4(n)(iii).

“Real Property Permits” has the meaning set forth in Section 4(n)(v).

“Regulation D” has the meaning set forth in Recital A.

“Released Parties” has the meaning set forth in Section 6(k)(i).

“Releasor” has the meaning set forth in Section 6(k)(i).

“Related Person” means, (i) with respect to a particular individual, (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); (ii) with respect to a specified Person other than an individual, (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c).

“Related Proceeding” has the meaning set forth in Section 10(p).

“Representatives” means, (i) as it relates to the Company, (A) the Company’s officers, managers, members, employees, Affiliates, attorneys, advisors, accountants, agents and representatives, and (B) the officers, directors, managers, shareholders, members, employees, affiliates, attorneys, advisors, accountants, agents and representatives of the Company’s Subsidiaries, and (ii) as it relates to the Responsible Party, his Family, employees, Affiliates, attorneys, advisors, accountants, agents and representatives.

“Reportable Event” has the meaning set forth in ERISA Section 4043.

“Required Payment” has the meaning set forth in Section 8(g)(i).

“Responsible Party” has the meaning set forth in the Preface.

“Responsible Party MAE Notice” has the meaning set forth in Section 7(c)(i).

“Rule 144” has the meaning set forth in Section 3(b)(iv).

“Securities” means the Series A Preferred Units or the Common Units issuable upon conversion thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preface.

“Series A Preferred Units” has the meaning set forth in Recital B.

“SIBL” has the meaning set forth in Section 7(a)(xxi).

“SIBL Financing” has the meaning set forth in Section 7(a)(xxi).

“Stanford” has the meaning set forth in Schedule 3(b)(xi) hereto.

“Stanford Panama Segregated Account” means that certain account of Seller into which funds shall be deposited by Purchaser to fund an acquisition pool as set forth in Section 2(e).

“SOX” means the Sarbanes-Oxley Act of 2002.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” has the meaning set forth in Section 4(dd).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8(d)(i).

“Treasury Regulations” shall mean the treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Updated Company Financials” has the meaning set forth in Section 5(xi).

“WARN Act” has the meaning set forth in Section 4(y)(iii).

Section 2. Purchase and Sale; Use of Proceeds.

(a) Purchase of Series A Preferred Units. Subject to the terms and conditions in this Agreement, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to issue and sell to Purchaser an aggregate of 7,000,000 newly issued Series A Preferred Units in such amounts and for the consideration set forth in Section 2(b) below.

(b) Amount of Series A Preferred Units Purchased; Purchase Price. Purchaser shall purchase, and Seller shall sell, 7,000,000 Series A Preferred Units, which comprises 70.00% of the total issued and outstanding units of Seller, for the purchase price of US $26,000,000 (“Purchase Price”), payable at the Closing as follows:

(i) $14,000,000 payable to Seller by wire transfer of immediately available funds (the “Closing Payment”); and

(ii) $12,000,000 payable by wire transfer of immediately available funds (the “Escrow Payment”) to the Stanford Panama Segregated Account, which shall be released only upon the approval and signature of the chief executive officer of Purchaser, the chief financial officer of Purchaser and the Responsible Party.

(c) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Purchaser’s counsel, Carlton Fields, P.A., 100 Southeast Second Street, Suite 4000, Miami, Florida, 33131, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such date as Purchaser and the Company may mutually determine (the “Closing Date”).

(d) Deliveries at Closing. At the Closing, (i) Seller will deliver to Purchaser (A) a membership certificate evidencing the 7,000,000 Series A Preferred Units, and (B) the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Purchaser will deliver to Seller (A) the Closing Payment in the manner required under Section 2(b)(i) above, (B) the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) Purchaser will pay the Escrow Payment as provided in Section 2(b)(ii) above, and (iv) the Responsible Party will deliver to the Escrow Agent a unit certificate representing his 3,000,000 Common Units.

(e) Use of Proceeds. Seller shall use the proceeds from the sale of the Series A Preferred Units as follows: (i) $4,500,000 to redeem, pursuant to the terms of the LLC Agreement, 1,274,788 Common Units held in the name of the Responsible Party, (ii) $500,000 to purchase 100% of the shares of common stock in Desca USA held in the name of Gerardo Guarino pursuant to the terms and conditions contained in a stock purchase agreement mutually agreeable to the parties thereto (the “Guarino Stock Purchase Agreement”), (iii) $12,000,000 to fund an acquisition pool, which amount shall be held in the Stanford Panama Segregated Account and which shall be released only upon the approval and signature of the chief executive officer of Purchaser, the chief financial officer of Purchaser and the Responsible Party, and (iv) the remaining $9,000,000 for Seller’s capital expenditures and general working capital needs, as approved by the board of managers of Seller.

(f) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Company and the Subsidiaries for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule attached hereto as Schedule 2(f). Purchaser and Seller and their Affiliates shall report and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Purchaser nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

Section 3. Representations and Warranties Concerning Transaction.

(a) The Responsible Party’s Representations and Warranties. The Responsible Party represents and warrants to Purchaser that the following statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)), except as set forth in Annex I attached hereto:

(i) Authorization of Transaction. The Responsible Party has full legal capacity and is competent to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Responsible Party, enforceable in accordance with its terms and conditions (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). The Responsible Party does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(ii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Responsible Party is subject, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice and/or consent under any Material Contract to which the Responsible Party is a party or by which he is bound or to which any of his assets are subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Series A Preferred Units.

(iii) Preferred Units. Other than as contemplated to be issued to Purchaser hereunder, there are no outstanding Series A Preferred Units.

(iv) Litigation. There is no action, suit, proceeding or investigation pending or, to the Knowledge of the Responsible Party, currently threatened against the Company that questions the validity of the Primary Company Documents or the right of the Company or the Responsible Party to enter into any such agreements or to consummate the transactions contemplated hereby and thereby, nor, to the Knowledge of the Responsible Party, is there any Basis for the foregoing.

(v) Brokers’ Fees. The Responsible Party has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(b) Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller, the Company and the Responsible Party that the following statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex II attached hereto:

(i) Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(ii) Qualified Investor. Purchaser is (i) experienced in making investments of the kind described in this Agreement and the related documents, (ii) able to afford the entire loss of its investment in the Series A Preferred Units, and (iii) an “accredited investor” as defined in Rule 501(a) of Regulation D and knows of no reason to anticipate any material change in its financial condition for the foreseeable future.

(iii) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, and judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser or any of its Subsidiaries is subject or any provision of its certificate of incorporation, bylaws, or other governing documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice and/or consent under any material contract to which Purchaser or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Except for Stanford, Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(iv) Restricted Securities. Purchaser acknowledges that the securities of Seller are “restricted securities” as defined in Rule 144 promulgated by the Commission under the Securities Act (“Rule 144”). All subsequent offers and sales by Purchaser of the Series A Preferred Units, and the Common Units issuable upon conversion of the Series A Preferred Units, shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from such registration.

(v) No Other Representations or Reliance. Neither the Seller, the Company nor the Responsible Party, nor any of their agents, employees or attorneys, has made any representations or warranties relating to the Company or otherwise in connection with the transactions contemplated hereby other than those expressly set forth herein, and Purchaser has not relied on any other promise, projection or statement in making its decision to enter into this Agreement and complete the transactions contemplated in this Agreement.

(vi) Reliance on Representations for Securities Registration Exemption Purposes. Purchaser understands that the Series A Preferred Units are being offered and sold to it in reliance upon exemptions from the registration requirements of the United States federal securities laws, and that Seller is relying upon the truthfulness and accuracy of Purchaser’s representations and warranties, and Purchaser’s compliance with its covenants and agreements, each as set forth herein, in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Series A Preferred Units.

(vii) Access to Information. Purchaser (i) has been provided with sufficient information with respect to the business of the Company and its Subsidiaries for Purchaser to determine the suitability of making an investment in the Company and such documents relating to the Company and its Subsidiaries as Purchaser has requested and Purchaser has carefully reviewed the same, (ii) has been provided with such additional information with respect to the Company and its Subsidiaries and its business and financial condition as Purchaser, or Purchaser’s agent or attorney, has requested, and (iii) has had access to management of the Company and its Subsidiaries and the opportunity to discuss the information provided by management of the Company and any questions that Purchaser had with respect thereto have been answered to the full satisfaction of Purchaser.

(viii) Legality. Purchaser has the requisite corporate power and authority to enter into this Agreement.

(ix) Authorization. This Agreement and any related agreements, and the transactions contemplated hereby and thereby, have been duly and validly authorized by Purchaser, and such agreements, when executed and delivered by each of the Parties will each be a valid and binding agreement of Purchaser, enforceable in accordance with their respective terms, except to the extent that enforcement of each such agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors rights generally and to general principles of equity.

(x) Investment. Purchaser is acquiring the Series A Preferred Units for investment for Purchaser’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Series A Preferred Units. Purchaser is aware of the limits on resale imposed by virtue of the transaction contemplated by this Agreement and is aware that the Series A Preferred Units will bear restrictive legends.

(xi) Brokers’ Fees. Except for a fee payable to Stanford Group Company, or any of its Affiliates (“Stanford”), which fee will be paid by Purchaser, Purchaser has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(xii) Commission Filings. Purchaser has made all filings with the Commission (the “Commission Filings”) that it has been required to make under the Securities Act and the Exchange Act. As of their respective filing dates, the Commission Filings already filed by Purchaser or to be filed by Purchaser after the date hereof complied, or as to the filings to be made after the date hereof will comply, in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, as the case may be, and none of the Commission Filings contained or will contain any untrue statement of a material fact or omitted or will omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such filings have been all prior to the date of this Agreement corrected, updated or superseded by a document subsequently filed with the Commission.

(xiii) Financial Statements. The financial statements and related notes thereto contained in the Commission Filings (the “Purchaser Financials”) are correct and complete in all material respects, comply in all material respects with the Exchange Act, and the rules and regulations of the Commission promulgated thereunder and have been prepared in accordance with GAAP. The Purchaser Financials present fairly and accurately the consolidated financial condition and operating results of Purchaser and its Subsidiaries in all material respects as of the dates and during the periods indicated therein and are consistent with the books and records of Purchaser. Except as set forth in the Purchaser Financials, Purchaser and its Subsidiaries have no material liabilities, contingent or otherwise.

(xiv) Capitalization. On the date hereof, the authorized capital of Purchaser consists of: (i) 50,000,000 shares of common stock, par value $0.00001 per share, of which 13,516,313 shares are issued and outstanding; (ii) 35,000,000 shares of preferred stock, par value $0.00001 per share, of which – 0 – shares of Series A Preferred Stock are issued and outstanding and – 0 – shares of Series B Preferred Stock are outstanding; (iii) 2,606,700 shares of common stock reserved for issuance upon exercise of options under Purchaser’s 2007 Stock Option and Incentive Plan; and (iv) 2,098,000 shares of common sock underlying currently exercisable warrants. In addition, Purchaser is the maker of convertible promissory notes which may be converted at any time, at the option of the holder thereof, into 6,013,000 shares of Series A Preferred Stock which are ultimately convertible into that same amount of shares of common stock, subject to adjustment as provided in the Certificate of Designation of the Series A Preferred Stock. The Commission Filings accurately disclose the outstanding capital stock of Purchaser and all outstanding options, warrants, notes, or any other rights or instruments which would entitle the holder thereof to acquire shares of the common stock or other equity interests in Purchaser upon conversion or exercise, setting forth for each such holder the type of security, number of equity shares covered thereunder, the exercise or conversion price thereof, the vesting schedule thereof (if any), and the issuance date and expiration date thereof. Other than as disclosed in the Commission Filings, there are no outstanding rights, agreements, arrangements or understandings to which Purchaser is a party (written or oral) which would obligate Purchaser to issue any equity interest, option, warrant, convertible note, or other types of securities or to register any shares in a registration statement filed with the Commission. Other than as disclosed in the Commission Filings, there is no agreement, arrangement or understanding between or among any entities or individuals which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to any voting shares of Purchaser, including without limitation any voting trust agreement or proxy. The Commission Filings accurately disclose all the shares subject to “lock-up” or similar agreements or arrangements by which any equity shares are subject to resale restrictions. Except as set forth in the Commission Filings, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire for value any outstanding shares of capital stock or other ownership interests of Purchaser or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(xv) No Material Adverse Change. Except for the FCPA Matter, since the most recent Commission Filing, there has not been any Purchaser Material Adverse Change.

(xvi) Legal Compliance. Except as disclosed in the Commission Filings and for the FCPA Matter, Purchaser and its Subsidiaries have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not result in a Purchaser Material Adverse Effect.

(xvii) Litigation. Except as disclosed in the Commission Filings, there is no action, suit, proceeding, inquiry or investigation before or by any court, governmental authority, commission, board, bureau, agency or instrumentality or any other person, public board or body pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or its Subsidiaries or to which Purchaser or its Subsidiaries is a party or of which Purchaser is otherwise aware, wherein an unfavorable decision, ruling or finding would have a Purchaser Material Adverse Effect. Except as disclosed in the Commission Filings, there are no outstanding or unsatisfied judgments, orders, decrees, writs, injunctions or stipulations to which Purchaser or its Subsidiaries is a party or by which any of them or any of their properties is bound that have a Purchaser Material Adverse Effect.

(xviii) Taxes. Purchaser and its Subsidiaries have filed all Tax Returns that they are required to file under applicable laws and regulations, and have paid all income Taxes shown thereon as owing, except where the failure to file income Tax

Returns or to pay income Taxes would not have a material adverse effect on Purchaser. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. Purchaser is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Purchaser does not file Tax Returns that Purchaser or its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Purchaser and its Subsidiaries.

(xix) Employee Benefits. Except for Latin Node, Inc. and AST Telecom, LLC, neither Purchaser nor any of its Subsidiaries has any Employee Benefit Plans.

Section 4. Representations and Warranties Concerning Seller, the Company and its Subsidiaries. Each of Seller, the Company and the Responsible Party, jointly and severally, represent and warrant to Purchaser that the following statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Company to Purchaser on the date hereof and initialed by the Parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a) Organization, Qualification, and Power and Authority. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of the Subsidiaries are the types of entities organized, validly existing, and in good standing under the laws of the jurisdiction of their incorporation or organization as set forth on Section 4(f) of the Disclosure Schedule. Each of Seller, the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Seller, the Company and its Subsidiaries has full power and authority and all licenses, permits, and authorizations necessary to carry on the business which it conducts and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the managers, directors and/or officers, as the case may be, of each of Seller, the Company and its Subsidiaries. The Company has delivered to Purchaser a correct and complete copy of the Company’s certificate of formation and limited liability company agreement and the organizational documents for each of the Subsidiaries (as amended to date). The minute books (containing the records of meetings of the members, the managers, and any committees of the managers) and the membership certificate book for each of the Company and its Subsidiaries are correct and complete and have been maintained in accordance with sound corporate practices. Neither Seller, nor the Company nor any of its Subsidiaries is in

default under or in violation of any provision of its organizational documents, bylaws or limited liability company agreements, as the case may be. This Agreement, the LLC Agreement, the Employment Agreement, the Non-Compete Agreement, and the Escrow Agreement (collectively, the “Primary Company Documents”), and the transactions contemplated hereby and thereby, have been duly and validly authorized by Seller and the Company. The Primary Company Documents will be duly executed and delivered by Seller and, when executed and delivered by Seller, each of the Primary Company Documents will be a valid and binding obligation of Seller, enforceable in accordance with their respective terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity.

(b) Capitalization.

(i) On the date hereof, the authorized membership interest units of the Company consists of 100 Common Units, of which 100 units are issued and outstanding. All of the issued and outstanding units have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Responsible Party. There are no outstanding rights, agreements, arrangements or understandings to which the Company is a party (written or oral) which would obligate the Company to issue any equity interest, option, warrant, convertible note, or other types of securities. There is no obligation by the Company to register any units in a registration statement filed with the Commission. There is no agreement, arrangement or understanding between or among any entities or individuals which affects, restricts or relates to voting, giving of written consents, distribution rights or transferability of units with respect to any voting units of the Company, including, without limitation, any voting trust agreement or proxy. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire for value any outstanding units or other ownership interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no anti-dilution or price adjustment provisions regarding any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities.

(ii) On the date hereof, the authorized membership interest units of Seller consists of (i) 25,000,000 Common Units, of which 4,274,788 Common Units are issued to the Responsible Party, and (ii) 15,000,000 Preferred Units, of which 7,000,000 shall be designated as Series A Convertible Preferred Units. After the partial redemption of the Responsible Party’s Common Units under the LLC Agreement, 3,000,000 Common Units will be held in the name of the Responsible Party and 7,000,000 Series A Preferred Units will have been issued to Purchaser. There are no outstanding rights, agreements, arrangements or understandings to which Seller is a party (written or oral) which would obligate Seller to issue any equity interest, option, warrant, convertible note, or other types of securities. There is no obligation by Seller to register any units in a registration statement filed with the Commission. There is no agreement, arrangement or understanding between or among any entities or individuals which affects, restricts or relates to voting, giving of written consents, distribution rights or transferability of units with respect to any voting units of Seller, including, without limitation, any voting trust agreement or proxy. There are no outstanding obligations of Seller to repurchase, redeem or otherwise acquire for value any outstanding units or other ownership interests of Seller or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. There are no anti-dilution or price adjustment provisions regarding any security issued by Seller (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities.

(iii) The Series A Preferred Units, and the Common Units issuable upon conversion of the Series A Preferred Units, shall be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being a holder thereof.

(iv) Seller shall have available a sufficient number of authorized and unissued Common Units as may be necessary to effect conversion of the Series A Preferred Units. Each of Seller and the Responsible Party understands and acknowledges the dilutive effect to the Common Units after the issuance of Common Units upon the conversion of the Series A Preferred Units. Seller further acknowledges that its obligation to issue Common Units upon conversion of the Series A Preferred Units is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other members Seller.

(c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, and judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Seller, the Company or its Subsidiaries is subject or any provision of its certificate of formation, limited liability company agreement, or other governing documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice and/or consent under any Contract to which any of Seller, the Company or its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Neither Seller, nor the Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees. Neither Seller, nor the Company nor any of its Subsidiaries has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the respective properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(f) Subsidiaries. Section 4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or organization, (ii) the number of authorized shares for each class of its capital stock or its equity interests, (iii) the number of issued and outstanding shares of each class of its capital stock or its equity interests, the names of the holders thereof, and the number of shares or other equity interest held by each such holder, and (iv) the number of shares of its capital stock or equity interest held in treasury. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and non-assessable. Except as set forth on Section 4(f) of the Disclosure Schedule, the Company or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, anti-dilution rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock or equity interests. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company. Except as set forth on Section 4(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of the Company. Neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

(g) Financial Statements. Attached hereto as Exhibit C are the following financial statements (collectively the “Financial Statements”): (i) unaudited consolidated balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal year ended December 31, 2004 for the Company and its Subsidiaries; (ii) unaudited consolidated balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal year ended December 31, 2005 for the Company and its Subsidiaries, (iii) audited consolidated balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal year ended December 31, 2006 for the Company and its Subsidiaries (the “Most Recent Fiscal Year End”) with the unqualified report thereon of the Accounting Firm; and (iv) unaudited consolidated balance sheets and statements of income, changes in members’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the six months ended June 30, 2007 for the Company and its Subsidiaries (the “Most Recent Fiscal Month End”). To the extent available, the Company has furnished, and will provide Purchaser with all management letters of the Company’s outside independent certified public accountants relating to audits performed in connection with the Financial Statements, including the Accounting Firm. Each of the Financial Statements, including, in each case, any related notes: (i) is true, complete, and correct as of its respective date, (ii) is in accordance with and supported by and consistent with the books and records of the Company and its Subsidiaries, including, without limitation, a general ledger and detailed trial balances, which books and records have been made available to Purchaser, are correct and complete, in all material respects, and have been maintained in accordance with the Company’s and its Subsidiaries’ past practices, (iii) has been prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto), and (iv) presents fairly the consolidated financial position and the consolidated results of operations, changes in members’ equity, and statements of cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated subject, in the case of interim financial statements, to normal year-end adjustments.

(h) Independent Accountants. To the Company’s Knowledge, Grant Thornton LLP (the “Accounting Firm”), which has audited the Company’s Financial Statements for the fiscal year ended December 31, 2006, are “independent” with respect to the Company and its Subsidiaries within the meaning of Regulation S-X, as promulgated under the Securities Act.

(i) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, and except as set forth in Section 4(i) of the Disclosure Schedule, since that date:

(i) Neither the Company nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) Neither the Company nor any of its Subsidiaries has entered into any Material Contract;

(iii) No Person (including the Company and its Subsidiaries) has accelerated, terminated, modified, or cancelled any Material Contract;

(iv) Neither the Company nor any of its Subsidiaries has imposed any Liens upon any of its assets, tangible or intangible;

(v) Neither the Company nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $500,000 or outside the Ordinary Course of Business;

(vi) Neither the Company nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(vii) Neither the Company nor any of its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $100,000 in the aggregate;

(viii) Neither the Company nor any of its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) Neither the Company nor any of its Subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness (except for accounts receivable or other indebtedness not exceeding $50,000 individually or $100,000 in the aggregate);

(x) Neither the Company nor any of its Subsidiaries has written down the value of any inventory, except for write-downs in the Ordinary Course of Business, none of which is material;

(xi) Neither the Company nor any of its Subsidiaries has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the Ordinary Course of Business;

(xii) Neither the Company nor any of its Subsidiaries has transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property, except for sales of software to customers in the Ordinary Course of Business;

(xiii) There has been no change made or authorized in the operating agreement, the certificate of formation or any other document governing the organization or operations of the Company or any of its Subsidiaries;

(xiv) Neither the Company nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its membership or equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership or equity interests;

(xv) Neither the Company nor any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its membership or equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its membership or equity interests;

(xvi) Neither the Company nor any of its Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property involving more than $100,000 in the aggregate;

(xvii) Neither the Company nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its managers, members, officers, and employees outside the Ordinary Course of Business;

(xviii) Neither the Company nor any of its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, except for any Contract listed in Section 4(q) of the Disclosure Schedule;

(xix) Neither the Company nor any of its Subsidiaries has granted any increase in the base compensation of any of its managers, officers, and employees outside the Ordinary Course of Business;

(xx) Neither the Company nor any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xxi) Neither the Company nor any of its Subsidiaries has made any other change in employment terms for any of its managers, officers, and employees outside the Ordinary Course of Business;

(xxii) Neither the Company nor any of its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxiii) There has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company or any of its Subsidiaries;

(xxiv) Neither the Company nor any of its Subsidiaries has discharged a material Liability or Lien outside the Ordinary Course of Business;

(xxv) Neither the Company nor any of its Subsidiaries has made any loans or advances of money;

(xxvi) Neither the Company nor any of its Subsidiaries has guarantied the obligations (financial or otherwise) of any third party;

(xxvii) Neither the Company nor any of its Subsidiaries has disclosed any Confidential Information nor does the Company or any of its Subsidiaries have Knowledge of the disclosure of Confidential Information by any of its officers, managers or employees; and

(xxviii) Neither the Company nor any of its Subsidiaries has committed to any of the foregoing.

(j) Undisclosed Liabilities. Except as set forth in Section 4(j) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities (and, to the Company’s Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(k) Legal Compliance. The Company and its Subsidiaries have complied with all material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect on the Company or its Subsidiaries.

(l) Permits. The Company and its Subsidiaries have all permits, licenses and any similar authority necessary for the conduct of their respective businesses as now conducted and as presently proposed to be conducted, except where the failure to have such permits, licenses or similar authority would not have a Material Adverse Effect on the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default in any respect under any of such permits, licenses or similar authority, except for such defaults that would not have a Material Adverse Effect on the Company or its Subsidiaries. Each of the Company and its Subsidiaries currently holds all foreign, federal, state and local permits, licenses, authorizations, certificates, exemptions and approvals of governmental bodies or other Persons necessary to conduct the businesses in which they are engaged and to own and use the facilities and properties owned and used by them (collectively, “Permits”), except where the failure to have such permits, licenses or similar authority would not have a Material Adverse Effect on the Company or its Subsidiaries. Each such Permit is valid and in good standing with the issuer of the Permit and is not subject to any proceedings for suspension, modification or revocation. Without limiting the generality of the foregoing: (A) neither the Company nor any of its Subsidiaries has received any written notice from any governmental body revoking, canceling, rescinding, materially modifying or refusing to renew any Permit and (B) each of the Company and its Subsidiaries is in material compliance with the requirements of all Permits.

(m) Tax Matters. Except as set forth in Section 4(m) of the Disclosure Schedule:

(i) The Subsidiaries have filed all Tax Returns that they were required to file under applicable laws and regulations and have reported all of their net income, if any, including their applicable portion of rebates paid to the Company by Cisco, on their Tax Returns. The Responsible Party has reported all of the net income, if any, of the Company on his Tax Returns through December 31, 2006. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or its Subsidiaries.

(ii) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(iii) Neither the Responsible Party nor any manager or officer (or employee responsible for Tax matters) of the Company and its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company and its Subsidiaries has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. The Company has delivered to Purchaser correct and complete copies of all income Tax Returns of the Company and its Subsidiaries, including all examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries, filed or received since December 31, 2004, and none of such Tax Returns have been audited or are currently the subject of an audit.

(iv) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) Neither the Company nor any of its Subsidiaries is a party to any Contract or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi) Intentionally Omitted.

(vii) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns. Since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes arising from extraordinary gains or losses (as that term is used in GAAP) outside the Ordinary Course of Business.

(viii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(D) installment sale or open transaction disposition made on or prior to the Closing Date; or

(E) prepaid amount received on or prior to the Closing Date.

(ix) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has not had its membership or equity interests or any portion thereof distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(n) Real Property.

(i) Neither the Company nor any of its Subsidiaries has any Owned Real Property.

(ii) Section 4(n)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Each of the Company and its Subsidiaries have delivered to Purchaser a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 4(n)(ii) of the Disclosure Schedule, with respect to each of the Leases:

(A) such Lease is legal, valid, binding, enforceable and in full force and effect;

(B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(C) neither the Company’s nor any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(D) neither the Company nor any of its Subsidiaries, nor any other party to the Lease is in breach of or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(F) neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(G) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any of its Subsidiaries;

(H) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(I) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(J) there are no Liens on the estate or interest created by such Lease.

(iii) The Leased Real Property identified in Section 4(n)(ii) of the Disclosure Schedule (collectively, the “Real Property”), comprises all of the real property used or intended to be used in, or otherwise related to, the Company’s and its Subsidiaries’ business; and neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(iv) All buildings, structures, and fixtures included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Company’s and its Subsidiaries’ business.

(v) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate the Company’s or its Subsidiaries’ business as currently conducted thereon, have been issued and are in full force and effect. Neither the Company nor any of its Subsidiaries has received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the Company’s Knowledge, there is no Basis for the issuance of any such notice or the taking of any such action. No disclosure, filing or other action by the Company or any of its Subsidiaries is required in connection with the consummation of the transactions contemplated hereby as it relates to the Real Property Permits.

(o) Intellectual Property.

(i) The Company and its Subsidiaries own or possess or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of the Company and its Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by the Company or any of its Subsidiaries immediately prior to the Closing will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing hereunder.

(ii) Neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and no director or officer (or employee with responsibility for Intellectual Property matters) of the Company or any of its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any manager, director or officer (or employee with responsibility for Intellectual Property matters) of the Company or any of its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries.

(iii) Section 4(o)(iii) of the Disclosure Schedule identifies each patent and/or registration that has been issued to the Company or any of its Subsidiaries with respect to any of its Intellectual Property, identifies each pending patent application and/or application for registration that the Company or any of its Subsidiaries has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission that the Company or any of its Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).

The Company has delivered to Purchaser correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Purchaser correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(o)(iii) of the Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by the Company or any of its Subsidiaries in connection with their respective businesses. With respect to each item of Intellectual Property required to be identified in Section 4(o)(iii) of the Disclosure Schedule:

(A) the Company and its Subsidiaries own and possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any manager, director or officer (or employee with responsibility for Intellectual Property matters) of the Company or its Subsidiaries, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D) neither the Company nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or its Subsidiaries, including without limitation, a failure by the Company or its Subsidiaries to pay any required maintenance fees).

(iv) Section 4(o)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company or any of its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to Purchaser correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(o)(iv) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any manager, director or officer (or employee with responsibility for Intellectual Property matters) of the Company or its Subsidiaries, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

(H) neither the Company nor any of its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v) To the Knowledge of the Company or its Subsidiaries: (A) neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(vi) To the Knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries have taken all necessary and desirable actions to maintain and protect all of the Intellectual Property of the Company and its Subsidiaries and will continue to maintain and protect all of the Intellectual Property of the Company and its Subsidiaries prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Knowledge of the Company and its Subsidiaries, the owners of any of the Intellectual Property licensed to the Company and its Subsidiaries have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

(vii) The Company and its Subsidiaries have complied with and are presently in compliance with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and the Company shall take all steps necessary to ensure such continued compliance.

(p) Tangible Assets. The Company and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their respective businesses as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

(q) Contracts. Section 4(q) of the Disclosure Schedule lists the following contracts and other agreements to which the Company or any of its Subsidiaries is a party:

(i) any agreement with a state, federal or foreign government or any governmental agency thereof;

(ii) any agreement concerning a partnership or joint venture;

(iii) any Material Contract;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation in excess of $50,000 or, or under which it has imposed a Lien on any of its assets, tangible or intangible;

(v) any confidentiality, non-solicitation or non-competition agreement;

(vi) any agreement with the Responsible Party or any Person related to the foregoing;

(vii) any profit sharing, stock or unit option, stock or unit purchase, stock or membership interest appreciation right, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former managers, directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $75,000 or providing material severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its managers, directors, officers, and employees outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(xiii) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Most Recent Fiscal Month End of consideration in excess of $50,000;

(xiv) any agreement under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $250,000; or

(xv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $250,000.

The Company has delivered to Purchaser a correct and complete copy of each written agreement (as amended to date) listed in Section 4(q) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(q) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, unless otherwise amended at the Closing; (C) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(r) Accounts Receivable and other Indebtedness. All accounts receivable and other indebtedness of the Company and its Subsidiaries are reflected properly in the Company’s and its Subsidiaries’ books and records. All accounts receivable have been incurred in the Ordinary Course of Business and represent the valid and enforceable obligations of the debtors subject to no setoffs or counterclaims. All such accounts receivable are current and are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries, and which such reserve is adequate for the business of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted.

(s) Inventory. Section 4(s) of the Disclosure Schedule sets forth a true and complete list of all of the inventory of the Company and its Subsidiaries as of the date of this Agreement. The inventory of the Company and its Subsidiaries consists only of items usable and salable in the Ordinary Course of Business, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. The value of the inventory is based on quantities determined by physical count or measurement, and has been determined at the lower of cost or current replacement cost.

(t) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any of the Subsidiaries.

(u) Insurance. Section 4(u) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Company or any of its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 10 years:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company, nor any of its Subsidiaries, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Section 4(u) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company or any of its Subsidiaries.

(v) Litigation. Section 4(v) of the Disclosure Schedule sets forth each instance in which the Company or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(v) of the Disclosure Schedule could result in any Material Adverse Change. None of the managers, directors and officers (and employees with responsibility for litigation matters) of the Company or any of its Subsidiaries has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company or any of its Subsidiaries or that there is any Basis for the foregoing.

(w) Product Warranty. Each product manufactured, sold, leased, licensed or delivered by the Company or any of its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, except where the failure to conform would not have a Material Adverse Effect on the Company and its Subsidiaries; and neither the Company nor any of its Subsidiaries has any Liability (and there is no Basis for any present or future action or proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. Section 4(w) of the Disclosure Schedule includes copies of the standard terms and conditions of sale, lease or license for each of the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, licensed or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 4(w) of the Disclosure Schedule.

(x) Product Standards. The products offered for sale by the Company and its Subsidiaries are fully compliant with any applicable law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), standards and certifications described in Section 4(x) of the Disclosure Schedule, except where the failure to comply would not have a Material Adverse Effect on the Company and its Subsidiaries. There is no action, suit, proceeding or investigation pending or, to the Knowledge of Purchaser, threatened, by any governmental authority or other Person, that has resulted or could reasonably be expected to result in any of the products of the Company or any of its Subsidiaries being determined not to comply with any of such laws, standards or certifications or in the revocation, material modification or termination of any of the certifications described in Section 4(x) of the Disclosure Schedule. None of the products of the Company or any of its Subsidiaries is or, has been recalled, withdrawn, suspended or discontinued or considered for recall, withdrawal, suspension or discontinuation other than for commercial or other business reasons unrelated to the failure of such products to comply with applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder), standards and certifications by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise).

(y) Employees.

(i) With respect to the business of the Company and its Subsidiaries:

(A) there is no collective bargaining agreement or relationship with any labor organization;

(B) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(C) no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(D) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Company, threatened;

(E) there is no workers’ compensation liability or matter that could have a Material Adverse Effect;

(F) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the Knowledge of the Company, threatened in any forum, relating to an alleged violation or breach by the Company or any of its Subsidiaries (or their respective officers or managers) of any law, regulation or contract;

(G) to the Knowledge of the Company, no employee or agent of the Company or any of its Subsidiaries has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (F) above;

(H) each Subsidiary is in compliance with non-U.S. labor laws applicable to it, except where the failure to comply would not have a Material Adverse Effect on the Company and its Subsidiaries; and

(I) each of the Company and its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws, rules, directives and regulations relating to the employment authorization of their respective employees, except where the failure to comply would not have a Material Adverse Effect on the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has employed nor is any such entity currently employing any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a) and under the laws of each country in which the Subsidiaries operate).

(ii) There are no (A) employment contracts or severance agreements with any employees of the Company or any of its Subsidiaries, (B) employment contracts or severance agreements containing provisions that would become operative upon a change of ownership or control of the Company or any of its Subsidiaries, or (C) written personnel policies, rules or procedures applicable to employees of the Company or any of its Subsidiaries.

(iii) With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied. Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Purchaser.

(z) Employee Benefits.

(i) Section 4(z) of the Disclosure Schedule lists each Employee Benefit Plan that the Company or any of its Subsidiaries maintains, to which the Company or any of its Subsidiaries contributes or has any obligation to contribute, or with respect to which the Company or any of its Subsidiaries has any Liability.

(A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws, including such laws in the countries of each Subsidiary’s operations.

(B) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan and each Employee Benefit Plan maintained by an ERISA Affiliate that is an Employee Welfare Benefit Plan subject to COBRA.

(C) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA, the Code and all applicable laws to each such Employee Benefit Plan that is an Employee Pension Benefit Plan or similar vehicle in the countries of each Subsidiary’s operations and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or vehicle or accrued in accordance with the past custom and practice of the Company and reflected on the Most Recent Balance. Such accruals are adequate for the for the operation of the business of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(D) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. All such Employee Benefit Plans have been or will be timely amended for the requirements of the Tax legislation commonly known as “GUST” and “EGTRRA” and have been or will be submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST.

(E) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. To the Company’s Knowledge, there is no Basis for any such action, suit, proceeding, hearing, or investigation.

(F) The Company has delivered to Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(ii) With respect to each Employee Benefit Plan that any of the Company, its Subsidiaries or any ERISA Affiliate maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any Liability:

(A) No such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened. The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and non-vested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(B) Neither the Company nor any of its Subsidiaries has incurred, and neither any of the managers, directors and officers (and employees with responsibility for employee benefits matters) of the Company has any reason to expect that the Company or any of its Subsidiaries will incur, any Liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

(iii) Neither the Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)). No asset of the Company or any of its Subsidiaries is subject to any Lien under ERISA or the Code.

(iv) Neither the Company, nor any of its Subsidiaries, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

(aa) Guaranties. Neither the Company nor any of its Subsidiaries is a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

(bb) Environmental, Health, and Safety Matters.

(i) Each of the Company, its Subsidiaries and their respective predecessors and their Affiliates, if any, have complied and are in compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, each of the Company, its Subsidiaries and their predecessors and their Affiliates have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their respective businesses; and a list of all such permits, licenses and other authorizations is set forth on Section 4(bb) of the Disclosure Schedule.

(iii) Neither the Company, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(iv) To the Company’s Knowledge, none of the following exists at the Real Property: (A) underground storage tanks, (B) asbestos-containing material in any form or condition, (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments, or disposal areas.

(v) Neither the Company, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(vi) Neither the Company, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has assumed, or otherwise become subject to, any Liability, including, without limitation, any obligation for corrective or remedial action of any other Person relating to Environmental, Health, and Safety Requirements.

(vii) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company, its Subsidiaries, or their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including, without limitation, any relating to on-site or off-site releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(viii) The Company has furnished to Purchaser all environmental audits, reports and other material environmental documents relating to the Company’s, its Subsidiaries’ or their respective predecessors’ or Affiliates’ past or current properties, facilities, operations or the Real Property that are in their possession or under their control.

(cc) Indebtedness to Officers, Directors, Managers and Equity Holders. Neither the Company nor any of its Subsidiaries is indebted to any of the Company’s or its Subsidiaries’ equity holders, officers, directors or managers, or their respective Affiliates in any amount whatsoever (including, without limitation, any deferred compensation, salaries or rent payable).

(dd) Business Continuity. Without limiting the generality of the foregoing, none of the software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company or any of its Subsidiaries in the conduct of their respective businesses (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Company or any of its Subsidiaries.

(ee) Customers and Suppliers.

(i) Section 4(ee)(i) of the Disclosure Schedule contains a complete and accurate list of each customer of the Company (on a consolidated basis) that accounted for more than five percent (5%) of revenue on a per country basis of the Subsidiary operating in such country in each of the last two (2) fiscal years of the Company and in the last fiscal period included in the Financial Statements, and sets forth the total revenues derived from each such customer during each of such fiscal periods (such customers being called “Material Customers”).

(ii) Section 4(ee)(ii) of the Disclosure Schedule contains a complete and accurate list of each supplier to the Company (on a consolidated basis) to whom the Company or its Subsidiaries paid an amount equal to or greater than five percent (5%) of the total revenues on a per country basis of the Subsidiary operating in such country in each of the last two (2) fiscal years of the Company and in the last fiscal period included in the Financial Statements, and sets forth the total amount paid to each such supplier during each of such fiscal periods (such suppliers being called “Material Suppliers”).

(iii) Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has suffered any adverse change in the relationship with any of its Material Customers or Material Suppliers. None of the Company or any of its Subsidiaries is involved in any controversy with any of its Material Customers or Material Suppliers. Neither the Company nor any of its Subsidiaries has been advised by any Material Customer or Material Supplier that such customer or supplier was or is intending to terminate or materially reduce its relationship with either of the Company or any of its Subsidiaries or would not continue to purchase or supply, as the case may be, goods and services from or to either of the Company or any of its Subsidiaries for future periods.

(ff) Ethical Practices; Foreign Corrupt Practices and International Trade Sanctions. Neither the Company nor any of its Subsidiaries has offered or given, and the Company is not aware of any Person that has offered or given, on the Company’s or Subsidiaries’ behalf, anything of value to, in violation of any law, including the Foreign Corrupt Practices Act of 1977, as amended: (i) any official of a governmental body, any political party or official thereof or any candidate for political office; (ii) any customer or member of any governmental body; or (iii) any other Person, for the purpose of any of the following: (x) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any governmental body to affect or influence any act or decision of such governmental body to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person, except for an immaterial political contribution (in an amount which was less than $1,000) by a political action committee which was fully disclosed to the appropriate governmental body (without any resulting fine or penalty to the Company or any of its Subsidiaries).

(gg) Relationships with Related Persons. Except as set forth on Section 4(gg) of the Disclosure Schedule, no officer, director, manager or principal equity holder of the Company or any of its Subsidiaries nor any Related Person of any of the foregoing has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible)

used in or pertaining to the business of the Company or any of its Subsidiaries. Except as set forth on Section 4(gg) of the Disclosure Schedule, no officer, director, manager or equity holder of the Company or any of its Subsidiaries nor any Related Person of the any of the foregoing is, or has owned an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries, or (ii) engaged in competition with the Company or its Subsidiaries with respect to any line of the merchandise or services of such company (a “Competing Business”) in any market presently served by such company except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth on Section 4(gg) of the Disclosure Schedule, no officer, director, manager or equity holder of the Company or any of its Subsidiaries nor any Related Person of any of the foregoing is a party to any contract with, or has claim or right against, the Company.

(hh) Private Offering. Subject to the accuracy of Purchaser’s representations and warranties set forth in Section 3(b) hereof, (i) the offer, sale and issuance of the Series A Preferred Units and (ii) the issuance of Common Units pursuant to the conversion of the Series A Preferred Units into Common Units, are exempt from the registration requirements of the Securities Act and any applicable state securities laws and are in compliance with all federal and state securities laws and regulations. Seller agrees that neither Seller nor anyone acting on its behalf will offer any of the Series A Preferred Units, or any similar securities for issuance or sale, or solicit any offer to acquire any of the same from anyone so as to render the issuance and sale of such securities subject to the registration requirements of the Securities Act. Seller has not offered or sold the Series A Preferred Units by any form of general solicitation or general advertising, as such terms are used in Rule 502(c) under the Securities Act.

Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including but not limited to satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

(b) Notices and Consents. Each of the Parties will give any notices to third parties, and will use its reasonable best efforts to obtain any third-party consents, if any, referred to in Section 3(a)(ii), Section 4(c) and Section 5(b) of the Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a), Section 4(c) above and Section 5(b) of the Disclosure Schedule.

(c) Operation of Business. Neither Seller nor the Company will engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business without the prior written consent of Purchaser. Without limiting the generality of the foregoing, neither Seller nor the Company will (i) declare, set aside, or pay any dividend or make any distribution with respect to Seller’s, the Company’s or any of its Subsidiaries’ membership or equity interests or redeem, purchase, or otherwise acquire any of its membership or equity interests, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the kind described in Section 4(i) above.

(d) Preservation of Business. The Company will keep its and its Subsidiaries’ businesses and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access; Delivery of Company Information. Pending the Closing Date, each of the Company and the Responsible Party shall:

(i) Ensure that Purchaser and its representatives are given reasonable access during normal business hours to all of the employees (including appropriate experts and other knowledgeable personnel), attorneys, accountants, agents, independent contractors, properties, books and records of the Company and its Subsidiaries and that Purchaser and its representatives are furnished with such information concerning the Company and its Subsidiaries as Purchaser may reasonably require; and

(ii) From time to time, furnish to Purchaser such additional information (financial or otherwise) concerning the Company and its Subsidiaries as Purchaser may reasonably request (which right to request information shall not be exercised in any way which would unreasonably interfere with the normal operations, business or activities of the Company).

(f) Notice of Developments. The Company will give prompt written notice to Purchaser of any material adverse development causing a breach of any of the representations and warranties contained in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties contained in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant; provided, however, that if a Party discloses a material adverse development causing a breach of its representations and warranties in Section 3 or 4 above, and such material adverse development occurred after the date of this Agreement but prior to Closing, the other Party’s or Parties’ remedies for such breach shall be to either: (i) terminate this Agreement pursuant to Section 9, or (ii) waive the breach and proceed to close; after such a disclosure, the non-breaching Party or Parties many not close and then sue the breaching party for indemnification after Closing.

(g) Exclusivity. Neither Seller, the Company nor the Responsible Party will (and the Responsible Party and the Company will not cause or permit any of its Subsidiaries or Representatives to) (i) solicit, initiate, encourage or facilitate the initiation, submission, making or announcement of any expression of interest, inquiry, proposal or offer from or by any Person (other than Purchaser) relating to a possible Acquisition Transaction, (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser) relating to or in connection with a possible Acquisition Transaction; or (iii) entertain, consider or accept any proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction. The Responsible Party will not vote his units in favor of any Acquisition Transaction (other than as contemplated by this Agreement). Each of the Responsible Party and the Company shall, and shall cause each of its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Purchaser) relating to a possible Acquisition Transaction, and shall promptly provide the Purchaser with the identity of the Person and an oral and a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Responsible Party and the Company or by any of the Responsible Party’s or the Company’s respective Representatives from any Person (other than Purchaser). This Section 5(g) shall terminate and be of no further force and effect upon the termination of this Agreement.

(h) Maintenance of Real Property. The Company and its Subsidiaries will maintain the Real Property in substantially the same condition as existed on the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof, without the prior written consent of Purchaser.

(i) Leases. Neither the Company nor any of its Subsidiaries will cause or permit any of the Company’s or Subsidiaries’ Leases to be amended, modified, extended, renewed or terminated, nor shall the Company or any of its Subsidiaries enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property, without the prior written consent of Purchaser.

(j) Tax Matters. Without the prior written consent of Purchaser, neither Seller, the Company nor any Subsidiary shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Seller, the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller, the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Seller, the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of Seller, the Company or any of its Subsidiaries existing on the Closing Date.

(k) Reservation of Common Units. Seller will at all times have authorized and reserved for the purpose of issuance a sufficient number of Common Units to provide for the conversion of the Series A Preferred Units.

(l) LLC Agreement. On the Closing Date, Seller, the Responsible Party and Purchaser shall execute the LLC Agreement.

(m) Employment Agreement. On the Closing Date, Seller and the Responsible Party shall execute an employment agreement in the form attached hereto as Exhibit D (the “Employment Agreement”).

(n) Non-Compete and Non-Solicitation Agreement. On the Closing Date, Seller and the Responsible Party shall execute a non-compete and non-solicitation agreement in the form attached hereto as Exhibit E (the “Non-Compete Agreement”).

(o) Intentionally Omitted.

(p) Escrow Agreement. At the Closing, (i) Seller, the Responsible Party and Purchaser shall execute the Escrow Agreement, and (ii) the Responsible Party shall deposit all of his Common Units with the Escrow Agent to held pursuant to the terms of the Escrow Agreement (collectively, the “Escrowed Units”).

(q) Opinion of Counsel of the Company. Purchaser shall have received from Shutts & Bowen, LLP, counsel to the Company, an opinion dated the Closing Date, in the form attached hereto as Exhibit G (“Company Legal Opinion”).

(r) Opinion of Counsel of the Subsidiaries. Purchaser shall have received from each in-country counsel to the Company’s Subsidiaries, an opinion dated the Closing Date, in the form and substance acceptable to Purchaser.

(s) Purchaser Stock Options. Purchaser shall reserve 400,000 shares of its common stock under Purchaser’s stock option plan for the purpose of granting stock options to Seller’s employees in such amounts and upon such terms as determined by Purchaser’s compensation committee, in its sole and absolute discretion.

(t) Magna Consult. The Company, as well as some of its Subsidiaries, Affiliates and officers, owns a minority interest in Magna Consult, a Venezuela-based IT consulting company. Prior to the Closing, Seller board of managers shall agree to a schedule of payments under the Company’s consulting agreement with Magna Consult. Any extension of additional services under this consulting agreement shall be considered a related party transaction and shall be subject to the Approval Policy.

(u) Books and Records. The Company and its Subsidiaries shall keep proper books of record and account in which true and complete entries will be made of all transactions in accordance with GAAP applied on a basis consistent with prior periods.

(v) Cisco Estoppel and Waiver Letter. The Company shall obtain an estoppel and waiver letter (the “Cisco Estoppel and Waiver”), in the form and content acceptable to Purchaser, from Cisco Systems, Inc. (“Cisco”), which shall include (i) consent to the transactions contemplated by this Agreement, (ii) a waiver of Cisco’s right to terminate that certain LATAM Systems Integrator Agreement dated as of February 14, 2005 by and between Cisco and the Company (the “Cisco Agreement”) upon the occurrence of a change in control of the Company, and (iii) a representation that the Company and its Subsidiaries are not in breach or default of the terms and conditions of the Cisco Agreement.

(w) Certain Pre-Closing Contributions. At the Closing, the Responsible Party shall (A) contribute all of his ownership interests in the Company to Seller, and (B) contribute all of his ownership interests in Desca Colombia to Seller.

(x) Intentionally Omitted.

(y) Updated Financial Statements. If the Closing occurs on or after November 1, 2007, at or prior to the Closing, the Company shall deliver to Purchaser unaudited consolidated balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the nine months ended September 30, 2007 for the Company and its Subsidiaries (the “Updated Company Financials”).

Section 6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

(b) Financial Disclosure and Accounting Controls.

(i) The Company shall take such actions as are requested in writing by Purchaser to establish, prior to the Closing, “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and its Subsidiaries, that would be required to be disclosed by the Company in the reports that it would be required to file or submit under the Exchange Act if the Company were a reporting company under the Exchange Act, is communicated to the Company’s Principal Executive Officer and Principal Financial Officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(ii) The Company shall take such actions as are reasonably requested by Purchaser to establish, prior to the Closing, a system of internal accounting controls relating to the Company and its Subsidiaries designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. At Purchaser’s written request, the Company shall adopt and make available to Purchaser accurate and complete copies of all material policies, manuals and other documents promulgating such internal accounting controls. The Company shall use its best efforts to eliminate any “material weaknesses” (as defined by the PCAOB)) and any “significant deficiencies” (as defined by the PCAOB) identified by Purchaser that are reasonably likely to collectively represent a “material weakness” in the design or operation of the Company’s internal controls and procedures. The Company shall use its best efforts to follow Purchaser’s reasonable directions as necessary to ensure that there shall be no significant deficiencies in the design or operation of the Company’s internal controls and procedures.

(iii) All out-of-pocket expenses incurred by the Company in complying with this subsection (b), and subsection (c) below (including the cost of third party accountants and consultants) shall be paid by Purchaser.

(c) Audited or Reviewed Financial Statements. To the extent Purchaser requires audited or reviewed financial statements of the Company and its Subsidiaries in order to comply with the reporting requirements of the Commission set forth in Regulations S-K and S-X, the Company shall permit Purchaser to obtain the required audited or reviewed financial statements of the Company and its Subsidiaries covering the years ended December 31, 2006, 2005 and 2004 and each subsequent fiscal quarter, and to the extent the Closing shall not have occurred prior to the end thereof, the fiscal year ending December 31, 2007 (and each fiscal quarter thereof), reasonably sufficient and timely enough to permit Purchaser reasonably to satisfy such obligations, including, without limitation, providing reasonable access as stated under clause (f)(i) above to any auditors engaged by Purchaser for such purpose and delivering one or more representation letters from the Company to any such auditors as may be reasonably requested by Purchaser to allow such auditors to complete any such audit or review and to issue an opinion on such financial statements acceptable to the Commission.

(d) Intentionally Omitted.

(e) Transfer Restrictions. Purchaser acknowledges that (i) neither the Series A Preferred Units, nor the Common Units issuable upon conversion of the Series A Preferred Units have been registered under the Securities Act, and such securities may not be transferred unless (A) subsequently registered thereunder or (B) they are transferred pursuant to an exemption from such registration, and (ii) any sale of the Securities made in reliance upon Rule 144 may be made only in accordance with the terms of Rule 144. The provisions of this Section 6, together with the rights of Purchaser under this Agreement and the other Primary Company Documents, shall be binding upon any subsequent transferee of the Series A Preferred Units.

(f) Restrictive Legend. Purchaser acknowledges and agrees that, until such time as the Securities shall have been registered under the Securities Act or Purchaser demonstrates to the reasonable satisfaction of Seller and its counsel that such registration shall no longer be required, such Securities may be subject to a stop-transfer order placed against the transfer of such Securities, and such Securities shall bear a restrictive legend in substantially the following form:

THESE SECURITIES (INCLUDING ANY UNDERLYING SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN

EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION SHALL NO LONGER BE REQUIRED.

(g) Filings. Seller undertakes and agrees that it will make all required filings in connection with the sale of the Securities to Purchaser as required by U.S. federal and state laws and regulations, or by any domestic securities exchange or trading market, and if applicable, the filing of a notice on Form D (at such time and in such manner as required by the rules and regulations of the Commission), and to provide copies thereof to Purchaser promptly after such filing or filings.

(h) Return of Certificates on Conversion. Upon any conversion by Purchaser of less than all of the Series A Preferred Units pursuant to the terms of the LLC Agreement, Seller shall issue and deliver to Purchaser, within seven (7) Business Days of the date of conversion, a new certificate or certificates for, as applicable, the total number Series A Preferred Units, which Purchaser has not yet elected to convert (with the number of and denomination of such new certificate(s) designated by Purchaser).

(i) Replacement Certificates and Warrants. The certificate(s) representing the Series A Preferred Units held by Purchaser shall be exchangeable, at the option of Purchaser at any time and from time to time at the office of Seller, for certificates with different denominations representing, as applicable, an equal aggregate number of Series A Preferred Units as requested by Purchaser upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

(j) Escrow Fund. The Parties agree that in the event that the Put or Call is exercised pursuant to Section 11.13 or 11.14, respectively, of the LLC Agreement during the Put Term or Call Term, as the case may be, and within three (3) years after the Closing Date, all consideration paid in the form of Elandia Shares to the Responsible Party in connection therewith, or if the consideration is paid entirely in the form of cash, 85% of such consideration (“Put/Call Consideration”), shall be deposited into escrow with the Escrow Agent and held pursuant to the terms of the Escrow Agreement. If (i) the Responsible Party is eligible under the Securities Laws (as defined in the LLC Agreement) to transfer his Common Units, (ii) such transfer is permitted under the LLC Agreement, and (iii) the transferee or transferees agree in writing to have such units continue to be held in escrow and subject to the terms of this Agreement, the Escrow Agreement and the LLC Agreement, then (A) the Escrow Agent will release such units from escrow in order to effectuate the transfer, (B) the transferee or transferees will deposit the certificates representing such units into escrow to be held with the Escrow Agent pursuant to the terms of the Escrow Agreement, and (C) the Responsible Party may retain all consideration received in connection with the transfer of such units. The Put/Call Consideration deposited into escrow with the Escrow Agent, together with the Escrowed Units, shall be referred to collectively as the “Escrow Fund.”

(k) General Release. The Responsible Party, for good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, both in the name and right of the Responsible Party and also for and on behalf of the Responsible Party’s predecessors, successors, agents, employees, successors, personal representatives, heirs and assigns, jointly and severally (collectively, “Releasor”), does hereby and by these presents, and for anyone claiming by or through or under Releasor, fully remise, release, acquit, and forever discharge Seller, the Company and its Subsidiaries and their respective members, shareholders, employees, agents, representatives, heirs, successors and assigns, jointly and severally, (collectively, the “Released Parties”) by reason of any matter, cause, happening, or thing, from the beginning of time, occurring prior to and including the date of this Agreement. It is intended by Releasor by this general release to forever remise, acquit, waive, release, and forever discharge Released Parties of and from all claims, demands, losses, injuries, and damages, rights known or unknown, direct or indirect, fixed or contingent, it being understood that all rights which Releasor or any person who claims by, through, or under Releasor may have against any Released Party, as of the date of the signing of this Agreement, shall be forever released, remised, and acquitted, and Releasor and such persons shall be forever barred from bringing or asserting the same in their own name or names, jointly with or through any person, natural or corporate, for or upon or by reason of any act, matter, transaction, cause or thing whatsoever.

(l) Form 8832 Election. Promptly following the Closing, Purchaser and the Responsible Party will elect to treat the E.T.V.E. as a disregarded entity by filing, retroactively to a date that precedes the Closing Date, Form 8832 with the United States Internal Revenue Service.

(m) Certain Post-Closing Contributions. Promptly after Closing, the Company shall (A) contribute all of its ownership interests in each of its foreign Subsidiaries (except Desca Panama) to an E.T.V.E. formed in the jurisdiction of Spain or a similar entity organized in jurisdiction chosen by Purchaser in its sole discretion and wholly-owned by Seller (“E.T.V.E.”), and (B) contribute all of its ownership interests in Desca USA and Desca Panama to Seller.

Section 7. Conditions to Obligation to Close.

(a) Conditions to Purchaser’s Obligation. Purchaser’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) each of Seller, the Company and the Responsible Party shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case the Company shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) the Company shall have procured all of the third-party consents specified in Section 5(b) above, including, without limitation, all consents and waivers from the other shareholders or equity holders of Desca Mexico, Desca Costa Rica, Desca Colombia, Desca Ecuador and Desca Panama that are required to allow the Company to transfer its ownership interests in such entities to the E.T.V.E.;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Purchaser to own the Series A Preferred Units, or (D) adversely affect the right of Seller, the Company or any of its Subsidiaries to own its respective assets and to operate its respective business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) each of Seller, the Company and the Responsible Party shall have delivered to Purchaser a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

(vi) all actions to be taken by Seller, the Company and the Responsible Party in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Purchaser;

(vii) the Responsible Party shall have contributed all of his ownership interests in the Company and Desca Colombia to Seller;

(viii) the Company shall have contributed all of its ownership interests in its Subsidiaries (other than Desca USA and Desca Panama) to the E.T.V.E.;

(ix) the Company shall have contributed all of its ownership interests in Desca USA and Desca Panama to the Seller;

(x) Seller and the Responsible Party shall have executed and delivered to Purchaser the LLC Agreement;

(xi) Seller and the Responsible Party shall have executed and delivered to Purchaser the Escrow Agreement;

(xii) Seller and the Responsible Party shall have executed and delivered to Purchaser the Employment Agreement;

(xiii) Seller and the Responsible Party shall have executed and delivered to Purchaser the Non-Compete Agreement;

(xiv) Intentionally Omitted;

(xv) Seller and the Company shall have delivered to Purchaser the Cisco Estoppel and Waiver, executed by Cisco;

(xvi) Gerardo Guarino shall have executed and delivered to Seller and Purchaser the Guarino Stock Purchase Agreement and all deliverables thereunder;

(xvii) Shutts & Bowen, the Company’s legal counsel, shall have executed and delivered to Purchaser the Company Legal Opinion;

(xviii) each of the in-country counsel to the Company’s Subsidiaries shall have executed and delivered to Purchaser the legal opinions as set forth in Section 5(q);

(xix) Intentionally Omitted;

(xx) Purchaser shall have concluded an investigation of a possible violation of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), arising from the operations of the Honduran Subsidiary of Latin Node, Inc., which is a Subsidiary of Purchaser (the “FCPA Matter”), and Purchaser shall have disclosed the completion of the investigation in a Form 8-K filed with the Commission (the “Completed FCPA Matter Form 8-K”);

(xxi) Purchaser shall have consummated its preferred stock financing transaction with Stanford International Bank, Ltd., an Antiguan banking corporation (“SIBL”) and shall have received $29,000,000 (inclusive of the proceeds of the Bridge Loan) in financing from SIBL (the “SIBL Financing”);

(xxii) Purchaser shall have received a fairness opinion, in form and content acceptable to Purchaser, on the terms and conditions of the SIBL Financing;

(xxiii) if the Closing occurs on or after November 1, 2007, the Company shall have delivered to Purchaser the Updated Company Financials;

(xxiv) the Company shall have delivered to Purchaser copies of the certificate of formation of the Company certified on or within five (5) Business Days before the Closing Date by the Secretary of State of Delaware;

(xxv) the Company shall have delivered to Purchaser copies of a certificate of good standing of Seller and the Company issued on or within five (5) Business Days before the Closing Date by the Secretary of State of Delaware;

(xxvi) the Company shall have delivered to Purchaser copies of certificates of good standing (or equivalent document) of each Subsidiary issued on or within five (5) Business Days before the Closing Date by the jurisdiction of such Subsidiary’s incorporation or organization;

(xxvii) the Company shall have delivered to Purchaser a certificate of the manager or managing-member or secretary or an assistant secretary of each of Seller, the Company and Desca USA, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to: (i) any amendments to the certificate of formation of such Person since the date of this Agreement; (ii) the limited liability company agreement of such Person; and (iii) any resolutions of the managers and members or other authorizing body (or a duly authorized committee thereof) of such Person authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the manager or officers of Seller and the Company executing this Agreement or any other agreement contemplated by this Agreement; and

(xxviii) the Company shall have delivered to Purchaser a certificate of the manager or managing-member or secretary or an assistant secretary of each of the Company’s Subsidiaries, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to: (i) any amendments to the certificate of incorporation (or other governing document) of such Person since the date of this Agreement; and (ii) the bylaws or limited liability company agreement (or other governing documents) of such Person.

Purchaser may waive any condition specified in this Section 7(a) if it delivers a writing so stating to the Company at or prior to the Closing.

(b) Conditions to Seller’s, the Company’s and the Responsible Party’s Obligation. The obligation of Seller, the Company and the Responsible Party to consummate the transactions to be performed by him or it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii) Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Purchaser shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Purchaser shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(a) and Section 4(c) above;

(vi) Purchaser shall have executed and delivered to Seller and the Responsible Party the LLC Agreement;

(vii) Purchaser shall have executed and delivered to Seller and the Responsible Party the Escrow Agreement;

(viii) Intentionally Omitted;

(ix) all actions to be taken by Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Company; and

(x) subject to the terms of Section 7(c) below, the outcome of the FCPA Matter (as disclosed in the Completed FCPA Matter Form 8-K) shall not have a Purchaser Material Adverse Effect (“FCPA Material Adverse Effect”); provided, however, that each of the Seller, the Company and the Responsible Party acknowledges and agrees that the occurrence of one or more of the following outcomes arising out of the FCPA Matter shall not constitute a FCPA Material Adverse Effect: (A) the termination of employment of one or more employees of Purchaser or any of its Subsidiaries, (B) the filing of civil or criminal charges, or the imposition of fines, against one or more employees of Purchaser or any of its Subsidiaries, or (C) the interruption, shutdown or discontinuation of Latin Node, Inc. and/or the Honduran operations of Latin Node, Inc., a Subsidiary of Purchaser.

Each of Seller, the Company and the Responsible Party may waive any condition specified in this Section 7(b) if he or it delivers to Purchaser a writing so stating at or prior to the Closing.

(c) Provisions Applicable to a FCPA Material Adverse Effect.

(i) If, in the reasonable judgment of the Responsible Party, the outcome of the FCPA Matter as disclosed in the Completed FCPA Matter Form 8-K has a FCPA Material Adverse Effect, the Responsible Party promptly (but in any event within ten (10) days after the filing of the Completed FCPA Matter Form 8-K by Purchaser) shall provide written notice of his determination to Purchaser (the “Responsible Party MAE Notice”). Within ten (10) days of Purchaser’s receipt of the Responsible Party MAE Notice (the “Purchaser Election Period”), Purchaser may irrevocably elect to substitute cash for the Elandia Shares (as defined in the LLC Agreement) required to be issued to the Responsible Party pursuant to Sections 11.13 or 11.14 of the LLC Agreement (the “Purchaser Irrevocable Cash Election”) and shall provide written notice of same to the Responsible Party within such ten (10) day period (the “Purchaser Irrevocable Cash Election Notice”).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, in the event that Purchaser receives the Responsible Party MAE Notice and Purchaser delivers to the Responsible Party the Purchaser Irrevocable Cash Election Notice, the FCPA Material Adverse Effect shall, for purposes of this Agreement, be deemed cured and of no further force and effect, and none of Seller, the Company or the Responsible Party shall seek to terminate this Agreement or be entitled to fail or refuse to close the transactions contemplated by this Agreement on the basis that (A) the closing condition set forth in Section 7(b)(x) above is not satisfied, (B) the existence of, outcomes (potential or otherwise) arising out of, or resolution of, the FCPA Matter constitute a Material Adverse Effect for which Seller, the Company and/or the Responsible Party should be entitled to relief, (C) any of Seller, the Company or the Responsible Party is entitled to the remedy of rescission or to otherwise cancel or terminate this Agreement under federal or state securities laws, (D) any of Seller, the Company or the Responsible Party has been fraudulently induced to enter into this Agreement and that such party would not have entered into this Agreement had such party known more about the FCPA Matter or the outcomes arising out of the investigation thereof and/or the recommendations related thereto, (E) Purchaser did not provide Seller, the Company or the Responsible Party accurate or complete information regarding the FCPA Matter (unless Seller, the Company or the Responsible Party can show that Purchaser’s disclosure with respect to the FCPA Matter as of the date hereof is, on balance, materially inaccurate or misleading), or (F) claims or arguments similar to those set forth in any of the foregoing clauses (A) through (F) exist (collectively, the “FCPA Matter Claims”).

(iii) If Purchaser (A) receives the Responsible Party MAE Notice, and (B) (1) fails to deliver the Purchaser Irrevocable Cash Election Notice to the Responsible Party within the Purchaser Election Period, or (2) delivers written notice to the Responsible Party that Purchaser does not wish to make any election with respect to the type of consideration it would deliver pursuant to Sections 11.13 or 11.14 of the LLC Agreement (the “No Election Notice”), then, Seller, the Company and the Responsible Party shall be deemed to have waived all FCPA Matter Claims unless the Responsible Party shall have delivered written notice to Purchaser, within ten (10) days of the expiration of the Purchaser Election Period or the date on which the Purchaser is deemed to have delivered the No Election Notice, that it will not waive the closing condition set forth in Section 7(b)(x) above.

(iv) Notwithstanding anything to the contrary set forth in this Agreement, any determination by Seller, the Company or the Responsible Party that the FCPA Matter or any outcomes related thereto constitute a FCPA Material Adverse Effect is subject to challenge by Purchaser and the mere determination thereof by Seller, the Company or the Responsible Party shall not be dispositive.

(v) The provisions of this Section 7(c) supersede any contrary provisions contained in the LLC Agreement.

Section 8. Remedies for Breaches of this Agreement.

(a) Survival of Representations and Warranties. The representations and warranties of the Responsible Party, Seller and the Company contained in Section 3(a) and Section 4 above shall survive the Closing hereunder (even if Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three (3) years thereafter; provided, however that the representations and warranties set forth in Sections 3(a)(i)-(iii) and Section 4(a) shall survive indefinitely and the representations and warranties set forth in Sections 4(m), 4(x) and 4(aa) shall survive for the applicable statute of limitations (after giving effect to any extensions or waivers) plus sixty (60) calendar days. The representations and warranties of Purchaser contained in Section 3(b) above shall survive the Closing hereunder (even if the Company knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three (3) years thereafter; provided, however that the representations and warranties set forth in Sections 3(b)(i), (iii), (viii) and (ix) shall survive indefinitely.

(b) Indemnification Provisions for Purchaser’s Benefit. Subject to the limitations on indemnification set forth in this Section 8, the Responsible Party agrees to indemnify Purchaser and its officers, directors, employees, agents, partners, stockholders and Affiliates and, following the Closing, Seller, the Company and its Subsidiaries (collectively, the “Purchaser Indemnified Parties”) for, and hold each Purchaser Indemnified Party harmless from and against: (x) any Adverse Consequences (without any rights of contribution or indemnification from Seller, the Company or any Subsidiary whether arising under any charter documents, contracts between the Company and/or Subsidiaries and the Responsible Party or otherwise), in each case, arising out of or suffered or incurred in connection with any of the following, whether or not involving a third party claim:

(i) any misrepresentation or any breach of any warranty made by Seller, the Company or the Responsible Party herein or in any of the other Primary Company Documents;

(ii) any breach or non-fulfillment of any covenant or agreement made by Seller, the Company or the Responsible Party herein or in any of the other Primary Company Documents, including, without limitation, any breach by the Responsible Party under the Non-Compete Agreement;

(iii) any claim relating to or arising out of a violation of applicable federal or state securities laws by Seller in connection with the sale or issuance of the Series A Preferred Units by Seller to Purchaser;

(iv) except for (1) the Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (2) the Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law):

(A) any Liability of the Company or any of its Subsidiaries under any Environmental, Health, and Safety Requirements arising prior to the Closing;

(B) any Liability arising out of the ownership or operation of any of the assets or businesses of the Company or any of its Subsidiaries prior to the Closing;

(C) any Liability of the Company or any of its Subsidiaries arising prior to the Closing under ERISA or under any Employee Benefit Plan, Employee Pension Benefit Plan or Employee Welfare Benefit Plan; or

(D) any successor liability attributable to the acts, omissions, business or operations of the Company, any of its Subsidiaries or any of their respective managers, officers, employees, agents or independent contractors prior to the Closing; or

(v) any lawsuit, claim, proceeding or investigation pending or threatened against Seller, the Company or any of its Subsidiaries prior to the Closing.

To the extent that the foregoing undertaking by the Responsible Party may be unenforceable for any reason, the Responsible Party shall make the maximum contribution to the payment and satisfaction of each of Purchaser’s Adverse Consequences which is permissible under applicable law, subject to the limitations on indemnification set forth in this Section 8. The Responsible Party agrees that with respect to the payment of the Purchaser Indemnified Parties’ Adverse Consequences to the Purchaser Indemnified Parties, Purchaser shall, in addition to other remedies, be entitled to offset as payment for such Adverse Consequences any portion or all of any payment due pursuant to the LLC Agreement.

(c) Indemnification Provisions for the Responsible Party’s Benefit. Subject to the limitations on indemnification set forth in this Section 8, Purchaser agrees to indemnify the Responsible Party, Seller, the Company and their respective officers, directors, employees, agents, partners, shareholders, members and Affiliates (collectively, the “Company Indemnified Parties”) for, and hold each Company Indemnified Party harmless from and against any and all Adverse Consequences (all of which expenses periodically shall be reimbursed as incurred), in each case, arising out of or suffered or incurred in connection with any of the following, whether or not involving a third party claim:

(i) any misrepresentation or any breach of any warranty made by Purchaser herein or in any of the other Primary Company Documents;

(ii) any breach or non-fulfillment of any covenant or agreement made by Purchaser herein or in any of the other Primary Company Documents; or

(iii) any claim relating to or arising out of a violation of applicable federal or state securities laws by Purchaser in connection with the sale or issuance of the Series A Preferred Units by Seller to Purchaser.

To the extent that the foregoing undertaking by Purchaser may be unenforceable for any reason, Purchaser shall make the maximum contribution to the payment and satisfaction of each of the Company’s Adverse Consequences which is permissible under applicable law, subject to the applicable limitations set forth in this Section 8.

(d) Matters Involving Third Parties.

(i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his or its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within twenty (20) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at his or its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying

Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he or it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

(e) Limitations on Indemnification Obligations. Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Parties to indemnify each other under Sections 8(b) and 8(c), respectively, will be subject to the following limitations:

(i) Limitation on Responsible Party’s Indemnification Obligations.

(A) The Responsible Party shall not have any obligation to indemnify the Purchaser Indemnified Parties from or against any Adverse Consequences resulting from any matter for which indemnification exists as provided in Section 8(b)(i) and 8(b)(iii) through (v) above, until the Purchaser Indemnified Parties have suffered Adverse Consequences in excess of US $317,500 in the aggregate (after which amount the Responsible Party will be obligated to indemnify and hold the Purchaser Indemnified Parties harmless with respect to only those Adverse Consequences in excess of US $317,500)(the “Alvarado Indemnification Deductible”). Further, in determining Adverse Consequences for purposes of the Alvarado Indemnification Deductible, any qualifications of any representation or warranty with respect to “materiality,” “material,” “Material Adverse Change,” “Material Adverse Effect” or any similar qualification, shall be disregarded. Notwithstanding any of the preceding provisions of this Section 8(e)(i), the Alvarado Indemnification Deductible shall not apply to any breach (or alleged breach) of any representation or warranty contained in Sections 3(a)(i), 3(a)(ii), 4(a), 4(b), 4(c) and 4(e) or any fraudulent or intentional misrepresentation or omission with respect to any of the representations and warranties contained in Sections 3(a) and 4, and the Responsible Party shall indemnify and hold the Purchaser Indemnified Parties harmless against all Adverse Consequences (from the first dollar) that the Purchaser Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by any one or more of such breaches.

(B) The maximum amount for which the Responsible Party shall be required to indemnify and hold Purchaser harmless for breaches of representations and warranties under Sections 8(b)(i) and 8(b)(iii) through (v) above (other than any breach (or alleged breach) of any representation or warranty contained in Sections 3(a)(i), 3(a)(ii), 4(a), 4(b), 4(c) and 4(e) or any fraudulent or intentional misrepresentation or omission with respect to any of the representations and warranties contained in Sections 3 and 4) shall be US $10,750,000 (the “Alvarado Indemnification Cap”). For the purposes of this Section 8(e)(i), the Parties agree that the value of the Common Units shall be $3.53 per Common Unit.

(C) The Parties acknowledge and agree that the neither the Alvarado Indemnification Deductible nor the Alvarado Indemnification Cap shall apply to any Adverse Consequences incurred by the Purchaser Indemnified Parties under Section 8(b)(ii).

(ii) Limitation on Purchaser’s Indemnification Obligations.

(A) Purchaser shall not have any obligation to indemnify the Company Indemnified Parties from or against any Adverse Consequences resulting from any matter for which indemnification exists as provided in Sections 8(c)(i) and 8(c)(iii) above, until the Company Indemnified Parties have suffered Adverse Consequences in excess of US $57,500 in the aggregate (after which amount Purchaser will be obligated to indemnify and hold the Company Indemnified Parties harmless with respect to only those Adverse Consequences in excess of US $57,500)(the “Purchaser Indemnification Deductible”). Further, in determining Adverse Consequences for purposes of the Purchaser Indemnification Deductible, any qualifications of any representation or warranty with respect to “materiality,” “material,” “material adverse change,” “material adverse effect” or any similar qualification, shall be disregarded. Notwithstanding any of the preceding provisions of this Section 8(e)(ii), the Purchaser Indemnification Deductible shall not apply to any breach (or alleged breach) of any representation or warranty contained in Sections 3(b)(i), 3(b)(iii), 3(b)(viii) and 3(b)(ix) or any fraudulent or intentional misrepresentation or omission with respect to any of the representations and warranties contained in Section 3(b), and Purchaser shall indemnify and hold the Company Indemnified Parties harmless against all Adverse Consequences (from the first dollar) that the Company Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by any one or more of such breaches.

(B) The maximum amount for which Purchaser shall be required to indemnify and hold the Company Indemnified Parties harmless for breaches of representations and warranties under Sections 8(c)(i) and 8(c)(iii) above (other than any breach (or alleged breach) of any representation or warranty contained in Sections 3(b)(i), 3(b)(iii), 3(b)(viii) and 3(b)(ix) or any fraudulent or intentional misrepresentation or omission with respect to any of the representations and warranties contained in Section 3(b)) shall be equal to US $5,750,000 (the “Purchaser Indemnification Cap”).

(C) The Parties acknowledge and agree that the neither the Purchaser Indemnification Deductible nor the Purchaser Indemnification Cap shall apply to any Adverse Consequences incurred by the Company Indemnified Parties under Section 8(c)(ii) above.

(f) Purchaser Indemnification Procedure. Subject to the limitations contained in this Section 8, any claim (a “Claim”) for indemnification by Purchaser under this Section 8 shall be resolved in the manner set forth in this Section 8(f), as follows:

(i) Promptly on becoming aware of any circumstances which have given or could give rise to a Claim, Purchaser shall provide the Responsible Party and the Escrow Agent with a certificate in writing (a “Claim Certificate”) setting forth in reasonable detail the basis of such Claim in respect of which payment pursuant to this Section 8 is then being sought and the amount to be paid in respect thereof.

(ii) Following receipt of the Claim Certificate, the Responsible Party shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of that investigation, Purchaser shall make available to the Responsible Party the information relied on by Purchaser to substantiate the Claim, together with such information as the Responsible Party may reasonably request.

(iii) If the Parties agree at or prior to the expiration of such 30-day period (or agree to any extension of this period) to the validity and amount of the Claim, then the Parties will instruct the Escrow Agent to disburse the agreed amount to be paid with respect to such Claim (the “Agreed Amount”) from the Escrow Fund in the priority set forth in Section 8(g).

(iv) In the event the Responsible Party does not dispute a Claim within 30 days after the delivery of the Claim Certificate, then the Claim will be deemed to be accepted by each of the Responsible Party. In such event the Escrow Agreement will provide that the Escrow Agent is authorized to disburse the amount of such Claim from the Escrow Fund, in the priority set forth in Section 8(g).

(v) In the event the Responsible Party disputes all or a portion of a Claim and the Parties are unable to reach an agreement regarding within 30 days after the Responsible Party’s receipt of the Claim Certificate, then the Claim will be submitted to binding arbitration as provided in Section 10(t) of this Agreement. Upon receipt by either the Responsible Party or Purchaser of the final written determination of such claim by the arbitrator (the “Final Decision”), the Responsible Party or Purchaser (as the case may be) shall deliver the Final Decision to Escrow Agent, with instructions to disburse the amount specified in the Final Decision from the Escrow Fund, in the priority set forth in Section 8(g). In any arbitration, the arbiters will take into consideration the amount of any limitations on indemnification set forth in this Section 8.

(g) Payment of Purchaser Claims.

(i) In the event that Purchaser is entitled to any payment with respect to any Claim pursuant to the provisions of Section 8(f) (a “Required Payment”) then such payment will be made from the Escrow Fund in the following order of priority:

(A) First, by either (1) delivering to Purchaser certificates evidencing such number of Elandia Shares constituting the Put/Call Consideration as are equal in value to the amount of the Required Payment, or (2) pursuant to and in accordance with Section 11.4 of the LLC Agreement, offsetting the amount of the Required Payment against the 1,150,000 Elandia Shares required to be issued to the Responsible Party under the LLC Agreement. For the purpose of this Section 8(g)(i)(A), the value of an Elandia Share shall be the fair market value of the Elandia Shares as of the date hereof, which the Parties agree is $5.00 on a per Elandia Share basis;

(B) Second, by delivering to Purchaser certificates evidencing such number of Common Units beneficially owned by the Responsible Party or his transferees as are equal in value to the amount of the Required Payment, less the amounts paid to Purchaser for any Claims under Section 8(g)(i)(A) above. For the purpose of this Section 8(g)(i)(B), the value of a Common Unit shall be the fair market value of the Common Units as of the date hereof, which the Parties agree is $3.53 on a per Common Unit basis; provided, that if any of the Common Units has been sold in a manner permitted by the terms of the Escrow Agreement, then the Required Payment will be paid from the Common Units evidenced by the unit certificates issued in the name of the transferee or transferees and held by the Escrow Agent as required under Section 6(j) hereof; and

(C) Third, by delivering to Purchaser cash in the amount of the Required Payment, less the amounts paid to Purchaser for any Claims under Section 8(g)(i)(A) and (B) above.

(ii) In the event that the Escrow Fund is insufficient to cover the full amount of any Required Payment, and subject to the limitations set forth in Section 8(e) above, the Responsible Party shall be liable for, and obligated to pay, the balance of the Required Payment.

(iii) Notwithstanding the foregoing, (i) if all or any portion of the Escrowed Units have been transferred to a third party in violation of the terms of the Escrow Agreement, the portion of the Required Payment exceeding the value of the Common Units shall be paid by the Responsible Party in cash, and (ii) notwithstanding Section 8(g) to the contrary, the Responsible Party shall be entitled (at his option) to pay any Required Payment hereunder in cash.

(h) Release of Escrow Fund. Notwithstanding anything to the contrary contained herein, the Escrow Agreement will provide that the Escrow Agent shall release from escrow the Escrow Fund (including all Common Units and all cash consideration held in connection with the sale of such units), which is not subject to any pending Claims by Purchaser, on the third anniversary of the Closing Date.

(i) Exclusive Remedies; Other Indemnification Provisions. Notwithstanding anything to the contrary contained in this Agreement:

(i) The remedies provided in this Article 8 constitute the sole and exclusive remedies available to each Party hereto for recoveries against another Party hereto for breaches or failures to comply with or non-fulfillment of the representations, warranties, covenants and agreements in this Agreement, except that nothing in this Agreement shall limit the right of any Party to pursue any appropriate remedy at equity (including, without limitation, specific performance pursuant to Section 10(o)) or any appropriate remedy based upon allegations of fraud in connection with this Agreement.

(ii) The Responsible Party agrees that he will not make any claim for indemnification against the Company by reason of the fact that he was a manager or managing-member of the Company or any of its Subsidiaries or was serving at the request of the Company or any of its Subsidiaries as a partner, trustee, manager or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, operating agreement, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Purchaser against Seller, the Company or the Responsible Party (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise). Any indemnification payable in accordance with this Section 8 shall be net of cash amounts actually recovered (after deducting related costs and expenses) by the indemnified party for Adverse Consequences for which such indemnification payment is made under any insurance policy, warranty or indemnity from any person other than a party to this Agreement.

(iii) Each Party agrees to use, and to cause Seller, Purchaser, the Company and its Subsidiaries to use, commercially reasonable efforts to obtain the benefits of any insurance coverage, warranty or indemnity from any other party with respect to any matter that might give rise to a claim for indemnification under this Agreement, and all costs and expenses incurred by the indemnified party in connection therewith, whether or not such claim is ultimately paid by any such third party pursuant to insurance, warranty or indemnity, shall be added to the indemnification claim.

Section 9. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Purchaser and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Closing: (A) in the event the Company or the Responsible Party has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Purchaser has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before December 15, 2007, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) the Company may terminate this Agreement by the Company giving written notice to Purchaser at any time prior to the Closing: (A) in the event Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (B) if the Closing shall not have occurred on or before December 15, 2007, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Company or the Responsible Party breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, except for any Liability of any Party then in breach and for the rights set forth in Sections 9(c) and (d) below.

(c) Purchaser’s Right of First Refusal.

(i) If (A) this Agreement fails to close by December 15, 2007, and is terminated under Section 9(a)(iii)(B) above, as a result of Seller, the Company and the Responsible Party choosing not to close the transactions contemplated by this Agreement as a result of the FCPA Material Adverse Effect, and (B) during the Purchaser ROFR Period, the Company, the Company’s Subsidiaries, the Responsible Party or any of their respective Representatives entertain, solicit or consider any proposal or offer from or to any Person relating to a possible Acquisition Transaction, and decide to accept such offer or proposal, then Purchaser shall have a right of first refusal (the “Purchaser ROFR”) to enter into such Acquisition Transaction with the Company, the Company’s Subsidiaries or the Responsible Party upon the same economic terms and conditions set forth in the Purchaser ROFR Notice (as defined below).

(ii) If the Company, the Company’s Subsidiaries, the Responsible Party or any of their respective Representatives entertain, solicit or consider any proposal or offer from or to any Person relating to a possible Acquisition Transaction during the Purchaser ROFR Period, and determine to accept any such proposal or offer, the Company shall deliver to Purchaser a written notice containing the exact terms of such offer or proposal (the “Purchaser ROFR Notice”). If Purchaser desires to exercise its Purchaser ROFR, Purchaser shall send written notice to the Company and the Responsible Party (the “Purchaser ROFR Exercise Notice”) within twenty (20) days following Purchaser’s receipt of the Purchaser ROFR Notice.

(iii) The closing of the proposed Acquisition Transaction between Purchaser and the Company, the Company’s Subsidiaries and/or the Responsible Party pursuant to the terms of the Purchaser ROFR Notice shall be subject to the completion of due diligence by Purchaser and the negotiation and execution of a definitive agreement in form and content acceptable to Purchaser and the Company and/or the Responsible Party; provided, however, that all such due diligence and negotiations shall be completed, and such closing shall take place, no later than ninety (90) days following the Company’s or the Responsible Party’s receipt of the Purchaser ROFR Exercise Notice.

(iv) If Purchaser notifies the Company or the Responsible Party of its election not to proceed with the Acquisition Transaction, or Purchaser fails to deliver to the Company and the Responsible Party the Purchaser ROFR Exercise Notice within the required 45-day period, the Company and the Responsible Party shall be entitled to enter into the Acquisition Transaction with the Person that made or received such original offer or proposal. If for any reason the Acquisition Transaction with such Person fails to close within ninety (90) days following such 45-day period, then the Company and the Responsible Party shall remain subject to this Section 9(c) and the Purchaser ROFR shall attach to any further proposal or offer related to an Acquisition Transaction which the Company and/or the Responsible Party decides to accept. This Section 9(c) shall survive the termination of this Agreement.

(d) Termination Fee.

(i) If (A) Seller, the Company and the Responsible Party have fulfilled (or are ready, able and willing to fulfill at Closing) all of their respective conditions precedent under Section 7(a), except for Section 7(a)(xx), (xxi) or (xxii), and (B) Purchaser terminates this Agreement under Section 9(a)(ii)(B) above as a result of the non-fulfillment of one or more of the conditions precedent set forth in Section 7(a)(xx), (xxi) or (xxii), then Purchaser shall pay to the Company on the Maturity Date the non-refundable amount of Two Hundred Fifty Thousand Dollars (US $250,000), payable at the sole option of Purchaser, (i) in cash by wire transfer of immediately available funds, or (ii) as an offset against the interest that has accrued and is payable to Purchaser under the Bridge Loan.

(ii) Purchaser acknowledges and agrees that, solely for purposes of this Section 9(d), Seller, the Company and the Responsible Party shall be deemed to have satisfied all of their respective conditions precedent unless they (or any of them) shall have breached, in any material respect, any material representation, warranty or covenant, or failed to satisfy any material condition precedent.

(e) Confidentiality.

(i) Neither Party will at any time on or after the date hereof, directly or indirectly, without the prior written consent of the other Party, disclose any Confidential Information involving or relating to the other Party or the other Party’s Subsidiaries or business, or use such Confidential Information for any purpose other than the evaluation of the transaction contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the obligations set forth in this Section 9(d) shall (a) automatically terminate and become null and void with respect to both Parties upon the consummation of the Closing, and (b) survive and remain in effect after the termination of this Agreement. As used herein, “Confidential Information” means all confidential or proprietary information of either Party and its Subsidiaries, including: (1) customer and supplier information, including lists of names and addresses of customers and suppliers of such Party, its Subsidiaries or its Affiliates, (2) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates, (3) market research and data bases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by such Party or any of its Affiliates or Subsidiaries, (4) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities, software or technology of such Party and (5) information identified as confidential and/or proprietary in internal documents of such Party; provided, however, that Confidential Information shall not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof).

Section 10. General Provisions.

(a) Investigation. All of the representations, warranties, covenants and agreements of Seller, the Company and the Responsible Party, on the one hand, and Purchaser, on the other hand, contained or incorporated herein shall remain effective in accordance with their respective terms notwithstanding any investigation at any time made by or on behalf of Purchaser or the Company (as the case may be) or of any information or facts discovered by or on behalf of Purchaser or the Company (as the case may be) in connection with such investigation. Any such investigation shall not constitute a waiver or relinquishment on the part of any Party of such Party’s right to rely on any of the warranties, representations, covenants and agreements of the Company or Purchaser (as the case may be) in or pursuant to this Agreement.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Purchaser and the Company.

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the Primary Company Documents, any certificate, schedule, exhibit or other document delivered pursuant to its terms herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Purchaser and the Company; provided, however, that Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder), without the consent of the other Parties hereto.

(f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile and electronic transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) two (2) Business Days after being sent to the recipient by a reputable internationally recognized overnight courier service (charges prepaid), (iii) upon receipt of confirmation of an error-free facsimile transmission after being sent to the recipient by facsimile; provided, that a copy of such confirmation is mailed by certified mail, return receipt requested (postage prepaid), or (iv) upon receipt of electronic mail; provided, that a copy thereof is sent by mail (as aforesaid) within 24 hours of such electronic mail, and addressed to the intended recipient as set forth below:

(i)       If to Seller or the Company:

Bella Durmiente, LLC

8200 N.W. 52nd Terrace, Suite 110

Miami, Florida 33166

Attn: Jorge Alvarado, Chief Executive Officer

Telephone: (305) 406-1091 Ext. 58923

Facsimile: (305) 402-3128

Email: jalvarado@desca.com

with a copy to:

Shutts & Bowen LLP

1500 Miami Center

201 South Biscayne Boulevard

Miami, Florida 33131

Attn: Luis de Armas, Esq.

Telephone: (305) 379-9114

Facsimile: (305) 347-7814

Email: ldearmas@shutts.com

(ii)       If to the Responsible Party, to:

Jorge Alvarado

13601 SW 84th Court

Miami, Florida 33158

Telephone: (786) 201-2421

Email: jalvarado@desca.com

with a copy to:

Shutts & Bowen LLP

1500 Miami Center

201 South Biscayne Boulevard

Miami, Florida 33131

Attn: Luis de Armas, Esq.

Telephone: (305) 379-9114

Facsimile: (305) 347-7814

Email: ldearmas@shutts.com

(iii)     if to Purchaser, to

Elandia, Inc.

1500 Cordova Road, Suite 312

Ft. Lauderdale, Florida 33316

Attn: Harry Hobbs, Chief Executive Officer

Telephone: (954) 728-9090 Ext. 225

Facsimile: (954) 728-9090

Email: hghobbs@elandiainc.com

with a copy to:

Elandia, Inc.

1500 Cordova Road, Suite 312

Ft. Lauderdale, Florida 33316

Attn: Laura Janke Jaeger, General Counsel

Telephone: (954) 728-9090

Facsimile: (954) 728-9090

Email: ljjaeger@elandiainc.com

and

Carlton Fields, P.A.

4000 International Place

100 Southeast Second Street

Miami, Florida 33131

Attn: Seth P. Joseph, Esq.

Telephone: (305) 530-0050

Facsimile: (305) 530-0055

Email: sjoseph@carltonfields.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser, the Company and the Responsible Party. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Fees, Costs and Expenses. Each of the Company and Purchaser shall bear its own costs, including attorney’s fees, incurred in the negotiation of this Agreement and consummating of the transactions contemplated herein and the corporate proceedings of the Company in contemplation hereof and thereof.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Words of any gender shall include each other gender. Words in the singular shall include the plural and words in the plural shall include the singular.

(n) Incorporation of Exhibits, Annexes, and Disclosure Schedule. The Exhibits, Annexes, and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of the Company is unique and recognize and affirm that in the event the Company or the Responsible Party breaches this Agreement, money damages would be inadequate and Purchaser would have no adequate remedy at law, so that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(p) Submission to Jurisdiction. Each of the Parties irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Florida located in the County of Miami-Dade, and of the United States District Courts for the Southern District of Florida for the purposes of any suit, action, or proceeding relating to or arising out of this Agreement (a “Related Proceeding”) and irrevocably waives, to the fullest extent it may effectively do so, (i) any objection it may have to the laying of venue of any Related Proceeding in any such court, and (ii) the defense of forum nonconveniens to the maintenance of any Related Proceeding in any such court. Each of the Parties acknowledge that Stanford does not agree to submit to jurisdiction hereunder and each Party agrees and acknowledges that Stanford is not and shall not be a necessary or indispensable party to any Related Proceeding. Each Party further agrees not to join Stanford in any Related Proceeding and hereby waives the right to file any action or proceeding against Stanford arising out of, related to or in connection with the Agreement or any transaction arising from this Agreement.

(q) Recordation. This Agreement may not be recorded by any Party hereto without the prior written consent of the other Party hereto, which such consent may be withheld by any Party in its sole and absolute discretion.

(r) Attorneys’ Fees. If any action should arise between the Parties hereto to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be reimbursed for all reasonable expenses incurred in connection with such action, including reasonable attorneys’ fees.

(s) Waiver of Jury Trial. THE PARTIES, BY THEIR EXECUTION OF THIS AGREEMENT, WAIVE TRIAL BY JURY IN ANY RELATED PROCEEDING. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES, AND THE PARTIES HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.

(t) Arbitration.

(i) Except as otherwise specifically provided in this Agreement, if any controversy or dispute arises under, out of or in relation to any of the provisions hereof which cannot be settled by the Parties within sixty (60) calendar days after the same shall arise (the Parties hereby agreeing to use best efforts to communicate in person, by telephone or by letter to discuss any such controversy or dispute) such controversy or dispute shall be resolved solely and exclusively by binding arbitration to be conducted before the American Arbitration Association or its successor (“AAA”). The arbitration shall be held in Miami, Florida before a panel of three arbitrators with each Party selecting one and the two selected arbitrators selecting the third and shall be conducted in accordance with the rules and regulations promulgated by AAA unless specifically modified therein.

(ii) The Parties covenant and agree that the arbitration shall commence within one hundred eighty (180) calendar days of the date on which a written demand for arbitration is filed by any Party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production documents by each Party and any third-party witnesses. In addition, each Party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving Party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each Party shall provide to the other, no later than seven (7) Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party’s witness or expert. The arbitrator’s decisions and award shall be made and delivered within six (6) months of the selection of the arbitrator.

(iii) The arbitrator’s decisions shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages.

(iv) The Parties covenant and agree that they will participate in the arbitration in good faith. The arbitrator shall assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against the non-prevailing party to any proceeding. Any Party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other Party in enforcing the award. This Section 10(t) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief of any Party may proceed in court without prior arbitration for the limited purposes of avoiding immediate and irreparable harm.

(v) The provisions of this Section 10(t) shall be enforceable in any court of competent jurisdiction. Each of the Parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of AAA to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof, and further consents to the jurisdiction of the courts of the State of Florida for the purposes of enforcing the arbitration provisions of this Section 10(t). Each Party further irrevocably waives any objection to proceeding before AAA based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before AAA has been brought in an inconvenient forum. Each of the Parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

BELLA DURMIENTE, LLC, a Delaware limited liability company

By:	/s/ Jorge Alvarado
Name:	Jorge Alvarado
Title:	Managing Member

THE COMPANY:

DESCA HOLDING, LLC, a Delaware limited liability company

By:	/s/ Jorge Alvarado
Name:	Jorge Alvarado
Title:	Managing Member

PURCHASER:

ELANDIA, INC., a Delaware corporation

By:	/s/ Harley L. Rollins
Name:	Harley L. Rollins
Title:	Chief Financial Officer

THE RESPONSIBLE PARTY:

/s/ Jorge Alvarado
Jorge Alvarado, an individual

EXHIBIT LIST

Exhibits

Exhibit A	LLC Agreement

Exhibit B	Escrow Agreement

Exhibit C	Company Financial Statements

Exhibit D	Employment Agreement

Exhibit E	Non-Compete Agreement

Exhibit F	Intentionally Omitted

Exhibit G	Form of Company Legal Opinion

Exhibit A – Execution Copy

BELLA DURMIENTE, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (the “Agreement”) is made and entered into as of the [        ] day of [                    ], 2007 (the “Effective Date”) by and among Bella Durmiente, LLC, a Delaware limited liability company (the “Company”), Jorge Enrique Alvarado Amado, an individual (“Alvarado”), and Elandia, Inc. a Delaware corporation (“Elandia”).

RECITALS

A. The Company, Alvarado and Elandia has entered into a certain Preferred Unit Purchase Agreement as of October 2, 2007 (the “Purchase Agreement”), whereby Elandia will purchase, and the Company will sell, 7,000,000 newly issued Series A Convertible Preferred Units pursuant to the terms and conditions thereof. Capitalized terms used herein and not defined shall have the meanings assigned to them in the Purchase Agreement.

B. Contemporaneously upon the execution of this Agreement, the Company will redeem, and Alvarado will sell, 1,274,788 Common Units held in his name, thereby reducing Alvarado’s holdings in the Company to 3,000,000 Common Units.

C. The Members wish to enter into this Agreement to set forth the terms and conditions that will govern their relationship.

NOW THEREFORE, in consideration of the following promises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

ORGANIZATION

1.1 Formation. The Company was formed as a limited liability company under and pursuant to the provisions of the Act by filing a certificate of formation (the “Certificate of Formation”) with the Secretary of State of Delaware, in accordance with and pursuant to the provisions of the Act, effective as of September 24, 2007 (the “Formation Date”).

1.2 Purpose. The purpose of the Company is to engage in any activity or business permitted under the laws of the United States and the State of Delaware and to engage in such additional activities as the Board of Managers may approve.

1.3 Name. The name of the Company is Bella Durmiente, LLC and all Company business must be conducted in that name or such other names as the Board of Managers may select from time to time, subject to applicable law.

1.4 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board of Managers may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Board of Managers may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there as required by the Act and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Board of Managers may designate from time to time.

1.5 Foreign Qualification. Prior to or within a reasonable time after the Company’s conducting business in any jurisdiction other than Delaware, the Board of Managers shall use reasonable efforts to cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board of Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Board of Managers, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

1.6 Term. The term of the Company shall commence on the Formation Date and be perpetual, unless the Company is sooner terminated in accordance with the terms of this Agreement or as otherwise provided by the Act.

ARTICLE 2

DEFINITIONS

2.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Accrued Contingent Redemption Price” means the cumulative sum of Contingent Redemption Price payments as set forth on Schedule 3.8(d).

“Act” means the Delaware Limited Liability Company Act, as amended from time to time (or any corresponding provisions of succeeding law).

“Additional Common Units” means all Common Units issued or deemed issued by the Company after the Original Issue Date, whether or not subsequently reacquired or retired by the Company, other than:

(a) Common Units issued upon conversion of the Series A Preferred Units;

(b) Common Units issued to employees, consultants or other persons performing services for the Company (if issued solely because of any such person’s status as an employee, consultant or other person performing services for the Company and not as part of any offering of the Company’s securities) pursuant to any Unit option plan, Unit purchase plan, management incentive plan, consulting agreement or arrangement or other contract or undertaking approved by the Board of Managers;

(c) Common Units issued in connection with a merger, consolidation, acquisition or similar business combination approved by the Board of Managers;

(d) Common Units issued pursuant to any equipment leasing or loan arrangement, or debt financing from a bank or similar financial institution approved by the Board of Managers; and

(e) Common Units issued in connection with strategic transactions involving the Company and other entities, including joint venture, marketing or distribution arrangements or technology transfer or development arrangements, provided that such strategic transactions and the issuance of securities therein have been approved by the Board of Managers.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments: (a) credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Section 1.704 1(b)(2)(ii)(c), Section 1.704-2(g)(1)(i) and Section 1.704-2(i)(5) of the Regulations; and (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act, 17 C.F.R. 240.12b-2 (2006).

“Aggregate Applicable Revenue” means, for any fiscal quarter, (i) the actual revenue of the Company and its Subsidiaries for the Measurement Period, less (ii) any Disallowed Revenue.

“Aggregate Forecasted EBITDA” has the meaning set forth in Schedule 3.8(d).

“Aggregate Forecasted Revenue” has the meaning set forth in Schedule 3.8(d).

“Aggregate Tax Rate” means the top marginal individual federal income tax rate plus the Members’ effective combined individual state income tax rate from the Company’s income as such combined rate is determined by the Company’s accountants. In determining the foregoing tax rates, the rates applicable to the ultimate owners that are taxpayers for U.S. federal income tax purposes shall apply.

“Agreement” means this Limited Liability Company Agreement, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.

“Allocation Year” means (i) the period commencing on the Effective Date, and ending on December 31, 2007; (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31; (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to this Agreement.

“Alvarado” has the meaning set forth in the preface.

“Alvarado Appointment Right” has the meaning set forth in Section 6.1(b).

“Applicable Payment Percentage” means the percentage figure set forth on Schedule 3.8(d) which corresponds to the Threshold Percentage determined by the Company at the end of each fiscal quarter during the Contingent Redemption Price Period.

“Approval Policy” has the meaning set forth in Section 6.1(a).

“Approved Sale” has the meaning set forth in Section 11.5.

“Board of Managers” has the meaning set forth in Section 6.1(a).

“Bona Fide Offer” means a written offer by a Qualified Purchaser to buy Units accompanied by a cash deposit of a sum not less than ten percent (10%) of the total proposed purchase price.

“Borrowed Money Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments evidencing borrowed money, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade debt and obligations of such Person to creditors for raw materials, inventory, services and supplies and deferred payments for services to employees and former employees incurred in the ordinary course of such Person’s business), (v) all lease obligations of such Person which have been capitalized on the balance sheet of such Person in accordance with GAAP, (vi) all obligations of others secured by any Liens on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, equal to the lesser of the amount of such obligation or the fair market value of such Property, (vii) Interest Rate Risk Indebtedness of such Person, (viii) all obligations of such Person in respect of outstanding letters of credit issued for the account of such Person and (ix) all guarantees of such Person.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Delaware are closed.

“Buyback Consideration” has the meaning set forth in Section 11.17.

“Buyback Date” has the meaning set forth in Section 11.17.

“Buyback Notice” has the meaning set forth in Section 11.17.

“Buyback Right” has the meaning set forth in Section 11.17.

“Buyback Units” has the meaning set forth in Section 11.17.

“Call” has the meaning set forth in Section 11.14(a).

“Call Closing” has the meaning set forth in Section 11.14(a).

“Call Consideration” has the meaning set forth in Section 11.14(a).

“Call Exchange Consideration” has the meaning set forth in Section 11.14(a).

“Call Notice” has the meaning set forth in Section 11.14(a).

“Call Term” means the period commencing on the twenty-fourth (24th) month anniversary of the date of this Agreement and expiring on the sixtieth (60th) month anniversary of the date of this Agreement.

“Call Units” has the meaning set forth in Section 11.14(a).

“Call Valuation Date” has the meaning set forth in Section 11.14(a).

“Call Valuation Notice” has the meaning set forth in Section 11.14(a).

“Call Withdrawal Notice” has the meaning set forth in Section 11.14(a).

“Call Withdrawal Period” has the meaning set forth in Section 11.14(a).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Sections 5.3 or 5.4 hereof, and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Company property distributed to such Member;

(ii) To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Sections 5.3 or 5.4 hereof, and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Company property contributed by such Member to the Company;

(iii) In the event Units are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Units; and

(iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members, are computed in order to comply with such Regulations), the Members may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article 12 upon the dissolution of the Company. The Members also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Section 1.704-1(b)(2)(iv)(q) of the Regulations, and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Units held by such Member in the Company, including a Member’s Capital Contribution made pursuant to Section 4.1.

“Cause” has the meaning set forth in that certain employment agreement between the Company and the CEO.

“CEO” has the meaning set forth in Section 6.4(e)(i).

“Certificate of Formation” has the meaning set forth in Section 1.1.

“Change of Control” or “Change of Control Transaction” means any of the following: (a) a sale of all or substantially all of the assets of the Company; (b) the acquisition of more than 50% of the common stock of the Company (with all classes or series thereof treated as a single class) by any person or group of persons; provided, that, the acquisition of 50% or more of the common stock of the Company by Elandia or any of its Affiliates shall not be deemed a “Change of Control” hereunder; (c) a reorganization of the Company whereby the holders of Units of the Company receive stock in another company (other than a subsidiary of the Company), a merger of the Company with another company whereby there is a 50% or greater change in the ownership of the Units of the Company as a result of such merger, or any other transaction in which the Company (other than as the parent entity) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or (d) in the event that the Units of the Company are traded on an established securities market, a public announcement that any person (other than Elandia) has acquired or has the right to acquire beneficial ownership of more than 50% of the then-outstanding Units (for purposes hereof the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Exchange Act or related rules promulgated by the Commission) or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of the then outstanding Units; provided, however, that a Change of Control shall expressly not include any consolidation or merger effected exclusively to change the domicile of the Company.

“Closing” has the meaning set forth in Section 11.4(d).

“Closing Date” has the meaning set forth in Section 11.4(d).

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” has the meaning set forth in Section 3.7.

“Company” has the meaning set forth in the preface.

“Company Distress Sale Exercise Notice” has the meaning set forth in Section 11.8(b).

“Company Property” means all real and personal property acquired by the Company and any improvements thereto, and shall include both tangible and intangible property.

“Contingent Redemption Price” has the meaning set forth in Section 3.8(d)(i).

“Contingent Redemption Price Period” has the meaning set forth in Section 3.8(d)(i).

“Conversion Price” means, for any Series A Preferred Unit, the price equal to the Original Issue Price.

“Defaulting Notice” has the meaning set forth in Section 11.16(a).

“Defaulting Party” has the meaning set forth in Section 11.16.

“Depreciation” means, for each Allocation Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowed or allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction allowed or allowable with respect to such asset for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction allowed or allowable with respect to such asset for such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Disallowed EBITDA” shall have the meaning set forth on Schedule 3.8(d).

“Disallowed Revenue” shall have the meaning set forth on Schedule 3.8(d).

“Disposed,” “Disposing,” or “Disposition” means a sale, assignment, transfer, exchange, devise, gift, donation, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including, without limitation, by operation of law) or the acts thereof.

“Distress Notice” has the meaning set forth in Section 11.8(a).

“EBITDA” means, without duplication, for any period the consolidated net earnings (excluding any extraordinary gains) of the Company and its Subsidiaries plus, to the extent deducted in calculating consolidated net income, depreciation, amortization, other non-cash items, Interest Expense, and federal, state and foreign income tax expense.

“Effective Date” has the meaning set forth in preface.

“Elandia” has the meaning set forth in the preface.

“Elandia Appointment Right” has the meaning set forth in Section 6.1(b).

“Elandia Change of Control” means any of the following: (a) a sale of all or substantially all of the assets of Elandia; (b) the acquisition of more than 50% of the common stock of Elandia (with all classes or series thereof treated as a single class) by any person or group of persons; provided, that, the acquisition of 50% or more of the common stock of Elandia by Stanford International Bank Ltd. or any of its affiliates (collectively, “Stanford”) shall not be deemed a “Change of Control” hereunder; (c) a reorganization of Elandia whereby the holders of common stock of Elandia receive stock in another company (other than a subsidiary of Elandia), a merger of Elandia with another company whereby there is a 50% or greater change in the ownership of the common stock of Elandia as a result of such merger, or any other transaction in which Elandia (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or (d) in the event that the common stock of Elandia is traded on an established securities market, a public announcement that any person (other than Stanford) has acquired or has the right to acquire beneficial ownership of more than 50% of the then-outstanding common stock; for purposes hereof the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Exchange Act or related rules promulgated by the Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of the then outstanding shares of common stock; provided, however, that a Change of Control shall expressly not include (x) any consolidation or merger effected exclusively to change the domicile of Elandia, or (y) any transaction or series of transactions principally for bona fide equity financing purposes.

“Elandia Issuance” has the meaning set forth in Section 8.9.

“Elandia Shares” has the meaning set forth in Section 11.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Securities” has the meaning set forth in Section 7.3(b)(v).

“Failed Member” has the meaning set forth in Section 11.8(a).

“Fair Market Value Per Elandia Share” means the fair market value per Elandia Share, as determined by an Independent Appraiser.

“Fair Market Value Per Unit” means the fair market value per Unit, as determined by an Independent Appraiser.

“First Put” has the meaning set forth in Section 11.13(a).

“First Put Closing” has the meaning set forth in Section 11.13(a).

“First Put Consideration” has the meaning set forth in Section 11.13(a).

“First Put Notice” has the meaning set forth in Section 11.13(a).

“First Put Valuation Date” has the meaning set forth in Section 11.13(a).

“First Put Valuation Notice” has the meaning set forth in Section 11.13(a).

“First Put Withdrawal Notice” has the meaning set forth in Section 11.13(a).

“First Put Withdrawal Period” has the meaning set forth in Section 11.13(a).

“First Put Units” has the meaning set forth in Section 11.13(a).

“Force Majeure Event” means any one of the following: (i) the inability of the Company or any of its Subsidiaries to operate, or the performance of its operations are materially affected during any period due to the following circumstances beyond its control: fire, flood, acts of God, war, embargo, strike, riot, terrorist acts, or the intervention of any governmental authority; provided that each party gives the other parties written notice thereof, or (ii) the death or permanent disability of the CEO.

“Formation Date” has the meaning set forth in Section 1.1.

“GAAP” has the meaning set forth in the Purchase Agreement.

“Gross Asset Value” means, with respect to any asset, the Company’s adjusted basis for such asset for federal income tax purposes, except as follows: (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Board of Managers; (b) the Gross Asset Values of all Company Property shall be adjusted to equal their respective gross fair market values, as determined by the Board of Managers, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Members in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company Property if the Board of Managers reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that adjustments pursuant to clauses (i) and (ii) shall be made only if the Board of Managers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; (c) the Gross Asset Value of any Company Property distributed to any Member shall be the gross fair market value of such asset on the date of distribution as determined by the Board of Managers; and (d) the Gross Asset Values of Company Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv) of the Regulations and Section 5.2(c) or (e) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent the Board of Managers determines that an adjustment is not necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph. If the Gross Asset Value of an asset has been determined or adjusted pursuant to this paragraph, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Immediate Family Member” means, with respect to an individual Member, the spouse, parents, issue, brothers, sisters, natural or adoptive lineal ancestors or descendants of such Member, or a trust for the benefit of such Member or any one or more individuals within such Member’s immediate family as described above.

“Independent Appraiser” means an independent valuation firm that is not affiliated with Elandia, Alvarado or the Company, which is certified by the National Association of Certified Valuation Analysts (NACVA), the International Association of Consultants, Valuers and Analysts (IACVA) or other comparable business valuation organization and selected by Elandia.

“Interest Expense” means, for any period, total interest expense accruing on Borrowed Money Indebtedness of the Company and its Subsidiaries during such period (including interest expense attributable to capitalized leases and interest incurred under interest rate swap, collar, cap or similar agreements providing interest rate protection), determined in accordance with GAAP.

“Interest Rate Risk Agreement” means an interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar arrangement entered into by the Company or any of its Subsidiaries for the purpose of reducing the Company or such Subsidiary’s exposure to interest rate fluctuations and not for speculative purposes, as it may from time to time be amended, modified, restated or supplemented.

“Interest Rate Risk Indebtedness” means all obligations of the Company or any of its Subsidiaries with respect to the program for the hedging of interest rate risk provided for in any Interest Rate Risk Agreement.

“IRS” has the meaning set forth in Section 8.9.

“Issuance Items” has the meaning set forth in Section 5.3(h).

“Liens” has the meaning set forth in Section 11.13(b).

“Majority Vote of the Members” means, with respect to any vote required or permitted to be taken by the Members, the vote of more than fifty percent (50%) of the outstanding Units or other voting securities of the Company entitled to vote on a particular matter. The Units or other securities held by a Person who is not permitted to vote by reason of a conflict of interest or for other reasons specified in this Agreement or the Act, shall not be counted as outstanding securities entitled to vote for these purposes.

“Manager” or “Managers” means any natural person elected as a Manager of the Company to serve on the Board of Managers as provided in this Agreement, but does not include any natural person who has ceased to be a Manager of the Company.

“Mandatory Conversion Date” has the meaning set forth in Section 13.4.

“Market Capitalization” means the closing sales price of Elandia common stock on a Principal Market multiplied by the number of fully diluted shares of Elandia common stock as determined in accordance with GAAP; provided, that a minimum of 2,500 shares of Elandia common stock is traded on such Principal Market each day during the 30-day period immediately preceding the date the Market Capitalization figure is determined.

“Market Price” means the volume-weighted closing sales price of the Elandia Shares on the Principal Market for the most recent thirty (30) Trading Days on such Principal Market ending three (3) Trading Days prior to the date of the closing of the Put, Call or Buyback Right, as applicable (or, if such date is not a Trading Day or if trading has not closed for the day on such date, the next preceding Trading Day).

“Measurement Period” means, for any fiscal quarter of the Company, the period commencing on October 1, 2007 and ending on the last day of such fiscal quarter.

“Member” or “Members” means Alvarado and Elandia and any Person hereafter admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member of the Company.

“Member Distress Sale Exercise Notice” has the meaning set forth in Section 11.8(b).

“Net Cash Flow” means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Board of Managers. “Net Cash Flow” shall not be reduced by Depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

“Net Income” means for each Member, all Profits less all Losses that are allocated to a Member in accordance with Code Section 703(a) since the Effective Date.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Notice” has the meaning set forth in Section 11.3.

“Notice of Acceptance” has the meaning set forth in Section 7.3(b)(ii).

“Offer” has the meaning set forth in Section 7.3(b)(i).

“Offered Securities” has the meaning set forth in Section 7.3(b)(i).

“Offered Units” has the meaning set forth in Section 11.3.

“Offeree” has the meaning set forth in Section 7.3(b)(i).

“Original Issue Date” for any Series A Preferred Unit means the date on which such Series A Preferred Unit was originally issued.

“Original Issue Price” means $3.71 per Series A Preferred Unit.

“Partner (Member) Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner (Member) Nonrecourse Debt Minimum Gain” means an amount with respect to each Partner (Member) Nonrecourse Debt equal to the Partnership (Company) Minimum Gain that would result if such Partner (Member) Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Partner (Member) Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(i)(1) of the Regulations.

“Partnership (Company) Minimum Gain” has the meaning set forth in Section 1.704-2(b)(2) and 1.704 2(d) of the Regulations.

“Partnership (Company) Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Percentage Interest” means, with respect to one or more classes or groups of Units of any Person, as of any date, the ratio of the number of Units held by such Person to the aggregate number of Units outstanding (exclusive of any Units held in the treasury of the Company). A Percentage Interest shall be represented by a fraction (expressed as a percentage), the numerator of which is the number of outstanding Units owned of record by such Person and the denominator of which is the aggregate number of all outstanding Units.

“Performance Targets” has the meaning set forth in Section 3.8(d)(i).

“Permitted Transfer” has the meaning set forth in Section 11.7.

“Person” means any individual, partnership, limited partnership, limited liability company, trust, corporation, estate or other entity.

“Preferred Units” has the meaning set forth in Section 3.7.

“Principal Market” means, with respect to Elandia, The NASDAQ Stock Market, the New York Stock Exchange, the American Stock Exchange, or any other national securities exchange registered under Section 6 of the Exchange Act, whichever is at the time the principal trading exchange, market or inter-dealer or automated quotation system for the Elandia Shares.

“Proceeding” has the meaning set forth in Section 8.1.

“Profits” and “Losses” means, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments: (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this paragraph shall be added to such taxable income or loss; (b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(b) of the Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this paragraph shall be subtracted from such taxable income or loss; (c) in the event the Gross Asset Value of any Company Property is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses; (d) gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; (e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year; and (f) notwithstanding any other provision of this paragraph, any items which are specially allocated pursuant to Section 5.3 or Section 5.4 hereof shall not be taken into account in computing Profits or Losses.

“Proportionate Percentage” means, as to any Member, the percentage figure which expresses the ratio between (a) the number of outstanding Units then owned by such Member, and (b) the aggregate number of Units then outstanding.

“Purchase Agreement” has the meaning set forth in Recital C.

“Put Exchange Consideration” has the meaning set forth in Section 11.13(d).

“Put Term” means the period commencing on the twenty-four (24th) month anniversary of the date of this Agreement and expiring on the sixtieth (60th ) month anniversary of the date of this Agreement.

“Qualified Purchaser” has the meaning set forth in Section 11.4(a).

“Redeemed Units” has the meaning set forth in Section 3.8(a).

“Refused Securities” has the meaning set forth in Section 7.3(b)(iii).

“Regulations” means the treasury regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.4.

“Related Proceeding” has the meaning set forth in Section 14.15.

“Remaining Members” has the meaning set forth in Section 11.4(a).

“Right of First Refusal” has the meaning set forth in Section 11.4(a).

“ROFR” has the meaning set forth in Section 11.4(a).

“Sale Notice” has the meaning set forth in Section 11.5.

“Second Put” has the meaning set forth in Section 11.13(b).

“Second Put Closing” has the meaning set forth in Section 11.13(b).

“Second Put Consideration” has the meaning set forth in Section 11.13(b).

“Second Put Notice” has the meaning set forth in Section 11.13(b).

“Second Put Valuation Date” has the meaning set forth in Section 11.13(b).

“Second Put Valuation Notice” has the meaning set forth in Section 11.13(b).

“Second Put Withdrawal Notice” has the meaning set forth in Section 11.13(b).

“Second Put Withdrawal Period” has the meaning set forth in Section 11.13(b).

“Second Put Units” has the meaning set forth in Section 11.13(b).

“Securities Laws” means the Securities Act, the Exchange Act and any other federal or state securities laws, or the securities laws of any other country or jurisdiction.

“Selling Member” has the meaning set forth in Section 11.4(a).

“Series A Liquidation Preference” has the meaning set forth in Section 12.2(b)(iv)(A).

“Series A Preferred Units” has the meaning set forth in Section 3.7.

“Stanford” has the meaning set forth in the Elandia Change of Control definition.

“Subsidiary” or “Subsidiaries” has the meaning set forth in the Purchase Agreement.

“Tag-Along Right” has the meaning set forth in Section 11.6.

“Tax Distribution Amount” means for each Member, at any given time, an amount equal to the Aggregate Tax Rate multiplied by the total Net Income of the Company allocated to that Member since the Effective Date.

“Tax Matters Partner” has the meaning set forth in Section 9.3.

“Threshold Percentage” means the percentage figure set forth on Schedule 3.8(d) as calculated by the Company at the end of each fiscal quarter during the Contingent Redemption Price Period in the following manner: (i) (A) the actual EBITDA of the Company and its Subsidiaries during the Measurement Period, less (B) Disallowed EBITDA, divided by (ii) the Aggregate Forecasted EBITDA of the Company and its Subsidiaries for the Measurement Period listed on Schedule 3.8(d).

“Triggering Event” has the meaning set forth in Section 11.8(a).

“Unit Certificates” has the meaning set forth in Section 3.6.

“Units” means the Preferred Units, Common Units and all future limited liability company units issued by the Company.

“Unreturned Capital” shall mean, at any given time, with respect to each Member, the amount of Capital Contributions such Member has made to the Company, less the amount, if any, of Capital Contributions which have been returned to such Member pursuant to Section 5.8.

Other terms defined herein have the meanings so given them.

2.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to specific articles and sections refer to articles and sections of this Agreement, and all references to Exhibits and Schedules are to Exhibits and Schedules attached hereto, each of which is made a part hereof for all purposes.

ARTICLE 3

MEMBERSHIP

3.1 Members. The Members of the Company are the Persons executing this Agreement as of the date of this Agreement as Members, each of which is admitted to the Company as a member effective contemporaneously with the execution by such Person of this Agreement and as listed in Schedule 1 attached hereto.

3.2 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member, which representations and warranties shall survive the execution of this Agreement.

(a) Due Incorporation or Formation Authorization of Agreement. That (i) if that Member is a corporation, it is duly organized, validly existing, and in good standing under the law of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein); (ii) if that Member is a limited liability company, it is duly organized, validly existing, and in good standing under the law of the state of its organization and is duly qualified and in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein); (iii) if that Member is a partnership, trust, or other entity, it is duly formed, validly existing, and in good standing under the law of the state of its formation, and if required by law is duly qualified to do business and in good standing in the jurisdiction of its principal place of business (if not formed therein), and the representations and warranties in clause (i), (ii) or (iii), as applicable, are true and correct with respect to each partner, trustee, or other member thereof; (iv) it has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken; (v) it has duly executed and delivered this Agreement; and (vi) its authorization, execution, delivery, and performance of this Agreement does not conflict with any other agreement or arrangement to which it is a party or by which it is bound.

(b) Investigation. It is acquiring his or its Units in the Company based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis, and expertise. Its acquisition of Units in the Company is being made for its own account for investment, and not with a view to the sale or distribution thereof. In the case of each Member, such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of his or its Units in the Company.

3.3 Liability to Third Parties. No Member or Manager shall be liable for the obligations or liabilities of the Company, including under a judgment decree or order of a court.

3.4 Resignation. Except as otherwise provided herein, no Member shall resign from the Company without the unanimous consent of the other Members. Except as otherwise provided in the Act, upon resignation, the resigning Member is entitled to receive any distribution to which he is entitled under this Agreement through the date of resignation. Any resigning Member shall not be entitled to the return of any Capital Contributions or the balance of its Capital Account.

3.5 Lack of Authority. No Member (other than a duly elected Manager or officer) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

3.6 Certificates of Membership. The Company shall have the power to issue certificates of membership representing the number of Units owned by the Members (“Unit Certificates”). The Unit Certificates representing all Units issued by the Company to all Members shall have endorsed upon the face or reverse thereof the following legends:

“THESE SECURITIES (INCLUDING ANY UNDERLYING SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION SHALL NO LONGER BE REQUIRED.”

“THIS CERTIFICATE AND THE UNITS REPRESENTED THEREBY ARE HELD SUBJECT TO THE TERMS AND RESTRICTIONS OF A CERTAIN LIMITED LIABILITY COMPANY AGREEMENT, EFFECTIVE AS OF [            ], 2007, BY AND AMONG THE COMPANY AND ITS MEMBERS, AND ALL AMENDMENTS AND SUPPLEMENTS THERETO. A COPY OF SAID AGREEMENT IS ON FILE IN THE OFFICE OF THE COMPANY”

The Company shall replace any mutilated, lost, stolen or destroyed Unit Certificate upon proper identification, indemnity satisfaction to the Company and payment of any charges incurred in such replacement.

3.7 Units. The ownership interests of the members in the Company shall be represented by limited liability company units. The total number of Units which this Company is authorized to issue is forty million (40,000,000), of which (i) twenty-five million (25,000,000) shall be designated as Common Units (“Common Units”) and (ii) fifteen million (15,000,000) shall be designated as Preferred Units (“Preferred Units”), of which seven million shall be designated as Series A Convertible Preferred Units (“Series A Preferred Units”). The Board of Managers shall fix the consideration to be received for each Unit. Such consideration shall consist of any tangible or intangible property or benefit to the Company, including cash, promissory notes, services performed or written promises to perform services and shall have a value, in the judgment of the directors, equivalent to or greater than the full value of the Units. The number of authorized Units may be increased or decreased by the Board of Managers. The relative rights, preferences and limitations of the Series A Preferred Units and Common Units are set forth in Section 7.3 hereof.

3.8 Redemption of Units.

(a) Redemption. Upon the execution of this Agreement, the Company hereby redeems, and Alvarado hereby agrees to sell, assign, transfer and convey to the Company 1,274,788 Common Units currently held by Alvarado (the “Redeemed Units”), free and clear of all liens, liabilities, encumbrances, claims, security interests, charges or restrictions of any kind, nature or description, and Alvarado hereby evidences such transaction by delivering to the Company Unit Certificates evidencing the Redeemed Units along with a Unit assignment or Unit assignments separate from certificate, duly endorsed in blank.

(b) Redemption Consideration. In consideration for the redemption of the Redeemed Units by the Company, the Company shall pay to Alvarado an amount equal to Four Million Five Hundred Thousand Dollars (US $4,500,000) in immediately available funds.

(c) Condition to Redemption. The Company’s obligation to consummate the redemption contemplated by this Section 3.8 is contingent upon (i) Alvarado entering into the Escrow Agreement (as defined in the Purchase Agreement), (ii) Alvarado depositing his Common Units into escrow pursuant to Section 3.9 hereof.

(d) Contingent Additional Redemption Price.

(i) The Company will pay an additional redemption price for the Redeemed Units of up to US $4,000,000 (the “Contingent Redemption Price”), payable in eight quarterly installments as set forth herein over a two (2) year period commencing on the date hereof (“Contingent Redemption Price Period”); provided, that the conditions set forth herein are met and the Company achieves the performance targets set forth in Schedule 3.8(d) (“Performance Targets”). The Contingent Redemption Price payment due and payable to Alvarado for any particular fiscal quarter shall be equal to (A) the Applicable Payment Percentage multiplied by the Accrued Contingent Redemption Price for the Measurement Period as set forth on Schedule 3.8(d), less (B) any amounts previously paid to Alvarado for any prior quarter under this Section 3.8(d). Except as otherwise provided herein, all Contingent Redemption Price payments shall be paid to Alvarado in cash within 45 days after the end of the fiscal quarter for which such payment is due.

(ii) In the event that (A) the Board of Managers takes any action in accordance with the Approval Policy and with respect to the operations of the Company, (B) Alvarado votes against such action, and (C) such action is the proximate cause of a negative effect on EBITDA, then such negative effect shall be calculated by the Board of Managers and an appropriate adjustment will be made to EBITDA and the Performance Targets. In the event there is a dispute between Alvarado and the Company under this Section 3.8(d)(ii), Alvarado and the Company shall submit the dispute to arbitration in accordance with to the terms and conditions set forth in Section 10(t) of the Purchase Agreement.

(iii) Notwithstanding anything to the contrary contained herein, (A) the Company shall not make a Contingent Redemption Price payment for any fiscal quarter if the Aggregate Applicable Revenue for such fiscal quarter is less than 75% of the Aggregate Forecasted Revenue for such fiscal quarter, (B) the Company shall be relieved of making any further Contingent Redemption Price payments under this Agreement, and this Section shall be considered null and void and of no further force and effect, if (1) Alvarado’s employment with the Company is terminated by the Company with Cause or voluntarily terminated by Alvarado, or (2) Alvarado breaches the terms of his Non-Compete Agreement (as defined in the Purchase Agreement), and (C) if Alvarado’s employment with the Company is terminated by the Company without Cause, then the Company shall pay to Alvarado the full amount of the Contingent Redemption Price (i.e., $4,000,000) less the aggregate amount of all Contingent Redemption Price payments previously paid to Alvarado. For the avoidance of doubt, if a Force Majeure Event occurs but the Company nevertheless achieves the relevant Performance Targets, Alvarado or his estate shall receive the applicable payments required by this Section 3.8(d).

(e) Further Acts. The Company and Alvarado hereby agree to do and perform all such further acts and to execute and deliver all such other documents as may be reasonably required or necessary to effectuate the redemption contemplated by this Section 3.8.

3.9 Escrow of Common Units. Alvarado agrees that all of his Common Units shall be held in escrow pursuant to the terms of the Escrow Agreement (as defined in the Purchase Agreement) until such time the Escrow Agreement is terminated or all of the Members consent in writing to the release of such Common Units prior thereto.

ARTICLE 4

CONTRIBUTIONS

4.1 Capital Contributions. The Company acknowledges receipt of each Member’s Capital Contribution to the Company. Schedule 1 sets forth the number of Units of each class held of record and the agreed to Gross Asset Value of each Member’s Capital Account.

4.2 Additional Contributions. No Member will be required to make any contributions to the capital of the Company in excess of such Member’s Capital Contribution made pursuant to Section 4.1.

4.3 Return of Capital Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.4 Capital Accounts. A Capital Account shall be established and maintained for each Member. In the event the Board of Managers determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with Section 1.704-1(b)(2)(iv) of the Regulations, the Board of Managers may make such modification. The Board of Managers shall adjust the amounts debited or credited to Capital Accounts with respect to (i) any property contributed to the Company or distributed to the Members, and (ii) any liabilities which are secured by such contributed or distributed property or which are assumed by the Company or the Members, in the event the Board of Managers determines such adjustments are necessary or appropriate pursuant to Section 1.704-1(b)(2)(iv) of the Regulations. The Board of Managers shall make appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Section 1.704-1(b) of the Regulations.

ARTICLE 5

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations of Profits. After giving effect to the special allocations set forth in Sections 5.3 and 5.4 hereof, Profits for any Fiscal Year shall be allocated to the Members in proportion to their Percentage Interests.

5.2 Allocations of Losses. After giving effect to the special allocations set forth in Sections 5.3 and 5.4 hereof, Losses for any Fiscal Year shall be allocated to the Members in proportion to their Percentage Interests.

5.3 Special Allocations.

(a) Minimum Gain Chargeback. Except as provided in Section 1.704-2(f) of the Regulations and notwithstanding any other provision of this Article 5, if there is a net decrease in Company Minimum Gain during any Allocation Year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in the Partnership (Company) Minimum Gain for the year, as determined in accordance with Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Agreement, if there is a net decrease in Partner (Member) Nonrecourse Debt Minimum Gain attributable to a Partner (Member) Nonrecourse Debt during any Allocation Year, each Member who has a share of the Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Partner (Member) Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), or (5) or (6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, and provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all allocations provided for in this Section had been tentatively made as if this Section were not in this Agreement.

(d) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Company fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to Section 1.704-2 of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided, that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Section had been made as if this paragraph and this Section were not in this Agreement.

(e) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(f) Nonrecourse Deductions. In order to identify the Members who are to be allocated the Partnership’s (Company’s) Nonrecourse Deductions, the Partnership (Company) Nonrecourse Deductions shall be specifically allocated to and among the Members in proportion to their respective Percentage Interests (whether or not the Company has net losses for the taxable year). Notwithstanding the foregoing provisions, the separate allocation of Nonrecourse Deductions to the Members shall be limited to an amount equal to the sum of: (i) the amount of Losses to which such Members would be entitled under Section 5.2 if the separate allocations under this Section had not been made, and (ii) the amount of distributions of Net Cash Flow, or distributions or liquidation of the Company made to such Members during the year. Likewise, allocations of Profit set forth in Section 5.1 shall be modified, where appropriate.

(g) Member Nonrecourse Deductions. Any Partner (Member) Nonrecourse Deductions for any Allocation Year or other period shall be specially allocated to the Members who bear the economic risk of loss with respect to the Partner (Member) Nonrecourse Debt to which such Partner (Member) Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.

(h) Allocations Relating to Taxable Issuance of Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

5.4 Curative Allocations. The allocations set forth in Section 5.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Board of Managers is hereby authorized, to the extent possible, to offset all Regulatory Allocations with other Regulatory Allocations or with other items of Company income, gain, loss, and deduction among the Members so that the net effect of the Regulatory Allocations, pursuant to this Section 5.4, and such special allocations to each such Member is zero. The Board of Managers shall have discretion to accomplish this result in any reasonable manner. Notwithstanding the foregoing, Regulatory Allocations relating to Nonrecourse Debt shall not be taken into account except to the extent that there has been a reduction in Partnership (Company) Minimum Gain or a reduction in Partner (Member) Nonrecourse Minimum Gain attributable to Partner (Member) Nonrecourse Debt.

5.5 Loss Limitation. Losses allocated pursuant to Section 5.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.2 hereof, the limitation set forth in this Section shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

5.6 Other Allocations Rules.

(a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under Code Section 706 and the Regulations thereunder.

(b) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

(c) The Members are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their Units of Company income, gain, loss, deduction and any other items for income tax purposes.

(d) For the fiscal year during which the termination date occurs for a resigning Member or for a terminating Member, Profits, Losses, and any other items shall be allocated to such Member by taking such Member’s pro rata part of the amount of such items that would have been allocated to such Member had the Company’s Allocation Year ended and the Company’s books been closed immediately after such resignation or termination. Such allocation shall be determined by the Board of Managers no later than the 15th day of the third month of the Allocation Year following the termination date.

(e) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Section 1.752-3(a)(3) of the Regulations, the Members’ interests in Company profits are in proportion to their Percentage Interests.

To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Board of Managers shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

5.7 Tax Allocations.

(a) In accordance with Code Section 704(c) and the traditional method authorized under Section 1.704-3(b) of the Regulations thereunder, income gain, loss and deductions with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

(b) In the event the Gross Asset Value of any Company asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(c) Any elections or other decisions relating to such allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement.

(d) Notwithstanding the foregoing provisions of this Section 5.6, and for purposes of determining the nature (as ordinary or capital) of the income or gain allocable under such provisions, gain, if any, recognized as ordinary income pursuant to Code Sections 1245 and 1250, shall be deemed to be allocated to the Members in proportion to their accumulated depreciation allocations.

(e) Pursuant to Treasury Regulations Section 1.704-3(a)(7), if a contributing Member contributes property with a built-in gain or loss as described in Code Section 704(c) and such Member transfers any Units, built-in gain or loss shall be allocated to the transferring Member as it would have been allocated to the transferor Member. If the contributing Member transfers a portion of his or its Units, the share built-in gain or loss proportionate to the number of Units transferred shall be allocated to the transferee Member.

5.8 Distributions.

(a) Net Cash Flow. The Board of Managers shall determine in its sole and absolute judgment to what extent, if any, the Company has Net Cash Flow. If such Net Cash Flow exists, the Board of Managers shall in its sole judgment cause the Company to distribute Net Cash Flow to the Members in accordance with their Percentage Interests. Notwithstanding the foregoing, the Company shall make a minimum distribution to the Members in an amount equal to the Tax Distribution Amount less amounts previously distributed to such Member.

(b) Property Distributions. From time to time the Board of Managers also may in its sole and absolute judgment cause property of the Company other than cash to be distributed to the Members, which distributions shall be made in proportion with their Percentage Interests, and may be made subject to existing liabilities and obligations. Immediately prior to such a distribution, the Capital Accounts of the Members shall be adjusted as provided in Section 1.704-1(b)(2)(iv)(f) of the Regulations.

ARTICLE 6

MANAGEMENT

6.1 Managers; Board of Managers.

(a) Managers. The management of the Company is vested in the Managers, who shall make all decisions in accordance with this Article 6, subject to the approval policy set forth on Exhibit A hereto (“Approval Policy”). All determinations and decisions required or permitted to be made by the Managers shall be made by a board of managers consisting of all of the

Managers (the “Board of Managers”). The purpose of the Approval Policy is to set forth those actions for which the CEO must seek the approval of the Board of Manager prior to taking such action. In the event that there is a conflict between the terms of this Agreement and the terms of the Approval Policy, the terms of this Agreement shall control. Subject to Section 6.4(c)(i), the Approval Policy may only be amended upon the unanimous consent of the Board of Managers.

(b) Number; Tenure; Qualifications. The Company shall initially have three (3) Managers on the Board of Managers. The initial Managers shall be Jorge Alvarado, Harry G. Hobbs and Harley L. Rollins. Notwithstanding any other provision of this Agreement to the contrary, Managers shall be elected by the Members at an annual or special meeting of the Members in accordance with this Section, provided, that a majority of the Managers sitting on the Board of Managers shall, at all times, consist of Managers appointed by Elandia, in its sole discretion (the “Elandia Appointment Right”). So long as Alvarado owns any Units, Alvarado shall be entitled to appoint one member to the Board of Managers (“Alvarado Appointment Right”). All Managers shall be natural persons. The number of Managers may be increased or decreased from time to time by the Board of Managers. Each Manager shall hold office for the term for which he is elected and thereafter until his successor has been elected and qualified, or until his death, resignation or removal. Unless otherwise provided in the Certificate of Formation, Managers need not be Members or residents of the State of Delaware.

(c) Vacancy; Removal; Resignation. Subject to the Elandia and Alvarado Appointment Rights set forth in Section 6.1(b) above, in the event any Manager dies or is unwilling or unable to serve as such or is removed from office, a successor Manager shall be elected or appointed in accordance with this Section. Any Manager position to be filled by reason of an increase in the number of Managers may be filled by election at an annual or special meeting of the Members called for that purpose. A Manager elected to fill a vacancy occurring other than by reason of an increase in the number of Managers shall be elected for the unexpired term of his predecessor in office. Subject to the Alvarado Appointment Right, any Manager may be removed, with or without cause, by a Majority Vote of the Members represented at any meeting of Members at which a quorum of Members is present and is called expressly for that purpose, or by unanimous written consent adopted pursuant to this Agreement. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(d) Duties. Each Manager shall perform his duties as a Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties shall not have any liability by reason of being or having been a Manager of the Company.

(e) Delegation of Authority. The Board of Managers shall have the power to delegate authority to such committees of Managers, officers, employees, agents and representatives of the Company as it may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Board of Managers to approve such action hereby.

(f) Compensation. The Managers shall receive such compensation, if any, for their services as may be designated from time to time by the Board of Managers and approved by a Majority Vote of the Members present at any meeting of Members which a quorum of Members is present. In addition, the Managers shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder, including the portion of their overhead reasonably allocable to Company activities.

(g) No Liability. A Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

6.2 Meetings of the Board of Managers.

(a) Regular Meetings. The Board of Managers shall hold regular meetings no less frequently than once every calendar year and shall establish meeting times, dates and places and requisite notice requirements (not shorter than those provided in Section 6.2(b)) and adopt rules or procedures consistent with the terms of this Agreement. The Board of Managers shall determine the location of each regular meeting of the Board of Managers. At such meetings the Board of Managers shall transact such business as may properly be brought before the meeting, whether or not notice of such meeting referenced the action taken at such meeting.

(b) Special Meetings; Notice. Special meetings of the Board of Managers may be called by any Manager. Notice of each such meeting shall be given to each Manager on the Board of Managers by telephone, telecopy, telegram or similar method (in each case, notice shall be given at least seventy-two (72) hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least five (5) days before the meeting), unless a longer notice period is established by the Board of Managers. Each such notice shall state (i) the time, date, place (which shall be at the principal office of the Company unless otherwise agreed to by all Managers) or other means of conducting such meeting and (ii) the purpose of the meeting to be so held. No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by the Managers. Any Manager may waive notice of any meeting in writing before, at, or after such meeting. The attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

(c) Quorum; Voting; Manner of Acting. A majority of the required number of Managers, as specified in the Certificate of Formation or specified in accordance with this Agreement, shall constitute a quorum for the transaction of business unless a greater number is required by the Certificate of Formation for a quorum. Each Manager shall have one (1) vote. Notwithstanding the foregoing and except as otherwise provided in this Agreement, the Board of Managers shall act by the affirmative vote of a majority of the total number of Managers on the Board of Managers.

(d) Telephone Meetings. Any action required to be taken at a meeting of the Board of Managers, or any action that may be taken at a meeting of the Board of Managers, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting.

(e) Action by the Board of Managers without a Meeting. Notwithstanding anything to the contrary in this Section 6.2, the Board of Managers may take without a meeting any action that may be taken by the Board of Managers under this Agreement if such action is approved by all of the Managers on the Board of Managers in the form of a written consent.

6.3 Board of Managers’ Powers.

(a) Except for situations in which the approval of the Members is required by this Agreement or by nonwaivable provisions of applicable law, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Managers, and (ii) the Board of Managers shall make all decisions and take all actions for the Company not otherwise provided for in this Agreement.

(b) Notwithstanding the provisions of Section 6.3(a), no action may be taken by the Company (whether by the Board of Managers or otherwise) in connection with any of the following matters without the unanimous consent of the Members (unless applicable provisions of the Act require approval by Members holding a greater percentage interest):

(i) A material change in the nature of the Company’s business;

(ii) Commingling of any Company monies with monies of any Member or maintaining any Company funds in other account in the Company;

(iii) Public offerings of securities by the Company or its Subsidiaries;

(iv) Admission of any Person as a Member;

(v) The amendment or restatement of this Agreement or the Certificate of Formation; or

(vi) Any act in contravention of this Agreement.

6.4 Officers.

(a) Designation; Tenure; Compensation. The Board of Managers may, from time to time, designate one or more natural persons to be officers of the Company. An officer must be a natural person, but need not be a resident of the State of Delaware, a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to them. The Board of Managers may assign titles to particular officers which may include, without limitation, Chairman, Managing Director, Director, President, Chief Executive Officer (See Section 6.4(b) below), Chief Legal Officer, Chief Financial Officer, Chief Operating Officer, Executive Vice President, Senior Vice President, Vice

President, Secretary, Assistant Secretary, Treasurer and Assistant Treasurer. Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Act, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such officer by the Board of Managers pursuant to the third sentence of this Section 6.4(a), or (ii) any delegation of authority and duties made to one or more Managers pursuant to Section 6.1(c). Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board of Managers.

(b) Resignation. Any officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Board of Managers whenever in its judgment the best interests of the Company will be served thereby, but without prejudice to the officer’s rights (if any) under any employment agreement with the Company. Any vacancy occurring in any office of the Company may be filled by the Board of Managers.

(c) Delegation of Authority. Notwithstanding anything to the contrary contained herein, the officers of the Company are specifically delegated the authority to manage the day-to-day operations of the Company and, in furtherance thereof, the CEO and other authorized officers of the Company are authorized to take all such actions as may be necessary, appropriate or advisable within the scope of their respective authority.

(d) Key Man Insurance. The Company shall be the applicant, owner and beneficiary of an insurance policy on the life of the CEO in the amount of US $5,000,000. The Company agrees to pay the premiums on the above insurance policy and shall give proof of payment of premiums to the CEO whenever he so requests such proof. If a premium is not paid within ten 10 days after its due date, the CEO shall have the right to pay such premiums and be reimbursed therefor by the Company. The Company shall have the right to purchase additional insurance on the life of the CEO. If the Company decides to purchase additional life insurance on the CEO, the CEO hereby agrees to cooperate fully by performing all the requirements of the insurer that are necessary conditions precedent to the issuance of such policies. The Company shall be the sole owner of the policies issued to it, and it may apply any dividends toward the payment of premiums. At the sole discretion of Elandia, Elandia may at any time direct that the key man insurance policy be modified to designate Elandia as the beneficiary of the key man life insurance policy instead of the Company in an amount equal to the amount of the Series A Liquidation Preference on the then outstanding Series A Preferred Units. To the extent that proceeds of such insurance policy are paid to Elandia, such payments shall be applied against any payments of the Series A Liquidation Preference under Section 12.2(b)(iv) hereof. If Alvarado’s employment as CEO is terminated by the Company without Cause, the Company shall (at Alvarado’s option) assign the foregoing policies to Alvarado free of charge.

(e) Chief Executive Officer.

(i) The Chief Executive Officer of the Company (the “CEO”), who shall be responsible for the day-to-day operations of the Company, shall be Jorge Alvarado. The CEO shall have the authority to hire and fire the officers listed in Section 6.4(a) above; provided, however, that any decision to hire or fire the Chief Financial Officer or Chief Legal Officer (or General Counsel) of the Company shall be made unanimously by the members of the Board of Managers. In the event that Jorge Alvarado no longer serves as the CEO, the unanimity requirement for (i) amending the Approval Policy in Section 6.1(a), (ii) hiring or firing of the Company’s Chief Financial Officer and Chief Legal Officer, and (iii) approving the loan from Elandia to the Company under Section 11.17(c), shall be extinguished and of no further force and effect.

(ii) The CEO and Elandia shall mutually agree to the following:

(A) Elandia and the CEO shall jointly establish the Company’s overall business strategy and operating guidelines on an annual review basis;

(B) Subject to Section 6.4(e)(i), all hiring and firing decisions, as well as the setting objectives and responsibilities for new and existing employees shall be made by the CEO; provided, that Elandia shall approve the person hired as the Chief Legal Officer and Chief Financial Officer;

(C) Elandia and the CEO will establish mutually agreed upon “objectives” to reward the Company’s senior management team performance; and

(D) All financial, capital expenditure and operating plans of the Company shall be reviewed and approved jointly by Elandia and the CEO.

6.5 Duties and Obligations of the Board of Managers.

(a) The Board of Managers shall cause the Company to conduct its business and operations separate and apart from that of any Member or Manager or any of its Affiliates, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets or, held by, or registered in the name of, any Member or Manager or any of its Affiliates, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member or Manager and its Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and action on behalf of the Company only pursuant to due authorization of the Members, (iii) causing the Company to pay its liabilities from assets of the Company, and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

(b) The Board of Managers shall take all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company’s purposes in accordance with the provisions of this Agreement and applicable law.

6.6 Insurance. The Company and its Subsidiaries shall maintain insurance on its properties, assets, business and personnel (on commercially reasonable terms and subject to reasonable deductibles) sufficient and adequate, in the reasonable discretion of management of the Company, for the business in which the Company and its Subsidiaries is engaged in amounts customary for companies similarly situated.

ARTICLE 7

MEMBERS

7.1 Meetings.

(a) Member Quorum and Voting. A quorum shall be present at a meeting of Members if the holders of a majority of the outstanding Units of the Members entitled to vote are represented at the meeting in person or by proxy. With respect to any matter, the affirmative vote of a majority of the Units represented at a meeting of Members at which a quorum is present shall be the act of the Members, unless a greater number of affirmative votes are required by this Agreement, the Certificate of Formation or the Act.

(b) Place of Meeting. All meetings of the Members shall be held at the principal place of business of the Company or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof; provided, that any or all Members may participate in any such meeting by means of conference telephone or similar communications equipment pursuant to Section 7.6.

(c) Meetings Adjourned by Members. Notwithstanding anything to the contrary contained in the Certificate of Formation or this Agreement, the chairman of the meeting or the holders of a majority of the outstanding Units shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting. If such meeting is adjourned by the Members, such time and place shall be determined by a Majority Vote of the Members. Upon the resumption of such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called.

(d) Annual Meetings of Members. An annual meeting of the Members for the selection of the Managers and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Delaware, on such date and at such time as the Board of Managers shall fix and set forth in the notice of the meeting, which date shall be within thirteen (13) months subsequent to the date of organization of the Company or the last annual meeting of Members, whichever most recently occurred.

(e) Special Meetings of Members. Special meetings of the Members for any proper purpose or purposes may be called at any time by the Board of Managers or the holders of at least twenty-five percent (25%) of the Percentage Interests of all Members. If not otherwise stated in or fixed in accordance with the remaining provisions hereof, the record date for determining

Members entitled to call a special meeting is the date any Member first signs the notice of that meeting. Only business within the purpose or purposes described in the notice (or waiver thereof) required by this Agreement may be conducted at a special meeting of the Members.

(f) Notice of Meetings. Written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Board of Managers or Members calling the meeting, to each Member entitled to vote at such meeting. If mailed, any such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the Member at its most recent address on file at the principal office of the Company, with postage thereon prepaid.

(g) Members Entitled to Notice. The date on which notice of a meeting of Members is mailed or the date on which the resolution of the Board of Managers declaring a distribution is adopted, as the case may be, shall be the record date for the determination of the Members entitled to notice of or to vote at such meeting, including any adjournment thereof, or the Members entitled to receive such distribution.

(h) Cumulative Voting. The right of Members to cumulative voting is expressly prohibited.

7.2 Voting List. The Board of Managers shall prepare, at least ten (10) days before each meeting of Members, an alphabetical list of all the Members entitled to vote at such meeting or any adjournment thereof, with the address of, and the number of Units held by, each Member. Such list shall for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office or principal place of business of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any Member during the whole time of the meeting. The original membership records shall be prima-facie evidence as to who are the Members entitled to examine such list or transfer records or to vote at any meeting of Members. Failure to comply with the requirements of this Section shall not affect the validity of any action taken at the meeting.

7.3 Rights, Preferences and Voting of the Members.

(a) General. Being a holder of any class of Units does not entitle a Person to become a Member of the Company or to exercise any rights or powers as a Member. A Person may only become a Member of the Company pursuant to the provisions set forth in this Agreement. The rights of Members who hold Units, together with any qualifications, limitations and restrictions with respect thereto, are set forth in this Agreement and the Act. Any Person holding Units who is not a Member of the Company shall be entitled to share in the Profits and Losses of the Company, to receive distributions, allocations of income, gain, loss deduction or credit to the extent authorized by this Agreement and the Act and as shall be applicable to the number of Units held by such Person. Subject to the provisions of this Agreement, there shall be no limit of the number of Units which may be issued by the Company.

(b) Preemptive Rights.

(i) The Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, (A) any Units, (B) any other equity securities of the Company, including, without limitation, any securities convertible into or exercisable or exchangeable for Units or such equity securities, or (C) any option, warrant or other right to subscribe for, purchase or otherwise acquire any equity securities of the Company, other than the Excluded Securities, unless in each case the Company shall have first offered to sell to each Member (the “Offeree”) such Offeree’s Proportionate Percentage of such securities (the “Offered Securities”) (and to sell thereto such Offered Securities not subscribed for by the other Offerees as hereinafter provided), at a price and on such other terms as shall have been specified by the Company in writing delivered to such Offeree (the “Offer”), which Offer by its terms shall remain open and irrevocable for a period of thirty (30) days from the date it is delivered by the Company to the Offerees.

(ii) Notice of each Offeree’s intention to accept, in whole or in part, an Offer shall be evidenced by a writing (the “Notice of Acceptance”) signed by such Offeree and delivered to the Company prior to the end of the 30-day period of such Offer, setting forth such portion of the Offered Securities as such Offeree elects to purchase.

(iii) In the event that Notices of Acceptance are not given by the Offerees in respect of all the Offered Securities, the Company shall have ninety (90) days from the expiration of the foregoing 30-day period to sell all or any part of such Offered Securities as to which Notices of Acceptance have not been given by the Offerees (the “Refused Securities”) to any other Person or Persons, but only for cash and otherwise in all respects upon terms and conditions, including, without limitation, share price and interest rates, which are not more favorable, in the aggregate to such other Person or Persons or less favorable to the Company than those set forth in the Offer. Upon the closing, which shall include full payment to the Company, of the sale to such other Person or Persons of all the Refused Securities, the Offerees shall purchase from the Company, and the Company shall sell to the Offerees, the Offered Securities in respect of which Notices of Acceptance were delivered to the Company by the Offerees, on the terms specified in the Offer.

(iv) In each case, any Offered Securities not purchased by the Offerees or other Person or Persons in accordance with this Section 7.3(b) may not be sold or otherwise disposed of until they are again offered to the Offerees under the procedures specified in subsections (i), (ii) and (iii) above.

(v) The rights of the Offerees under this Section 7.3(b) shall not apply to the following securities (the “Excluded Securities”):

(A) securities issued pursuant to the acquisition of another company, partnership or other business organization by the Company by merger, purchase of substantially all of the assets, or other reorganization;

(B) securities (or related options) issued to employees, officers, directors or consultants of the Company pursuant to any employee unit offering, unit option plan, agreement or arrangements approved by the Board;

(C) securities issued in connection with any Unit split, Unit conversion, Unit dividend or recapitalization by the Company;

(D) securities not issued for cash or cash equivalents; or

(E) securities offered to the public pursuant to an underwritten public offering registered under the Securities Act.

(c) Additional Classes. The Company is not prohibited from creating additional classes of Units or issuing units of such classes which may have or provide to holders thereof rights, powers and/or preferences senior or superior in any respect to those rights, powers and preferences granted to Members or other Persons holding Units.

(d) Voting Rights and Meetings. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Units shall be entitled to vote on all matters upon which holders of Common Units have the right to vote, and with respect to such vote shall be entitled to notice of any Members’ meeting in accordance with this Agreement, and shall be entitled to a number of votes equal to the largest number of Common Units into which such Series A Preferred Units could be converted, pursuant to the provisions of Article 13 below, at the record date for the determination of Members entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited. Members holding Common Units on an as-converted basis are entitled to one (1) vote per Unit (including fractional units). Persons who hold Units but who are not Members of the Company are not entitled to vote such Units with respect to any matters.

7.4 Proxies. A Member may vote either in person or by proxy executed in writing by the Member. A telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall be treated as an execution in writing for purposes of this Section. Proxies for use at any meeting of Members or in connection with the taking of any action by written consent shall be filed with the Board of Managers, before or at the time of the meeting or execution of the written consent, as the case may be. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the Board of Managers, who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions. No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the Percentage Interests that are the subject of such proxy are to be voted with respect to such issue.

7.5 Conduct of Meetings. All meetings of the Members shall be presided over by the chairman of the meeting, who shall be designated by the Board of Managers. The chairman of any meeting of Members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

7.6 Action by Written Consent or Telephone Conference.

(a) Any action required or permitted to be taken at any annual or special meeting of Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of a majority of the outstanding Units entitled to vote on the action were present and voted. Every written consent shall bear the date of signature of each Member who signs the consent. No written consent shall be effective to take the action that is referred to therein unless, within sixty (60) days after the date of the earliest dated consent delivered to the Company in the manner required by this Section, written consents signed by the number of holders of Units required to take action are delivered to the Company. Delivery shall be by hand or certified or registered mail return receipt requested. Delivery to the Company’s principal place of business shall be addressed to the Board of Managers. A telegram, telex, cablegram or similar transmission by a Member, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Member, shall be regarded as signed by the Member for purposes of this Section. After obtaining such authorization by written consent, written notice must be promptly given to those Members who have not consented in writing or who are not entitled to vote on the action. The notice shall fairly summarize the material features of the authorized action and, if the action is a merger, consolidation, sale or exchange of assets, or other action for which dissenter’s rights are provided by law, the notice shall contain a clear statement of the right of dissenting Members to be paid the fair value of their Units upon compliance with further provisions of law regarding the rights of dissenting Members.

(b) The record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office or its principal place of business. Delivery shall be by hand or by certified or registered mail, return receipt requested. Delivery to the Company’s principal place of business shall be addressed to the Board of Managers.

(c) If any action by Members is taken by written consent, any certificate or documents filed with the Delaware Secretary of State as a result of the taking of the action shall state in lieu of any statement required by the Act concerning any vote of Members that written consent has been given in accordance with the provisions of the Act and that any written notice required by the Act has been given.

(d) Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence of person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE 8

INDEMNIFICATION

8.1 Right to Indemnification. Subject to the limitations and conditions as provided in this Article 8, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding by reason of the fact that he, or a Person of whom he is the legal representative, is or was a Manager of the Company or while a Manager of the Company is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article 8 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article 8 shall be deemed contract rights, and no amendment, modification or repeal of this Article 8 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article 8 could involve indemnification for negligence or under theories of strict liability.

8.2 Advance Payment. The right to indemnification conferred in this Article 8 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 8.1 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the standard of conduct necessary for indemnification under this Article 8 and a written undertaking by or on behalf of such Person to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article 8 or otherwise.

8.3 Indemnification of Officers, Employees and Agents. The Company by adoption of a resolution of the Board of Managers, may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Managers under this Article 8 and the Company may indemnify and advance expenses to Persons who are not or were not Managers, officers, representatives, employees or agents of the Company but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to Managers under this Article 8.

8.4 Appearance as a Witness. Notwithstanding any other provision of this Article 8, the Company may pay or reimburse expenses incurred by a Manager in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

8.5 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article 8 shall not be exclusive of any other right which a Manager or other Person indemnified pursuant to Section 8.3 may have or hereafter acquire under any law (common or statutory), provision of the Certificate of Formation or this Agreement, agreement, vote of Members or disinterested Managers or otherwise.

8.6 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager, officer, employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article 8.

8.7 Member Notification. To the extent required by law, any indemnification of or advance of expenses to a Manager or any other Person in accordance with this Article 8 shall be reported in writing to the Members with or before the notice or waiver of notice of the next Members’ meeting or with or before the next submission to Members of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

8.8 Savings Clause. If this Article 8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager or any other Person indemnified pursuant to this Article 8 as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article 8 that shall not have been invalidated and to the fullest extent permitted by applicable law.

8.9 Additional Indemnification Provision. Elandia shall indemnify and hold Alvarado harmless for (i) any interest and penalties that Alvarado shall pay to the United States Treasury in connection with a final determination that the issuance of the 1,150,000 Elandia Shares to Alvarado under Sections 11.13, 11.14 or 11.15 of this Agreement (the “Elandia Issuance”) was taxable to Alvarado upon the closing of the transactions contemplated by the Purchase Agreement, and (ii) any taxes due upon any amount to be indemnified under this Section 8.9; provided, however, that the maximum amount for which Elandia shall be required to indemnify and hold Alvarado harmless under this Section 8.9 shall be equal to US $300,000. Alvarado shall not enter into any settlement agreement with the United States Internal Revenue Service (“IRS”) regarding the taxability of the Elandia Issuance without the prior written consent of Elandia, which consent shall not be unreasonably withheld. Furthermore, Elandia shall have the right to defend Alvarado, at its sole and absolute discretion and at its sole expense, against the levy of such interest and penalties by the IRS; provided however, that upon any assessment by the IRS in connection with the Elandia Issuance, Elandia shall place in escrow within ninety (90) days after the receipt of written notice of such IRS assessment, for the benefit of Alvarado (x) the amount of any interest and penalties assessed, and (y) any taxes due upon any amount to be indemnified under this Section 8.9.

ARTICLE 9

TAXES

9.1 Tax Returns. The Board of Managers shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 9.2. Each Member shall furnish to the Board of Managers all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

9.2 Tax Elections. The Company shall adopt the calendar year as the Company’s fiscal year on the appropriate tax returns and make any and all such other elections deemed necessary or appropriate. The Company may choose to adopt any acceptable fiscal year other than the calendar year as its fiscal year should it deem such election appropriate and permissible for tax and/or for book purposes. Notwithstanding the foregoing, neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of Chapter I of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election, without the approval of a Majority Vote of the Members.

9.3 Tax Matters Partner. The Board of Managers shall designate one Member to be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Partner”). Elandia shall be designated as the initial Tax Matters Partner. Any Member who is designated Tax Matters Partner shall take such action as may be necessary to cause each Other Member to become a “notice partner” within the meaning of Section 6223 of the Code.

Any Member who is designated Tax Matters Partner shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof on or before fifteen (15) Business Days after becoming aware thereof and, within that time, shall forward to each other member copies of all significant written communications it may receive in that capacity. Any Member who is designated Tax Matters Partner may not take any action contemplated by Sections 6222 through 6231 of the Code without the consent of a Majority Vote of the Members, but this sentence does not authorize such Member take any action left to the determination of an individual Member under Sections 6222 through 6231 of the Code.

ARTICLE 10

BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

10.1 Maintenance of Books. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members, the Board of Managers and each other committee of the Managers. The calendar year, or any other fiscal year as elected by the Company pursuant to Section 9.2, shall be the accounting year of the Company.

10.2 Records. At the expense of the Company, the Board of Managers shall maintain or cause to be maintained records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

(a) A current list of the full name and last known business address of each Member and Manager, both past and present;

(b) A copy of the Certificate of Formation of the Company and all certificates of amendments thereto, together with executed copies of any powers of attorney pursuant to which any certificate was executed;

(c) Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three (3) most recent years;

(d) Copies of the Company’s currently effective Limited Liability Company Agreement, copies of any writings permitted or required with respect to a Member’s obligation to contribute cash, property, or services, and copies of any financial statements of the Company for the three (3) most recent years;

(e) Minutes of every meeting;

(f) Any written consents obtained from Members for actions taken by Members without a meeting; and

(g) All items required by the Act.

10.3 Reports. Unless waived by a Majority Vote of the Members, on or before the fifteenth (15th) day of the third (3rd) month of each year during the term of the Company, the Board of Managers shall cause each Member to be furnished with the Company’s financial statements listing the receipts and disbursements of the Company for the preceding year. The Company’s financial statements may or may not be audited by a firm of certified public accountants at the option of the Board of Managers.

10.4 Accounts. The Board of Managers shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the Board of Managers determines. The Board of Managers may not commingle the Company’s funds with the funds of any Member, however, Company funds may be invested in a manner the same as or similar to the Managers’ investment of their own funds or investments by their Affiliates.

ARTICLE 11

TRANSFER OF UNITS

11.1 Disposition by Members. Except as otherwise provided herein and so long as this Agreement shall remain in full force and effect, no Member shall Dispose of all or any portion of such Member’s Units. Any attempted Disposition by a Member of his or its Units, or any part thereof, other than in accordance with this Agreement shall be, and is hereby declared, null and void ab initio.

11.2 Disposition by the Company. This Company shall not cause or permit the transfer of any Unit Certificate representing any Units to be made on its books unless the transfer is permitted by and made in accordance with the terms of this Agreement. Any purported Disposition of Units by the Company in violation of this Agreement shall be null and void, and shall not operate to transfer any right, title or interest in such Units to the purported transferee.

11.3 Intentionally Omitted.

11.4 Right of First Refusal.

(a) Third Party Offer. If a Member (the “Selling Member”) has received a Bona Fide Offer from an independent third party prospective purchaser (“Qualified Purchaser”) to purchase all or any portion of his or its Units, before selling his or its Units, the Selling Member shall first offer the sale thereof to the Company upon the same terms and conditions stated in such Bona Fide Offer (“Right of First Refusal”). Such offer will be made by written notice (“ROFR Notice”) to the Company and to the other Members (the “Remaining Members”).

(b) Company’s Acceptance of Offer. The Board of Managers shall determine whether the Company will accept the Selling Member’s offer described in Section 11.4(a) above. In the event that the Company does not accept said offer by written notice forwarded no later than thirty (30) days following receipt of such offer, then the Selling Member shall offer such Units to the Remaining Members upon the same terms and conditions stipulated in the Bona Fide Offer.

(c) Remaining Members’ Right to Purchase. The Remaining Members shall have the right to purchase all, but not part, of the offered Units in such portions as they shall agree upon; but if they fail to agree, then each of them shall be entitled to purchase a fraction thereof, the numerator of which is the total number of Units owned by such Remaining Members and the denominator of which is the total number of Units owned by all of the Remaining Members. If the Remaining Members do not exercise their rights by written notice forwarded to the Company and the Selling Member no later than forty-five (45) days after receipt of the ROFR Notice, then the Selling Member may sell all of the offered Units to the Qualified Purchaser under the same terms and conditions as are set forth in the original Bona Fide Offer. The sale to the Qualified Purchaser must be consummated within thirty (30) days from the last date on which the Remaining Members had the right to accept the offer to purchase. Evidence that the sale has been so consummated shall be supplied in writing by the Selling Member and the Qualified Purchaser to the Company and the Remaining Members. If the sale has not been consummated within said thirty (30) day period, the rights of the Company and the Remaining Members to purchase shall again attach to the Units held in the Selling Member’s name and no sale may be made to any purchaser without again complying with the provisions of this Section 11.4.

(d) Closing. The purchase referred to in this Section shall be closed (the “Closing”) within thirty (30) days following acceptance by the Company or the Remaining Members, as the case may be (the “Closing Date”). The Closing shall be held at the offices of the Company at 10:00 a.m. on the Closing Date, or at such other time or place as parties may agree. At the Closing: (i) the Selling Member shall deliver (A) Unit Certificates representing the Units sold by the Selling Member subject to no Liens, (B) appropriate blank Unit, properly endorsed, and (C) any and all other documents that may be reasonably required by the purchaser thereof, and (ii) the Company or the Remaining Members, as the case may be, shall pay the agreed upon consideration.

(e) Termination of Right of First Refusal. The Right of First Refusal under this Section 11.4 shall terminate upon the earlier of (i) the fifth (5th) anniversary of the Effective Date, (ii) delivery of the Put Notice as provided under Section 11.13 below, or (iii) delivery of the Call Notice as provided under Section 11.14 below.

11.5 Drag-Along Rights. If Elandia proposes to sell, in a single transaction or a series of transactions, any Units now or hereafter owned by Elandia in a bona fide transaction to a Qualified Purchaser, or any interest in such Units, whether voluntarily or by operation of law, to an unaffiliated third party (the “Approved Sale”), Elandia shall give prompt written notice (the “Sale Notice”) to the Remaining Members setting forth: (i) the name and address of the party to which Elandia proposes to sell the Units, (ii) the number of Units Elandia proposes to sell, (iii) the consideration per Unit to be delivered to Elandia for the proposed sale, and (iv) all other material terms and conditions of the proposed sale, which must be bona fide. Subject to the Remaining Members’ Right of First Refusal under Section 11.4 above, by so indicating in the Sale Notice, Elandia shall be entitled to require the Remaining Members to sell to the Qualified Purchaser in the same transaction all of their Units and rights to acquire Units (or, if Elandia is selling less than all of its Units, a percentage of the Remaining Members’ Units and rights to acquire Units equivalent to the percentage of Units and rights to acquire Units to be sold by Elandia), on the same terms and conditions set forth in the Sale Notice. Each of the Members agrees that the consideration payable to the Remaining Members for his or its Units will be the same amount to be received by Elandia for its Units (calculated as though all of the Series A Preferred Units held by Elandia had been converted into Common Units). Without limiting the generality of the foregoing, and assuming the Remaining Members do not exercise their Right of First Refusal, the Remaining Members (i) will consent to, and raise no objections against, the Approved Sale, (ii) shall vote in favor of such transaction and enter into all agreements deemed necessary by the Board to effectuate the same and act in all other respects requested by the Board in order to effectuate the same, and (iii) will take all necessary and desirable actions in connection with the consummation of any Approved Sale.

11.6 Tag-Along Rights. Subject to the Right of First Refusal under Section 11.4:

(a) If Elandia issues a Sale Notice with respect to an Approved Sale, the Remaining Members, by written notice to Elandia delivered within forty-five (45) days after the date of such Sale Notice, shall be entitled to require that Elandia include in the proposed sale to the Qualified Purchaser in the same transaction all of their Units and rights to acquire Units (or, if Elandia is selling less than all of its Units, a percentage of the Remaining Members’ Units and rights to acquire Units equivalent to the percentage of Units and rights to acquire Units to be sold by Elandia), on the same terms and conditions set forth in the Sale Notice.

(b) If Alvarado sells all, or any portion, of his Units pursuant to Section 11.4 above, Elandia shall, by written notice to Alvarado delivered within forty-five (45) days after the date of Alvarado’s ROFR Notice, be entitled to require that Alvarado include in the proposed sale to the Qualified Purchaser in the same transaction all of its Units and rights to acquire Units (or, if Alvarado is selling less than all of his Units, a percentage of Elandia’s Units and rights to acquire Units equivalent to the percentage of Units and rights to acquire Units to be sold by Alvarado), on the same terms and conditions set forth in the Bona Fide Offer.

11.7 Permitted Transfers. Notwithstanding anything to the contrary contained herein, the following transfers of Units shall be expressly permitted without complying with Sections 11.1, 11.3, 11.4, 11.5 or 11.6 hereof (“Permitted Transfer”); provided, that (i) the transferee has agreed in writing to be bound by the terms of this Agreement, (ii) the transfer complies with the Securities Laws, unless the transfer is exempt from the registration requirements of these laws, and (iii) the Company has received an opinion of counsel in form and substance satisfactory to the Company to the effect that the transfer is in compliance with such laws or is exempt therefrom:

(a) Transfer of Units by a Member with the prior written consent of all of the other Members;

(b) Transfers of Units by a Member to an Affiliate or an Immediate Family Member.

(c) Transfers of Units by a Member pursuant to a Change of Control;

(d) Transfers of Units pursuant to rights of repurchase in favor of the Company upon termination of services pursuant to any unit option agreement or other agreement approved by the Board of Managers

(e) Transfers of Units by a Member to other Members or employees of the Company with the approval of the Board of Managers, which shall not be unreasonably withheld; or

(f) Transfers of Units that are expressly permitted by the provisions of this Agreement.

11.8 Option Upon an Involuntary Transfer.

(a) If any Member (a “Failed Member”) (i) files a voluntary petition under any bankruptcy or insolvency law or a petition for the appointment of a receiver or makes an assignment for the benefit of creditors, (ii) is subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to his Units and such involuntary petition, assignment or attachment is not discharged within thirty (30) days after its effective date, or (iii) is subjected to any other possible involuntary transfer of his or its Units by legal process (any of the events described in clauses (i), (ii) and (iii) referred to as a “Triggering Event”), such Failed Member must immediately give the Company and the Remaining Members written notice of the Triggering Event (the “Distress Notice”). The Company and the Remaining Members have an option to purchase all or a portion of the Failed Member’s Units subject to the involuntary transfer for a set purchase price of $3.53 per Common Unit and $3.71 per Series A Preferred Unit, payable at the closing of such distress sale. If the Failed Member transfers all or any of his or its Units to a Permitted Transferee, a Triggering Event relating to such Failed Member will also constitute a Triggering Event with respect to the Units held by the Failed Member and its Permitted Transferees.

(b) If the Company desires to exercise its option, it has a period of 30 days after the Distress Notice to give its written notice (the “Company Distress Sale Exercise Notice”) to that effect to the Failed Member and the Remaining Members. The Company Distress Sale Exercise Notice must set forth a closing, not later than 30 days from the date of the Company Distress Sale Exercise Notice. The Company’s failure to give a timely Company Distress Sale Exercise Notice (or its refusal to purchase) gives rise to an identical option to the Remaining Members. If the Remaining Members desire to exercise their option, the Remaining Members have a period of thirty (30) days after the earlier to occur of: (a) the expiration of the time period to give the Company Distress Sale Exercise Notice; or (b) the date that the Company gave notice of its refusal to purchase, to give notice (the “Member Distress Sale Exercise Notice”) to the Failed Member and the Company. The Member Distress Sale Exercise Notice must set forth a closing date not later than thirty (30) days from the date of the Member Distress Sale Exercise Notice. To the extent the Failed Member’s Units are not purchased by the Company or any of the Remaining Members, the Failed Member’s Units not purchased will continue to be subject to this Agreement.

(c) The Closing for the purchase of the Failed Member’s Units pursuant to this Section 11.8, shall take place at the office of the Company within 15 days after the exercise of the last option to purchase the Units by the Company or the Remaining Members.

11.9 Rights of Unadmitted Assignees. A Person who acquires Units but who is not admitted as a Member pursuant to Section 11.10 shall be entitled only to allocations and distributions with respect to such Units in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

11.10 Admission of Substituted Members. Subject to the other provisions of this Article 11, a transferee of Units may be admitted to the Company as a Member only upon satisfaction of the conditions set forth in this Section 11.10:

(a) Consent is given by the Board of Managers to such admission, which consent may be given or withheld in its sole and absolute discretion;

(b) The transferee of Units (other than, with respect to clause (i) below, a transferee that was a Member prior to the Disposition) shall, by written instrument in form and substance reasonably satisfactory to the Board of Managers (and, in the case of clause (ii) below, the transferor Member), (i) accept and adopt the terms and provisions of this Agreement, including this Article 11, and (ii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Units. The transferor Member shall be released from all such assumed obligations except (iii) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement, and (iv) in the case of a Disposition to any Person other than a Member, those obligations or liabilities of the transferor Member based on events occurring, arising, or maturing prior to the date of such Disposition;

(c) The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the transferred Units; and

(d) Except in the case of a Disposition involuntarily by operation of law, if required by the other Members, the transferee (other than a transferee that was a Member prior to the Disposition) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Board of Managers reasonably deem necessary or appropriate to effect, and as a condition to, such Disposition, including amendments to the Certificate of Formation or any other instrument filed with the State of Delaware or any other state or governmental authority.

11.11 Status After Disposition. No Disposition by a Member shall release such Member from any of its obligations under this Agreement without the approval of the Board of Managers (which consent may be granted or withheld in the sole discretion of the Board of Managers). A Person who received Units but who is not admitted to the Company as a substituted or additional Member shall not be entitled to vote the Units of such Person. In addition, such Person shall not be entitled to Dispose of the Units without fulfilling the conditions of this Article 11 in the same extent and in the same manner as any Member which desires to effect a Disposition of Units.

11.12 Disposition Documents. The Company shall not recognize for any purpose any purported Disposition of all or any portion of any Member’s Units unless and until the provisions of this Article 11 shall have been satisfied and there shall have been delivered to the Board of Managers a dated notification of such Disposition (a) executed, acknowledged, and sworn to by both the Member effecting such Disposition and the Person to whom such Units are Disposed, (b) if the assignee is to become a substituted or additional Member, containing the requirements set forth in Section 11.10 hereof.

11.13 Put Rights.

(a) First Put Right. During the Put Term, Alvarado shall have the right to obligate Elandia (the “First Put”) to issue shares of Elandia common stock (“Elandia Shares”), in the amount set forth herein, in exchange for, at Alvarado’s option, (i) twenty-five (25%) of the Common Units held by or for the benefit of Alvarado, or (ii) all (but not less than all) of the Common Units held by or for the benefit of Alvarado (the “First Put Units”). If Alvarado elects to exchange only 25% of his Common Units in the First Put, the number of Elandia Shares to be issued to Alvarado shall be equal to (i) the product of the number of First Put Units and the Fair Market Value per Unit divided by (ii) the Market Price of the Elandia Shares. If Alvarado elects to exchange all of his Common Units in the First Put, the number of Elandia Shares to be issued to Alvarado shall be equal to the sum of (A) (1) the product of the number of First Put Units and the Fair Market Value per Unit divided by (2) the Market Price of the Elandia Shares, and (B) 1,150,000 Elandia Shares (the consideration payable in this sentence and the preceding sentence shall be referred to herein collectively as the “First Put Consideration”). Notwithstanding the foregoing, if upon exercise of the First Put the Elandia Shares are not then listed on a Principal Market, the Fair Market Value per Elandia Share shall be used in lieu of the Market Price for purposes of the above formulas. In order to exercise the First Put, Alvarado must deliver written notice to Elandia and the Company during the Put Term, which shall contain the number of Common Units Alvarado elects to exchange in the First Put (the “First Put Notice”). Upon receipt of the First Put Notice, (i) the Board of Managers of the Company, acting unanimously, shall have ninety (90) days to select an Independent Appraiser and (ii) Elandia shall have ninety (90) days to prospectively designate a date within such 90-day period that shall be used by the Independent Appraiser to measure and establish the value of the Units (the “First Put Valuation Date”). The Company shall notify Alvarado and Elandia in writing of its selection of the Independent Appraiser. Elandia shall notify Alvarado in writing of its designation of the First Put Valuation Date within five (5) days from making such determination (the “First Put Valuation Notice”). The Company shall be responsible for all fees and expenses of the Independent Appraiser as a result of Alvarado exercising his First Put. Alvarado may, in his sole discretion, elect to withdraw his First Put at anytime during the period commencing on the date Alvarado receives the First Put Valuation Notice and expiring one day prior to the First Put Valuation Date (the “First Put Withdrawal Period”) by notifying Elandia in writing of such election (the “First Put Withdrawal Notice”). If Elandia does not receive a First Put Withdrawal Notice during the First Put Withdrawal Period, the consummation of the First Put shall occur within ten (10) days after Elandia receives a written appraisal report of the Units from the Independent Appraiser (the “First Put Closing”).

(b) Second Put Right. During the Put Term, and only in the event that Alvarado exercised the First Put with respect to twenty-five (25%) of his Common Units, Alvarado shall have the right to obligate Elandia (the “Second Put”) to issue Elandia Shares, in the amount set forth herein, in exchange for all (but not less than all) of the Common Units then held by or for the benefit of Alvarado (the “Second Put Units”). The number of Elandia Shares to be issued to Alvarado pursuant to its exercise of the Second Put under this Section 11.13(b) shall be equal to the sum of (i) (A) the product of the number of Second Put Units and the Fair Market Value per Unit divided by (B) the Market Price of the Elandia Shares, and (ii) 1,150,000 Elandia Shares (collectively, the “Second Put Consideration”); provided, that if the Elandia Shares are not then listed on a Principal Market, the Fair Market Value per Elandia Share shall be used in lieu of the Market Price for purposes of the above formula. In order to exercise the Second Put, Alvarado must deliver written notice to Elandia and the Company during the Put Term (the “Second Put Notice”). Upon receipt of the Second Put Notice, (i) the Board of Managers of the Company, acting unanimously, shall have ninety (90) days to select an Independent Appraiser and (ii) Elandia shall have ninety (90) days to prospectively designate a date within such 90-day period that shall be used by the Independent Appraiser to measure and establish the value of the Units (the “Second Put Valuation Date”). The Company shall notify Alvarado and Elandia in writing of its selection of the Independent Appraiser. Elandia shall notify Alvarado in writing of its designation of the Second Put Valuation Date within five (5) days from making such determination (the “Second Put Valuation Notice”). The Company shall be responsible for all fees and expenses of the Independent Appraiser as a result of Alvarado exercising his Second Put. Alvarado may, in his sole discretion, elect to withdraw his Second Put at anytime during the period commencing on the date Alvarado receives the Second Put Valuation Notice and expiring one day prior to the Second Put Valuation Date (the “Second Put Withdrawal Period”) by notifying Elandia in writing of such election (the “Second Put Withdrawal Notice”). If Elandia does not receive a Second Put Withdrawal Notice during the Second Put Withdrawal Period, the consummation of the Second Put shall occur within ten (10) days after Elandia receives a written appraisal report of the Units from the Independent Appraiser (the “Second Put Closing”).

(c) At the First Put Closing, Elandia shall deliver to Alvarado, the First Put Consideration and Alvarado shall execute and deliver a Unit assignment or assignments separate from certificate (or Unit Certificates duly endorsed for transfer) transferring to Elandia the First Put Units and such other endorsements, assignments, documents or instruments executed by Alvarado as is necessary to transfer and convey to Elandia title to the Put Units, as owner, free and clear of all liens, encumbrances, security interests pledges, options, mortgages, equities or other similar interests (“Liens”). At the Second Put Closing, Elandia shall deliver to Alvarado, the Second Put Consideration and Alvarado shall execute and deliver a Unit assignment or assignments separate from certificate (or Unit Certificates duly endorsed for transfer) transferring to Elandia the Second Put Units and such other endorsements, assignments, documents or instruments executed by Alvarado as is necessary to transfer and convey to Elandia title to the Put Units, as owner, free and clear of all Liens.

(d) Notwithstanding anything to the contrary contained in this Section 11.13, (i) Elandia shall have the right, in its sole and absolute discretion, to substitute cash for the Elandia Shares required to be issued to Alvarado pursuant to Section 11.13(a) or (b) above; and (ii) if Elandia’s securities are listed on a Principal Market and Alvarado exercises the Put pursuant to Section 11.13(a) or (b) above, then Elandia shall pay to Alvarado fifteen percent (15%) of the Put Exchange Consideration in cash and eighty-five percent (85%) of the Put Exchange Consideration in Elandia Shares. As used herein, the “Put Exchange Consideration” means the First Put Consideration or the Second Put Consideration, as the case may be, reduced by the value of the 1,150,000 Elandia Shares (if any) included therein.

(e) Notwithstanding anything to the contrary contained herein, in the event of a Change of Control of the Company, or if the CEO’s employment with the Company is terminated by the Company without Cause, prior to the commencement of the Put Term, Alvarado shall be entitled to exercise his First Put under and in accordance with Section 11.13(a) at any time without restriction; provided, that such exercise must be for all (but not less than all) of the Common Units then held by or for the benefit of Alvarado. Upon the occurrence of such event, if Alvarado exercises his First Put and the Elandia Shares are not listed on a Principal Market, Elandia shall pay to Alvarado cash in an amount equal to (i) the product of the Common Units held in Alvarado’s name and the Fair Market Value Per Unit as of the First Put Valuation Date, plus (ii) the product of 1,150,000 Elandia Shares and the Fair Market Value Per Elandia Share.

11.14 Call Right.

(a) During the Call Term, Elandia shall have the right to obligate Alvarado (the “Call”) to exchange all (but not less than all) of the Common Units held by or for the benefit of Alvarado (the “Call Units”) for Elandia Shares, in the amount set forth herein. The number of Elandia Shares to be issued to Alvarado pursuant to its exercise of the Call under this Section 11.14 shall be equal to the sum of (i) (A) the product of the number of Call Units and the Fair Market Value per Unit divided by (B) the Market Price of the Elandia Shares (“Call Exchange Consideration”), and (ii) 1,150,000 Elandia Shares (collectively, the “Call Consideration”); provided, that if the Elandia Shares are not then listed on a Principal Market, the Fair Market Value per Elandia Share shall be used in lieu of the Market Price for purposes of the above formula. In order to exercise the Call, Elandia must deliver written notice to Alvarado during the Call Term (the “Call Notice”). Upon receipt of the Call Notice, (i) the Board of Managers of the Company, acting unanimously, shall have ninety (90) days to select an Independent Appraiser and (ii) Alvarado shall have ninety (90) days to prospectively designate a date within such 90-day period that shall be used by the Independent Appraiser to measure and establish the value of the Units (the “Call Valuation Date”). The Company shall notify Alvarado and Elandia in writing of its selection of the Independent Appraiser. Alvarado shall notify Elandia of its designation of the Call Valuation Date within five (5) days from making such determination (the “Call Valuation Notice”). The Company shall be responsible for all fees and expenses of the Independent Appraiser as a result of Elandia exercising its Call. Elandia may, in its sole discretion, elect to withdraw its Call at anytime during the period commencing on the date Elandia receives the Call Valuation Notice and expiring one day prior to the Call Valuation Date (the “Call Withdrawal Period”) by notifying Alvarado in writing of such election (the “Call Withdrawal Notice”). If Alvarado does not receive a Call Withdrawal Notice during the Call Withdrawal Period, the consummation of the Call shall occur within ten (10) days after Elandia receives a written appraisal report of the Units from the Independent Appraiser (the “Call Closing”).

(b) At the Call Closing, Elandia shall deliver to Alvarado the Call Consideration and Alvarado shall execute and deliver a Unit assignment or assignments separate from certificate (or Unit Certificates duly endorsed for transfer) transferring to Elandia the Call Units and such other endorsements, assignments, documents or instruments executed by Alvarado as is necessary to transfer and convey to Elandia title to the Call Units, as owner, free and clear of all Liens.

(c) Notwithstanding anything to the contrary contained in this Section 11.14, (i) Elandia shall have the right, in its sole and absolute discretion, to substitute cash for the Elandia Shares required to be issued to Alvarado pursuant to Section 11.14(a) above, (ii) if Elandia’s securities are not listed on a Principal Market and Elandia exercises the Call pursuant to Section 11.14(a) above, then Elandia shall pay to Alvarado cash in an amount equal to (A) the product of the Common Units held in Alvarado’s name and the Fair Market Value Per Unit as of the Call Valuation Date, plus (B) the product of 1,150,000 Elandia Shares and the Fair Market Value Per Elandia Share, and (iii) if Elandia’s securities are listed on a Principal Market and Elandia exercises the Call pursuant to Section 11.14(a) above, then Elandia shall pay to Alvarado fifteen percent (15%) of the Call Exchange Consideration in cash and eighty-five percent (85%) of the Call Exchange Consideration in Elandia Shares.

11.15 Mandatory Put Upon an Elandia Change of Control. If at any time prior to the sixtieth (60th) month anniversary of the date of this Agreement, there is an Elandia Change of Control, then Alvarado shall exchange all (but not less than all) of his Common Units for consideration which he would have received in an Elandia Change of Control if Alvarado had exchanged his Common Units for Elandia Shares immediately prior to an Elandia Change of Control under Section 11.13(b). In an Elandia Change of Control, Alvarado shall receive the same consideration per Elandia Share as is received by other Elandia shareholders in the Elandia Change of Control.

11.16 Right to Purchase Defaulting Party’s Interest. In addition to any other provisions contained herein, upon a Disposition of Units by a Member in violation of any provision of this Agreement (“Defaulting Party”), then the following procedures shall apply:

(a) If the Defaulting Party Disposes his or its Units in violation of any provision of this Agreement, the Company shall provide written notice of such default (“Default Notice”) to the Remaining Members. The Remaining Members may (but shall not be required to) purchase, and the Defaulting Party shall sell all of his or its Units to the Remaining Members who have elected in writing to exercise such right within sixty (60) days of the date of the Default Notice from the Company to the Remaining Members of such invalid Disposition.

(b) If the Remaining Members fail to elect to purchase the Units, then the Company may (but shall not be required to) purchase and the Defaulting Party shall sell all of his or its Units to the Company if the Company elects in writing to exercise such right within ten (10) days of the expiration of the foregoing 60-day period.

(c) Notwithstanding anything to the contrary contained herein and in the Delaware Statutes, (i) the purchase price of Common Units under this Section shall be equal to $3.53 per Common Unit, and (ii) the purchase price of Series A Preferred Units under this Section shall be equal to $3.71 per unit, each payable at the closing of the default sale pursuant to this Section 11.16.

(d) The closing for any such default sale of the Defaulting Party’s Units shall be at the offices of the Company not later than forty-five (45) days after receipt by such Defaulting Party’s transferee(s) of the last of the written notices of election from a Remaining Member or the Company, as the case may be.

11.17 Right to Buyback Units.

(a) Subject to the limitations set forth in Section 11.17(c) below, if, as of the first (1st) year anniversary of the Effective Date (the “Buyback Date”), the Market Capitalization of Elandia is less than Fifty Million Dollars (US $50,000,000), Alvarado shall, for a period of thirty (30) days following the Buyback Date, have the right to buyback (the “Buyback Right”) from Elandia, and require Elandia to sell to Alvarado, all of the Series A Preferred Units currently held by Elandia (the “Buyback Units”), as identified on Schedule 1 hereto, for a purchase price equal to the greater of (i) the product of (A) the Buyback Units and (B) the Fair Market Value per Unit of the Series A Preferred Units as of the Buyback Date, or (ii) Thirty-Eight Million One Hundred Thousand Dollars (US $38,100,000) (the “Buyback Consideration”). In order to exercise its Buyback Right, Alvarado must deliver written notice (“Buyback Notice”) to Elandia prior to the Buyback Date. Upon receipt of the Buyback Notice, Elandia and Alvarado shall have ninety (90) days to mutually select an Independent Appraiser and to prospectively designate a date within such 90-day period that shall be used by the Independent Appraiser to measure and establish the Fair Market Value per Series A Preferred Unit as of the Buyback Date. Alvarado shall be responsible for all fees and expenses of the Independent Appraiser as a result of Alvarado exercising its Buy-Back Right.

(b) Upon exercise of the Buyback Right, Alvarado shall deliver to Elandia the Buyback Consideration in cash and Elandia shall execute and deliver a Unit assignment or assignments separate from certificate (or Unit Certificates duly endorsed for transfer) transferring to Alvarado the Buyback Units and such other endorsements, assignments, documents or instruments executed by Elandia as is necessary to transfer and convey to Alvarado title to the Buyback Units, as owner, free and clear of all Liens.

(c) The Buyback Right as provided in this Section 11.17 shall immediately terminate and be of no further force and effect if, with the unanimous approval of the Board of Managers, Elandia has at any time between the Effective Date and the date the Buyback Notice is received by Elandia, made a loan to the Company, or obtained through a third party a loan for the benefit of the Company, in an amount which, in the aggregate, is equal to or greater than Ten Million Dollars (US $10,000,000).

11.18 Sale of the Company. Notwithstanding anything to the contrary contained herein, if the Board of Managers approves a Change of Control Transaction to a third party unaffiliated with Elandia, then each Member shall vote for, consent to and raise no objections to such Change of Control Transaction. If the Change of Control Transaction is structured as a (i) merger or consolidation, except for such rights granted to Elandia pursuant to this Agreement, each holder of Units shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation, or (ii) sale of units, each holder of Units shall agree to (a) sell all of its Units and rights to acquire Units on the terms and conditions approved by the Board of Managers and (b) receive the same per Unit consideration in such Change of Control Transaction as if the Preferred Units were converted to Common Units. Each holder of Units shall take all necessary or desirable actions in connection with the consummation of the Change of Control Transaction as requested by the Company.

11.19 Application of Provisions to Transferees. In the event that Alvarado has transferred any of his Common Units prior to (i) the exercise of the Put or the Call or (ii) a mandatory put of Alvarado’s Common Units under Section 11.15 hereof, (A) as a condition to such transfer, the transferee or transferees must agree in writing to be bound by the provisions of this Agreement, Article 8 and 10 of the Purchase Agreement and the Escrow Agreement, and (B) the exercise of the Put or the Call, or the exchange of Units, as the case may be, shall include all Common Units held by Alvarado and his transferees (whether Permitted Transferees or not) and the consideration payable under Sections 11.13, 11.14 or 11.15 hereof shall be paid proportionately among Alvarado and such transferee or transferees; provided, however, that nothing herein shall be construed to permit any Disposition of Units in violation of this Agreement.

11.20 Special Provisions Relating to the Elandia Shares.

(a) If by reason of a merger, consolidation, reorganization, recapitalization, combination of the Elandia Shares, stock split, reverse stock split, stock dividend, separation (including a spin-off or split-off), or other such similar event, the number of outstanding Elandia Shares are increased, decreased, changed into, or been exchanged for a different number or kind of shares, or if additional shares or new and different shares are issued in respect of such Elandia Shares, prior to the issuance of the 1,150,000 Elandia Shares under Sections 11.13, 11.14 or 11.15, the number of such Elandia Shares to be issued shall be proportionately adjusted as necessary to avoid any dilution or enlargement of Alvarado’s rights as a future shareholder of Elandia.

(b) As a condition to the issuance of the Elandia Shares, Alvarado shall provide an investor representation letter in the form and consent acceptable to Purchaser and its counsel.

(c) Upon the issuance of Elandia Shares to Alvarado pursuant to Sections 11.13(b), 11.14 or 11.15, Alvarado shall not be entitled to sell more than one percent (1%) of the then total number of issued and outstanding Elandia Shares on a quarterly basis for a period of twelve (12) months commencing on the issuance date of such Elandia Shares.

ARTICLE 12

DISSOLUTION, LIQUIDATION, AND TERMINATION

12.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on, the first to occur of the following:

(a) By the unanimous written consent of all of the outstanding Units to dissolve the Company; or

(b) Upon the occurrence of any other event of dissolution under the Act.

12.2 Winding Up, Liquidation, and Distribution of Assets.

(a) Upon dissolution, an accounting shall be made by the Company’s independent accountant of the accounts of the Company and of the Company’s assets, liabilities and operations from the date of the last previous accounting until the date of dissolution. The Board of Managers shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Board of Managers shall:

(i) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Board of Managers may determine to distribute any assets to the Members in kind);

(ii) allocate any Profits or Losses resulting from such sales to the Members’ Capital Accounts in accordance with Article 5;

(iii) discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such reserves as may be reasonably necessary to provide for contingencies or liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such reserves shall be deemed to be an expense of the Company); and

(iv) distribute the remaining assets, if any, in the following order; provided, however, that following any conversion of the Preferred Units into Common Units, the Series A Liquidation Preference shall no longer apply, and the Company’s remaining assets shall be distributed to the Members in accordance with their Percentage Interests (and subsections (A) and (B) below shall be disregarded):

(A) to Elandia in an amount equal to the lesser of (1) an amount equal to (x) the Purchase Price, plus (y) the product of 1,150,000 Elandia Shares and the Fair Market Value Per Elandia Share if Elandia has issued such Elandia Shares to Alvarado pursuant to Sections 11.13, 11.14 or 11.15 hereof, or (2) Elandia’s Unreturned Capital, plus the product of 1,150,000 Elandia Shares and the Fair Market Value Per Elandia Share if Elandia has issued such Elandia Shares to Alvarado pursuant to Sections 11.13, 11.14 or 11.15 hereof (the “Series A Liquidation Preference”);

(B) the balance, if any, to Alvarado and his permitted transferees in an amount equal to 42.857% of the amount distributed to Elandia pursuant to subsection (A) above, so that after the distribution required by this subsection (B), cumulative distributions to the Members have been allocated 70% to Elandia, and 30% to Alvarado and his permitted transferees; and

(C) the balance, if any, to the Members in accordance with their Percentage Interests.

(c) If any assets of the Company distributed to Member in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Managers, except that any securities to be distributed to Members in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

(i) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(A) if the securities are then traded on a national securities exchange, the NASDAQ Global Market (or a similar national quotation system) or the NASDAQ Capital Market, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

(B) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such merger, consolidation or sale; and

(C) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Managers.

(ii) The method of valuation of securities subject to investment letter or other similar restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (A), (B) or (C) of subsection (c)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Managers.

(iii) These assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted to reflect such deemed sale.

(d) Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Member has an Adjusted Capital Account Deficit (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of the Member’s Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.

(e) Upon completion of the winding up, liquidation, and distribution of the assets, the Company shall be deemed terminated.

(f) The Board of Managers shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

(g) A (i) consolidation or merger of the Company with or into any other entity in which the holders of the Company’s outstanding Units immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain units or other equity interests representing a majority of the voting power of the surviving entity of such consolidation or merger; or (ii) sale of all or substantially all of the assets of the Company, shall each be deemed to be a liquidation, dissolution or winding up of the Company under this Article 12. Notwithstanding the foregoing, by vote or written consent of the holders of a majority of the Series A Preferred Units then outstanding, such holders may elect on behalf of all of the holders of Series A Preferred Units (i) to waive the right to treat any of the foregoing events as a deemed liquidation and (ii) to receive the benefits of the provisions of Section 13.9 in lieu of a deemed liquidation pursuant to this Section 12.2(g), which election shall be binding upon all holders of Series A Preferred Units.

12.3 Articles of Dissolution.

(a) When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefore and all of the remaining property and assets have been distributed to the Members, articles of dissolution shall be executed in duplicate and verified by the person signing the articles, which articles shall set forth the information required by the Act. Duplicate originals of the articles of dissolution shall be delivered to, and filed with, the Delaware Secretary of State.

(b) Upon the issuance of the articles of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings, and appropriate action as provided in the Act. The Board of Managers shall have authority to distribute any Company Property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company

12.4 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of such Member’s Capital Contribution. If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of one or more Members, the Members shall have no recourse against any other Member.

ARTICLE 13

CONVERSION RIGHTS

The holders of the Series A Preferred Units shall have the following conversion rights:

13.1 Right to Convert. Each Series A Preferred Unit shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Units, at the office of the Company or any transfer agent for the Series A Preferred Units or Common Units, into fully paid and nonassessable Common Units, as set forth in Section 13.2 below.

13.2 Conversion Price. Each Series A Preferred Unit shall be convertible into the number of Common Units that results from dividing the Original Issue Price by the Conversion Price applicable to such Unit, in effect at the time of conversion. The Conversion Price shall be subject to adjustment from time to time as provided herein.

13.3 Mechanics of Conversion. Before any holder of Series A Preferred Units shall be entitled to convert the same into Common Units, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Units or Common Units and shall give written notice by mail, postage prepaid, to the Company at such office that such holder elects to convert the same and shall state therein the number of Series A Preferred Units being converted and the name or names in which the certificate or certificates for Common Units are to be issued. Thereupon the Company shall promptly issue and deliver at such office to such holder of Series A Preferred Units or to the nominee or nominees of such holder a certificate or certificates for the number of Common Units to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Units to be converted, and the person or persons entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder or accumulated holders of such Common Units on such date.

13.4 Mandatory Conversion. Subject to the adjustments set forth in this Article 13, each Series A Preferred Unit shall be automatically convertible into the number of Common Units that results from dividing the Original Issue Price by the Conversion Price applicable to such Unit, in effect at the time of conversion, on the date three (3) years from the date of this Agreement (“Mandatory Conversion Date”). Within thirty (30) days after the Mandatory Conversion Date, the Company shall (i) notify all holders of the Series A Preferred Units of the mandatory conversion, (ii) demand that all unit certificates representing the Series A Preferred Units be returned to the Company’s main office in Miami, Florida, and (iii) pay any transfer or similar tax with respect to the conversion, if any. As soon as practical but in any event within sixty (60) days after the Mandatory Conversion Date, the Company shall deliver a unit certificate to and in the name of the holder of the Series A Preferred Units for the number of Series A Preferred Units issuable upon the conversion and a check in an amount calculated in accordance with Section 13.12 for any fractional units, if any, for the Series A Preferred Units represented by the unit certificate(s). The name of the Person in which the Series A Preferred Units was issued shall be treated as the member of record of the Common Units in which the Series A Preferred Units was converted on and after the Mandatory Conversion Date.

13.5 Adjustment for Unit Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Units, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Company shall at any time or from time to time after the Original Issue Date reduce the outstanding Common Units by combination or otherwise, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 13.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

13.6 Adjustment for Certain Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Units entitled to receive, a distribution payable in Additional Common Units, then and in each such event the Conversion Price for the Series A Preferred Units then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series A Preferred Units then in effect by a fraction;

(a) The numerator of which shall be the total number of Common Units issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(b) the denominator of which shall be the total number of Common Units issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of Common Units issuable in payment of such distribution;

provided, however, if such record date shall have been fixed and such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series A Preferred Units shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series A Preferred Units shall be adjusted pursuant to this Section 13.6 as of the time of actual payment of such distributions.

13.7 Adjustments for Other Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Units entitled to receive, a distribution payable in securities of the Company other than Common Units, then and in each such event provision shall be made so that the holders of Series A Preferred Units shall receive upon conversion thereof in addition to the number of Common Units receivable thereupon, the amount of securities of the Company that they would have received had their Series A Preferred Units been converted into Common Units on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Section 13.7 with respect to the rights of the holders of the Series A Preferred Units.

13.8 Adjustment for Reclassification, Exchange or Substitution. If the Common Units issuable upon the conversion of the Series A Preferred Units shall be changed into the same or different number of Units of any class or classes of Units, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of Units or distribution provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article 13), then and in each such event the holder of each Series A Preferred Unit shall have the right thereafter to convert such share into the kind and amounts of Units and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the numbers of Common Units into which such Series A Preferred Units might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

13.9 Adjustment for Reorganization, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Units (other than a subdivision, combination, reclassification or exchange of Units provided for elsewhere in this Article 13) or a merger or consolidation of the Company with or into another entity, or the sale of all or substantially all the Company’s properties and assets to any other person, and if as a part of such reorganization, merger, consolidation or sale, the Series A Preferred Units is not cancelled, exchanged, redeemed or otherwise retired, then provision shall be made so that the holders of the Series A Preferred Units shall thereafter be entitled to receive upon conversion of the Series A Preferred Units the number of Common Units or other securities or property of the Company, or of the successor entity resulting from such merger or consolidation or sale, to which a holder of that number of Common Units deliverable upon conversion of the Series A Preferred Units would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 13 with respect to the rights of the holders of the Series A Preferred Units after the reorganization, merger, consolidation or sale to the end that the provisions of this Article 13 (including adjustment of the Conversion Price then in effect and the number of Units purchasable upon conversion of the Series A Preferred Units) shall be applicable after that event as nearly equivalent as may be practicable. In the event of the occurrence of a capital reorganization, merger or consolidation of the Company or the sale of all or substantially all its assets and properties as such events are more fully set forth in this Section 13.9, the holders of at least a majority of the Series A Preferred Units shall have the option of electing, on behalf of all of the holders of Series A Preferred Units, treatment of all Series A Preferred Units under either this Section 13.9 or Section 12.2 hereof, notice of which election shall be submitted in writing to the Company at its principal office no later than ten (10) days before the effective date of such event. Such election shall be binding upon all holders of Series A Preferred Units.

13.10 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of Common Units or other securities issuable upon conversion of the Series A Preferred Units, the Company shall compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Units at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which adjustment or readjustment is based including a statement of (1) the consideration received or to be received by the Company for any Additional Common Units issued or sold or deemed to have been issued or sold, (2) the Conversion Price at the time in effect for each series of the Preferred Units and (3) the number of Additional Common Units and the type and amount, if any, or other property which at the time would be received upon conversion of the Series A Preferred Units.

13.11 Notices of Record Date. In the event of (1) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any distribution or (2) any reclassification or recapitalization of the Units of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all the assets of the Company to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the Company shall mail to each holder of Series A Preferred Units at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (C) the time, if any is to be fixed, as to when the holders of record of Common Units (or other securities) shall be entitled to exchange their Common Units (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

13.12 Fractional Units. No fractional Common Units shall be issued upon conversion of Series A Preferred Units. In lieu of any fractional Units to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company’s Common Units on the date of conversion, as determined in good faith by the Board of Managers. Whether or not fractional Units are issuable upon such conversion shall be determined on the basis of the total number of Series A Preferred Units the holder is at the time converting into Common Units and the number of Common Units usable upon such aggregate conversion.

13.13 Reservation of Units Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Units, solely for the purpose of effecting the conversion of the Units of the Series A Preferred Units, such number of its Common Units as shall from time to time be sufficient to effect the conversion of all outstanding Units of the Series A Preferred Units. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price, the Company will take such company action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Units to such number of Units as shall be sufficient in order that it may validly and legally issue the Units of its Common Units issuable based upon such adjusted Conversion Price.

13.14 Notices. Any notice required by the provisions of this Article 13 to be given to the holder of Units of the Series A Preferred Units shall be deemed given when received by such holder after the same has been sent by means of certified or registered mail, return receipt requested, postage prepaid, by a reputable overnight courier or messenger for hand delivery and addressed to each holder of record at such holder’s address appearing on the books of the Company.

13.15 Payment of Taxes. The Company will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of the Series A Preferred Units) that may be imposed in respect of the issue or delivery of Common Units upon conversion of the Units of the Series A Preferred Units.

13.16 No Dilution or Impairment. Neither the Members nor the Company shall amend this Agreement or its Certificate of Formation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Article 13 by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Units against dilution or other impairment.

ARTICLE 14

GENERAL PROVISIONS

14.1 Termination. This Agreement shall terminate upon the occurrence of any of the following events:

(a) the dissolution of the Company; or

(b) the voluntary agreement of all of the parties bound by the terms of this Agreement.

14.2 Non-Impairment of Goodwill. During the ownership of Units in the Company and thereafter, no Member shall disparage, in any manner or respect, the Company’s, Elandia’s or any of its respective Affiliates’ financial soundness and responsibility, personnel or practices.

14.3 Transactions with Affiliates. Any transaction between the Company and an Affiliate of Elandia shall not have any terms and conditions that are more favorable than the terms and conditions the Company would be able to obtain if such transaction were entered into with an unaffiliated third party.

14.4 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment. If Elandia has a claim for indemnification against Alvarado pursuant to the terms of Section 8 of the Purchase Agreement, Elandia shall be entitled to offset the amount of such claim, subject to the limitations set forth in Section 8(e) of the Purchase Agreement, against any and all sums of money and/or Elandia Shares owed to Alvarado or his transferees under this Agreement.

14.5 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by (i) depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested; (ii) Federal Express or similar overnight delivery service; or (iii) delivering that writing to the recipient in person, by courier, or by facsimile transmission, and a notice, request, or consent given under this Agreement is effective upon receipt by the Person to receive it. All notices, requests, and consents to be sent to a Member must be sent to the addresses given for that Member in the records of the Company, or such other address as that Member may specify by notice to the other Members. Any notice, request, or consent to the Company or the Board of Managers must be given to the Board of Managers at the following address: 8200 N.W. 52nd Terrace, Miami, Florida 33166. Whenever any notice is required to be given by law, the Certificate of Formation or this Agreement, a written waiver thereof signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

14.6 Entire Agreement. This Agreement constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

14.7 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

14.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument adopted by the Board of Managers and executed and agreed to by a Majority Vote of the Members; provided, however, that an amendment or modification reducing the required measure for any consent or vote by the Members in this Agreement is effective only with the consent or vote of Members having the measure theretofore required.

14.9 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

14.10 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Certificate of Formation; (b) any mandatory provision of the Act (to the extent such statutes are incorporated into the Act); or (c) any contract or agreement, whether in writing or oral, the applicable provision of the Certificate of Formation or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

14.11 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

14.12 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

14.13 Indemnification. To the fullest extent permitted by law, each Member shall indemnify and hold harmless the Company and its officers, Managers, employees, representatives, agents and other Members, from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, attorneys’ fees and costs) they may incur on account of any breach by that Member of this Agreement.

14.14 Notice to Members of Provisions of this Agreement. By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions of this Agreement, and (b) all of the provisions of the Certificate of Formation.

14.15 Submission to Jurisdiction. Each of the parties irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Florida located in the County of Miami-Dade, and of the United States District Courts for the Southern District of Florida for the purposes of any suit, action, or proceeding relating to or arising out of this Agreement (a “Related Proceeding”) and irrevocably waives, to the fullest extent it may effectively do so, (i) any objection it may have to the laying of venue of any Related Proceeding in any such court, and (ii) the defense of forum nonconveniens to the maintenance of any Related Proceeding in any such court.

14.16 Counterparts, Fax Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be one and the same instrument. This Agreement may be signed by fax and fax signatures hereto shall be as valid and binding as an original signature; provided, however, that the original signature of each party hereto shall be subsequently delivered to the Company.

14.17 Interpretation of Agreement. The parties acknowledge that this Agreement is the product of mutual efforts by the parties and their respective agents. This Agreement shall be interpreted neither more favorably in favor of one party, nor less favorably in favor of another party.

14.18 Independent Counsel. The parties agree that each of them has been represented by independent legal counsel with respect to all matters contemplated herein, from the commencement of negotiations at all times through the execution hereof.

14.19 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Company and the Members and no third party (including without limitation, any creditor of the Company or Member) shall have any right or claim against the Company or any Member by reason of the provisions of this Agreement nor shall any third party be entitled to enforce any of the provisions of this Agreement against the Company or any Member.

14.20 Headings; Singular and Plural. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular includes the plural.

14.21 Attorneys’ Fees. In the event any dispute or litigation arises hereunder between any of the parties hereto, the prevailing party shall be entitled to all reasonable costs and expenses incurred by it in connection therewith (including, without limitation, all reasonable attorneys’ fees and costs incurred before and at any trial or other proceeding and at all tribunal levels), as well as all other relief granted in any suit or other proceeding.

14.22 Waiver of Jury Trial. THE PARTIES, BY THEIR EXECUTION OF THIS AGREEMENT, WAIVE TRIAL BY JURY IN ANY RELATED PROCEEDING. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES, AND THE PARTIES HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the Effective Date.

MEMBERS:

Jorge Enrique Alvarado Amado, an individual

ELANDIA, INC., a Delaware corporation

By:
Name:
Title:

THE COMPANY:

BELLA DURMIENTE, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit B – Execution Copy

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is made and entered into on and as of [                ], 2007, by and among Elandia, Inc., a Delaware corporation (the “Purchaser”); Jorge Enrique Alvarado Amado, an individual (the “Responsible Party”); and Shutts & Bowen, LLP, in its capacity as escrow agent hereunder (the “Escrow Agent”).

This is the Escrow Agreement referred to in (a) that certain Preferred Unit Purchase Agreement dated as of October 2, 2007 (the “Purchase Agreement”), by and among Bella Durmiente, LLC, a Delaware limited liability company (the “Company”), Purchaser and the Responsible Party and is being entered into pursuant to the Purchase Agreement and (b) that certain Limited Liability Company Agreement dated as of [                ], 2007 (the “LLC Agreement”) by and among the Company, Purchaser and the Responsible Party. Capitalized terms used in this Escrow Agreement and not expressly defined herein shall have the respective meanings given to them in the Purchase Agreement.

The parties, intending to be legally bound, hereby agree as follows:

1. Establishment of Escrow.

(a) Deposit. The Responsible Party shall, on the date hereof, deposit with the Escrow Agent, and the Escrow Agent shall acknowledge receipt of, a unit certificate, duly endorsed or accompanied by a duly executed assignment separate from certificate, representing all of the issued and outstanding common membership interest units of the Company currently held in his name (the “Common Units”). As used herein, unless the context clearly requires otherwise, the term “Escrowed Units” shall mean and include the Common Units. Furthermore, as used herein, the term “Escrow Fund” shall mean and include (i) the Escrowed Units, (ii) any proceeds from the sale, use or other disposition of the Escrowed Units permitted by the LLC Agreement or this Escrow Agreement and held by the Escrow Agent pursuant to the terms of this Escrow Agreement, (iii) the Put/Call Consideration (when issued and deposited in escrow), and (iv) Interest (the terms in subsections (iii) and (iv) are defined below).

(b) Acknowledgement of the Responsible Party. By executing this Escrow Agreement, the Responsible Party understands, acknowledges and agrees that his Escrowed Units will be held in escrow hereunder and may be disbursed or distributed to Purchaser pursuant to the terms hereof as a result of any Adverse Consequences incurred or sustained by Purchaser Indemnified Parties for which indemnification is provided pursuant to the terms of the Purchase Agreement. As a result, the Responsible Party may lose all or a portion of his ownership of the Escrowed Units.

(c) Agreement to Act as Escrow Agent. The Escrow Agent hereby agrees to act as Escrow Agent hereunder and to hold, safeguard and disburse the Escrow Amount, and any interest, dividends, earnings or other gain which may be earned with respect to the Escrow Fund, pursuant to the terms and conditions hereof (“Interest”); provided, however, that Interest shall not include any distributions on the Common Units payable to the Responsible Party under the LLC Agreement.

2. Maintenance and Investment of Escrow Fund. The Escrow Agent shall maintain a separate and distinct account for the Escrow Fund. The Escrow Agent shall invest or uninvest any cash portion of the Escrow Fund in an interest-bearing account or money market fund of a nationally known U.S. financial institution selected from time to time by Purchaser and the Responsible Party (with the consent of the Escrow Agent), until disbursement of the entire amount held therein. The Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Escrow Agreement. All investment earnings shall become part of the Escrow Fund and investment losses shall be charged against the Escrow Fund. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Fund.

3. Term of the Escrow. The Escrow Agent shall hold the Escrow Fund pursuant to the terms hereof until the latest to occur of the following: (i) the expiration of three (3) years from the Closing Date; (ii) the complete distribution or disbursement of the Escrow Fund to Purchaser Indemnified Parties pursuant to Section 4 below; or (iii) the final resolution of any Claims pursuant to the indemnification provisions of the Purchase Agreement or this Escrow Agreement.

4. Distribution of Escrow Fund.

(a) In the event that the Escrow Agent should receive a Claim Certificate from Purchaser, the Escrow Agent will send to the Responsible Party a copy of such Claim Certificate.

(b) In the event that the Escrow Agent should receive a Claim Certificate from Purchaser, and the Escrow Agent does not receive a written notice of dispute of such Claim from the Responsible Party within thirty (30) days of the date of the Escrow Agent’s receipt of the Claim Certificate, then the Escrow Agent will disburse the amount of such Claim from the Escrow Fund, in the priority set forth in Section 4(d) below.

(c) In the event that the Escrow Agent should receive a Claim Certificate from Purchaser, and the Escrow Agent receives a written notice of dispute of such Claim from the Responsible Party within thirty (30) days of the date of the Escrow Agent’s receipt of the Claim Certificate, then the Escrow Agent will continue to hold the amount of such Claim until the Escrow Agent receives either:

(i) a written notice from both the Responsible Party and Purchaser as to the disposition of the Claim and the amount of any payment to be made from the Escrow Fund with respect to such Claim, in which event the Escrow Agent will disburse the amount of such Claim from the Escrow Fund, in the priority set forth in Section 4(d) below; or

(ii) a written notice from either the Responsible Party or Purchaser, accompanied by a copy of a Final Decision from an arbitration relating to the resolution of such Claim, in which event the Escrow Agent will disburse the amount of such Claim from the Escrow Fund, in accordance with the Final Decision and in the priority set forth in Section 4(d) below.

(d) In the event that the Escrow Agent is required to make any payment to Purchaser with respect to any Claim pursuant to the provisions of this Agreement (a “Required Payment”), then such payment will be made from the Escrow Fund in the following order of priority:

(i) First, by either (1) delivering to Purchaser certificates evidencing such number of Elandia Shares (as defined in the LLC Agreement) constituting the Put/Call Consideration as are equal in value to the amount of the Required Payment, or (2) pursuant to and in accordance with Section 11.4 of the LLC Agreement, offsetting the amount of the Required Payment against the 1,150,000 Elandia Shares required to be issued to the Responsible Party under the LLC Agreement. For the purpose of this Section 4(D)(i), the value of an Elandia Share shall be the fair market value of the Elandia Shares as of the date hereof, which the Parties agree is $5.00 on a per Elandia Share basis;

(ii) Second, by delivering to Purchaser certificates evidencing such number of Common Units beneficially owned by the Responsible Party or his transferees as are equal in value to the amount of the Required Payment, less the amounts paid to Purchaser for any Claims under Section 4(d)(i) above. For the purpose of this Section 4(d)(ii), the value of a Common Unit shall be the fair market value of the Common Units as of the date hereof, which the Parties agree is $3.53 on a per Common Unit basis; provided, that if any of the Common Units has been sold in a manner permitted by the terms of the Escrow Agreement, then the Required Payment will be paid from the Common Units evidenced by the unit certificates issued in the name of the transferee or transferees and held by the Escrow Agent as required under Section 5(a) hereof; and

(iii) Third, by delivering to Purchaser cash in the amount of the Required Payment, less the amounts paid to Purchaser for any Claims under Section 4(d)(i) and (ii) above.

(e) In the event that the Escrow Fund is insufficient to cover the full amount of any Required Payment, then the Responsible Party shall be liable for, and obligated to pay, the balance of the Required Payment in cash, subject to the limitations contained in Article 8 of the Purchase Agreement.

(f) Notwithstanding the foregoing, if all or any portion of the Escrowed Units have been transferred to a third party in violation of the terms of the LLC Agreement and/or this Escrow Agreement, the portion of the Required Payment exceeding the value of the Common Units shall be paid by the Responsible Party in cash.

(g) On the first business day after the third (3rd) anniversary of the Closing Date, the Escrow Agent shall release from escrow and distribute (i) to the Responsible Party and to his transferees, if any, his or their Common Units, and (ii) to the Responsible Party, the Put/Call Consideration, if any, except that such distributions shall be reduced by all pending

Claims as provided in subsection (h) below. The Responsible Party shall be solely responsible for determining the allocation and distribution of the balance of the Escrow Fund between the Responsible Party and his transferees, and such parties release the Escrow Agent from any duty to oversee the distribution of the balance of the Escrow Fund.

(h) If, at the expiration of such three (3) year period, any Claims are then pending, the Escrow Agent shall retain a portion of the Escrow Fund equal to the amount of any pending Claims plus such other amounts requested by Purchaser Indemnified Parties to cover estimated legal fees and expenses or other costs or expenses related to the resolution of any such pending Claims. The amount to be retained will be retained from the Escrow Fund in the reverse priority of the payment order set forth in Section 4(d) above (e.g., cash will be released to the Responsible Party first, then Common Units and finally Elandia Shares).

(i) Notwithstanding anything to the contrary contained herein, the Escrow Fund, or any portion thereof, shall be disbursed by the Escrow Agent promptly upon (i) the receipt of a final, non-appealable order of a court of competent jurisdiction advising the parties of the amount of the Escrow Fund to be disbursed and the recipients thereof; or (ii) joint written instructions from Purchaser, on the one hand, and the Responsible Party, on the other hand, advising the Escrow Agent of the amount of the Escrow Fund to be disbursed and the recipients thereof.

(j) The parties hereto acknowledge that the Escrow Agent is serving as legal counsel to the Company in connection with the matters pertaining to the Purchase Agreement and the transactions contemplated thereby, and the parties hereto do hereby waive any conflict of interest that may arise by virtue of such representation with regard to any matters relating to this Escrow Agreement and expressly acknowledge that the Escrow Agent shall be entitled to continue to represent the Company with regard to any matters relating to the Purchase Agreement or this Escrow Agreement.

(k) In no event shall the Escrow Agent be required to pay an amount in excess of the then current balance of the Escrow Fund.

(l) Interest and any other income earned on either category of the Escrow Fund specified in Section 4(d) shall be added to such category and made available to make Required Payments, or to distribute to the Responsible Party, all as provided herein.

5. Put/Call Consideration; Substitution of Escrowed Units.

(a) The Parties agree that in the event that the Put or Call is exercised pursuant to Section 11.13 or 11.14, respectively, of the LLC Agreement during the Put Term or Call Term, as the case may be, all consideration paid in the form of Elandia Shares to the Responsible Party in connection therewith, or if the consideration is paid entirely in the form of cash, 85% of such consideration (“Put/Call Consideration”), shall be deposited into escrow with the Escrow Agent and held pursuant to the terms of the Escrow Agreement. If (i) the Responsible Party is eligible under the Securities Laws (as defined in the LLC Agreement) to transfer his Common Units, (ii) such transfer is permitted under the LLC Agreement, and (iii) the transferee or transferees agree in writing to have such units continue to be held in escrow and subject to the terms of this Agreement, the Purchase

Agreement and the LLC Agreement, then (A) the Responsible Party and Purchaser shall deliver written instructions to the Escrow Agent (in form and substance acceptable to the Escrow Agent) directing the Escrow Agent to release the relevant units from the Escrow Fund in order to effectuate the transfer and to hold the new certificates representing such units, (B) the transferee or transferees will deposit the certificates representing such units into escrow with the Escrow Agent to be held pursuant to the terms of this Escrow Agreement, and (C) the Responsible Party may retain all consideration received in connection with the transfer of such units. Upon the receipt of such instructions, the Escrow Agent will follow such instructions, and will thereafter hold the units in accordance with the terms of this Agreement. The Escrow Agent will have no responsibility for determining whether the parties have properly exercised any Put or Call or whether the Responsible Party is entitled to transfer any Common Units, and the Escrow Agent will only take action under this Section after the receipt of written instructions to the Escrow Agent from the Responsible Party and Purchaser (in form and substance acceptable to the Escrow Agent).

(b) At any time prior to the disbursement of the Escrow Fund, the Responsible Party may obtain the release of all of the then remaining balance of the Escrow Fund, by delivering to the Escrow Agent an amount of cash equal to: (i) $10,750,000, less (ii) the amount of any Required Payments made under this Agreement to Purchaser prior to the date of the receipt of such cash. In the event that the Responsible Party elects to exercise this option, he must provide written notice of such election to Purchaser and the Escrow Agent at least ten (10) days prior to the delivery of the required amount of cash to the Escrow Agent.

6. Duties of Escrow Agent.

(a) The Escrow Agent shall have no duties or responsibilities hereunder except those expressly set forth herein. The Escrow Agent shall have the duty to give the Escrow Fund held by it hereunder no lesser degree of care than it gives its own similar property, but shall not be required to invest any funds held hereunder except as directed in this Escrow Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

(b) The Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against the Escrow Agent, the Responsible Party shall indemnify and hold harmless the Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Escrow Agreement, and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including attorneys’ fees and costs of defending any such action, suit, or proceeding or resisting any such claim. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Amount, or any loss of interest incident to any such delays. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited, this Escrow Agreement or the Purchase Agreement, or to appear in, prosecute or defend any such legal action or proceeding.

(c) The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Escrow Agent on behalf of that party unless written notice to the contrary is delivered to the Escrow Agent.

(d) Should any controversy arise involving the parties hereto or any of them or any other person, firm or entity with respect to this Escrow Agreement or the Escrow Fund, or should a substitute escrow agent fail to be designated as provided in Section 7(h) below, or if the Escrow Agent should be in doubt as to what action to take, the Escrow Agent shall have the right, but not the obligation, to institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties hereto. Should a petition for interpleader be instituted, or should the Escrow Agent be threatened with litigation or become involved in litigation in any manner whatsoever in connection with this Escrow Agreement or the Escrow Fund, each of the parties hereto, jointly and severally, agrees to reimburse the Escrow Agent for its reasonable attorneys’ fees and any and all other expenses, losses, costs and damages incurred by the Escrow Agent in connection with or resulting from such threatened or actual litigation or arbitration prior to any disbursement hereunder.

(e) The Escrow Agent does not have any interest in the Escrow Fund and is serving as escrow holder only and having only possession thereof. The Responsible Party shall be responsible for the payment of any and all taxes earned on the Escrow Fund and related to amounts distributed from the Escrow Fund to him. Any payments of income from the Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes. The Responsible Party will provide the Escrow Agent herewith appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications.

(f) The Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

(g) The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The Escrow Agent shall otherwise not be liable for any actions or omissions of any kind, unless caused by its willful misconduct or its gross negligence.

(h) The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The resignation of the Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

(i) As compensation for its services hereunder, the Responsible Party shall pay to the Escrow Agent fees in an amount equal standard hourly rates as such fees are earned, and in addition, shall reimburse the Escrow Agent for all of its reasonable out of pocket expenses, including attorneys’ fees, telephone and facsimile costs, postage (including Express Mail and overnight delivery charges), copy charges and the like. The Responsible Party shall promptly pay such amounts to Escrow Agent upon receipt of an itemized invoice.

(j) This Escrow Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Escrow Agreement.

7. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing. Any notice, consent, waiver and other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) two (2) business days after being sent to the recipient by a reputable internationally recognized overnight courier service (charges prepaid), (iii) upon receipt of confirmation of an error-free facsimile transmission after being sent to the recipient by facsimile; provided, that a copy of such confirmation is mailed by certified mail, return receipt requested (postage prepaid), or (iv) upon receipt of electronic mail; provided, that a copy thereof is sent by mail (as aforesaid) within 24 hours of such electronic mail, and addressed to the intended recipient as set forth below:

(i)	If to the Responsible Party, to:

Jorge Alvarado

13601 SW 84th Court

Miami, Florida 33158

Telephone: (786) 201-2421

Email: jalvarado@desca.com

(ii)	If to the Escrow Agent, to:

Shutts & Bowen LLP

1500 Miami Center

201 South Biscayne Boulevard

Miami, Florida 33131

Attn: Luis de Armas, Esq.

Telephone: 305-379-9114

Facsimile: 305-347-7814

Email:ldearmas@shutts.com

(iii)	If to Purchaser, to

Elandia, Inc.

1500 Cordova Road, Suite 312

Ft. Lauderdale, Florida 33316

Attn: Harry Hobbs, Chief Executive Officer

Telephone: 954-728-9090 Ext. 225

Facsimile: 954-728-9090

Email: hghobbs@elandiainc.com

with a copy to:

Elandia, Inc.

1500 Cordova Road, Suite 312

Ft. Lauderdale, Florida 33316

Attn: Laura Janke Jaeger, General Counsel

Telephone: 954-728-9090

Facsimile: 954-728-9090

Email: ljjaeger@elandiainc.com

and

Carlton Fields, P.A.

4000 International Place

100 Southeast Second Street

Miami, Florida 33131

Attn: Seth P. Joseph, Esq.

Telephone: 305-530-0050

Facsimile: 305-530-0055

Email: sjoseph@carltonfields.com

or to such other address as any party may have designated by written notice to the others in the manner set forth herein.

8. Governing Law; Jurisdiction. This Escrow Agreement shall be governed by and construed in accordance with the law of the State of Florida, without regard to conflict of laws principles. Each of the parties irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Florida located in the County of Miami-Dade, and of the United States District Courts for the Southern District of Florida for the purposes of any suit, action, or proceeding relating to or arising out of this Agreement (a “Related Proceeding”) and irrevocably waives, to the fullest extent it may effectively do so, (i) any objection it may have to the laying of venue of any Related Proceeding in any such court, and (ii) the defense of forum nonconveniens to the maintenance of any Related Proceeding in any such court. Each of the parties acknowledges that neither Stanford Group Company, nor any of its affiliates, agree to submit to jurisdiction hereunder and each Party agrees and acknowledges that Stanford is not and shall not be a necessary or indispensable party to any Related Proceeding. Each Party further agrees not to join Stanford in any Related Proceeding and hereby waives the right to file any action or proceeding against Stanford arising out of, related to or in connection with the Agreement or any transaction arising from this Agreement.

9. Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

10. Section Headings. The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

11. Waiver. The rights and remedies of the parties to this Escrow Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Escrow Agreement or the documents referred to in this Escrow Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Escrow Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12. Exclusive Agreement and Modification. This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter; provided, however, that this provision is not intended to supersede any provisions of the Purchase Agreement or the LLC Agreement which refer to or are applicable to the Escrow Fund or the Escrow Agreement. This Escrow Agreement may not be amended except by a written agreement executed by the Company, Purchaser, the Responsible Party and the Escrow Agent.

13. Successors and Assigns. This Escrow Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

14. Severability, and Further Assurances. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Escrow Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Escrow Agreement. Each of the parties hereto shall, at the request of the other party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Escrow Agreement.

15. No Third-Party Beneficiaries. This Escrow Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

16. Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date first written above.

PURCHASER:

ELANDIA, INC., a Delaware corporation

By:
Name:
Title:

THE RESPONSIBLE PARTY:

Jorge Enrique Alvarado Amado, an individual

ESCROW AGENT:

SHUTTS & BOWEN, LLP

By:
Name:
Title:

[SIGNATURE PAGE TO ESCROW AGREEMENT]

EXHIBIT C

COMPANY FINANCIAL STATEMENTS

(To come)

Exhibit D – Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of [                ], 2007, by and between BELLA DURMIENTE, LLC, a Delaware limited liability company (the “Company”), whose address is 8200 NW 52nd Terrace, Suite 110, Miami, FL 33166 and JORGE ENRIQUE ALVARADO AMADO, an individual (the “Executive”), whose address is 13601 SW 84th Ct., Palmetto Bay, FL 33158.

RECITALS:

A. The Company engages in the business of providing network solutions for large and medium sized companies operating in Latin America with offices in Colombia, Costa Rica, Ecuador, Mexico, Panama and Venezuela. The Company’s products and services include the provisioning of self defending networks, contact centers, IP telephony, storage area networks, content delivery networks, and mobility and visual communications. The Company is the third largest Cisco system integrator in Latin America, and maintains strategic alliances with premier business partners including Cisco, Microsoft, Panduit, Tandberg, Hitachi, Nortel and Redline Communications and serves a customer base including Fortune 500 companies. The Company’s solutions contain a balanced combination of products, services, financial engineering and knowledge transfer, and is focused on providing its customers advanced technologies including (i) Unified Communications, (ii) Security (iii) Mobile-IP Convergence, and (iv) Complimentary technology and services (collectively, including all of the foregoing, the “Business”).

B. The Executive has extensive experience in the Business and has extensive experience as the chief executive officer of the Company.

C. The Company wishes to continue to employ Executive.

D. The Company has in effect a policy of director and officer liability insurance.

E. The parties entered into a certain Preferred Unit Purchase Agreement dated October 2, 2007 by and among the Company, Elandia, Inc., a Delaware corporation (the “Purchaser”), Desca Holding LLC, a Delaware limited liability company, and the Executive (the “Preferred Unit Purchase Agreement”) pursuant to which Purchaser is purchasing 7,000,000 Series A Preferred Units of the Company and (b) that certain Limited Liability Company Agreement dated as of [                ], 2007 (the “LLC Agreement”) by and among the Company, Purchaser and Executive. Capitalized terms used herein and not defined shall have the meanings assigned to them in the Preferred Unit Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive hereby agree as follows:

AGREEMENT

1. EMPLOYMENT. The Company hereby agrees to employ Executive and Executive hereby accepts such employment in his capacity of Chief Executive Officer, upon the terms and conditions hereinafter set forth. The Executive shall diligently perform all services as may be assigned to him by the Board of Managers of the Company (the “Board”), and that are consistent with the above position. Executive shall exercise the power and authority of the Chief Executive Officer, and such other power and authority as may from time to time be delegated to him by the Board. Executive shall serve the Company faithfully, diligently and to the best of his ability. Executive agrees during the Term (as hereinafter defined) of this Agreement to devote all of his full-time business efforts, attention, energy and skill to the performance of his employment to furthering the interest of the Company. The Executive shall render such services at the Company’s location in Miami, Florida, and as needed in the various countries across Latin America including Venezuela and Colombia among others. During the Term, Executive shall not engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written consent of the Board; provided, however, that Executive shall be entitled to serve as a director (in a non-executive capacity) of up to two other companies, as long as such companies do not compete with the Company or its subsidiaries. Executive agrees and expressly accepts that his sole employer is the Company and that his interaction with the Latin American affiliates cannot and will not be construed as a labor contract or relationship between him and those entities individually.

2. COMPENSATION/BENEFITS.

(a) Salary. Company shall pay Executive a base salary (the “Base Salary”), of US $250,000 per year, payable in equal installments consistent with the Company’s payroll policies and procedures for all employees. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the sole discretion of the Board, be increased at any time or from time to time.

(b) Performance Bonus. Upon execution of this Agreement and continuing thereafter, Executive shall, at the discretion of the Board, be eligible to receive a performance bonus should he and the Company satisfy the performance targets that the Company establishes annually (“Performance Targets”). Such Performance Targets will be established no later than the last week of December of each year of the Term and shall be based upon metrics as determined by the Board.

(c) Employee Benefits. Executive shall be entitled to participate in all benefit programs of the Company currently existing or hereafter made available to executives and/or other executive employees, subject to the eligibility requirements, restrictions and limitations of any such programs, including, but not limited to, health, dental, hospitalization, surgical and major medical coverage, pension and other retirement plans, including any 401K Plan, sick leave, salary continuation, vacation and holidays and other fringe benefits. Any benefits available to the Executive in the different jurisdictions were he will be working are hereby waived and any direct or indirect intent on the part of the Executive to collect or accrue these benefits, if applicable, will be construed as a breach to the terms and conditions of this contract and will give the Company the right to claim damages against the Executive for double the amounts collected or claimed under such jurisdiction.

(d) Vacation. Executive shall be entitled to four weeks of vacation each calendar year during the Term, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year and is not cumulative; provided, that Executive shall be entitled to carry forward into the next year up to (10) unused vacation days for such year.

(e) Insurance/Insurance Policy Benefits. Without limiting the generality of Section 2(c) of this Agreement:

(i) The Company shall provide dental, hospitalization, surgical and major medical coverage for the Executive and the Executive’s family.

(ii) The Company agrees to maintain at its expense, and for the benefit of the Executive’s heirs, the term insurance policies on the Executive currently carried by the Company. In the event of termination, for any reason, the Executive shall be able to continue such coverage at his own expense and such policies shall be assigned to Executive subject to the consent required by the provider of such insurance policies.

(f) Business Expense Reimbursement; Telephone Expenses. Upon the submission of proper substantiation by Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse Executive for all reasonable expenses actually paid or incurred by the Executive during the Term in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company. This reimbursement shall cover, among other things, the cost of Executive’s cellular telephone use in connection with his employment hereunder.

(g) STOCK OPTIONS. Executive shall be eligible to receive options (the “Stock Options”) to purchase shares of common stock (the “Common Stock”) of Purchaser under (and therefore subject to all terms and conditions of) Purchaser’s stock option plan (“Stock Option Plan”) as approved by the Purchaser’s board of directors (or the compensation committee thereof). The Stock Options shall have an exercise price per share equal to the fair market value of the Common Stock on the date of the grant and a term as determined by Purchaser’s board of directors (or the compensation committee thereof). The Stock Options shall lapse as provided in the Stock Option Plan.

(h) VEHICLE ALLOWANCE. The Company shall continue to pay a vehicle allowance for Executive’s transportation and related expenses in accordance with Company policy.

3. TERM. The Term of employment hereunder will commence on the date hereof and end three (3) years thereafter (the “Term”), unless terminated earlier pursuant to Section 5 of this Agreement. The Term shall automatically renew (“Renewal Term”) for successive one year terms, unless written notification of non-renewal is provided by either party no less than 30 days prior to the expiration of the Term or the then current Renewal Term.

4. REPRESENTATIONS AND WARRANTIES OF EXECUTIVE. The Executive represents and warrants to the Company as follows:

(a) Executive has the full right to enter into this Agreement and perform all duties hereunder and has made no contract or other commitment in contravention of the terms hereof (including, without limitation, contracts or obligations respecting trade secrets or proprietary information or otherwise restricting competition), or which would prevent Executive from using his best efforts in the performance of his duties hereunder. Executive has fulfilled all of his obligations under all prior employment or consulting agreements (or similar arrangements), and there is not, under any of the foregoing, any existing default or breach by Executive with respect thereto.

(b) Executive’s performance hereunder shall not constitute a default under any contract or other commitment to which the Executive is bound.

(c) All information furnished by Executive to the Company is to the best of Executive’s knowledge, true and complete (including, without limitation, documentary evidence of Executive’s identity and eligibility for employment in the United States), and Executive will promptly advise the Company with respect to any change in the information of record.

(d) Executive is not subject to any order, decree or decision precluding him from performing his duties as described herein.

(e) Executive declares that (i) he has read and understands all the terms of this Agreement; (ii) he has had ample opportunity to review it with his attorney before signing it; (iii) no promise, inducement, or agreement has been made except as expressly provided in this Agreement; (iv) it contains the entire Agreement between the parties; and (v) he enters into this Agreement fully, voluntarily, knowingly and without coercion.

(f) Executive acknowledges that the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. By executing this Agreement, Executive authorizes the Company to conduct such an investigation. Executive further acknowledges that his employment is contingent upon a clearance of such a background investigation and/or reference check.

5. DEATH, DISABILITY AND TERMINATION. This Agreement, and Executive’s employment with the Company, shall terminate upon the occurrence of the following events:

(a) Death. In the event of the death of Executive during the Term, accrued Base Salary, vacation and expense reimbursement shall be paid to the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive. Other death benefits will be determined in accordance with the terms of the Company’s benefit programs and plans.

(b) Disability.

(i) In the event of the Executive’s Disability, as hereinafter defined, the Executive shall be entitled to receive the Executive’s Base Salary, at the annual rate in effect immediately prior to the commencement of the Disability, for a period of not less than twelve months from the date on which the Termination due to Disability is deemed to occur as provided in Section 5(b)(ii). Any amounts provided for in this Section 5(b) shall be offset by other long-term disability benefits (if any) obtained by Executive hereunder pursuant to any disability insurance paid for by the Company.

(ii) “Disability” for purposes of this Agreement, shall be deemed to have occurred in the event (1) the Executive is unable by reason of sickness or accident to perform the Executive’s duties under this Agreement for a cumulative total of twelve (12) weeks within any one calendar year; (2) the Executive is unable to perform Executive’s duties for ninety (90) consecutive days; or (3) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

(iii) Notwithstanding anything to the contrary contained herein, if, following a termination of employment hereunder due to Disability as provided in the preceding paragraph, the Executive becomes re-employed by the Company, whether as an employee or a consultant, any salary, annual incentive payments or other benefits earned by Executive from such employment shall offset any salary continuation due to the Executive hereunder commencing with the date of re-employment.

(c) Termination by the Company for Cause.

(i) Nothing herein shall prevent the Company from terminating Executive for Cause, as hereinafter defined. The Executive shall continue to receive the Base Salary only for the period ending with the date of such termination as provided in this Section 5(c). Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

(ii) For purposes of this Agreement, “Cause” shall mean any of the following: (A) commission or participation by Executive in an injurious act of personal dishonesty, fraud, gross neglect, misrepresentation or embezzlement against the Company or any Affiliate; (B) Executive’s conviction of or plea of nolo contendere to a felony; (C) commission or participation by Executive in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company; or (D) continued willful violations by Executive of his obligations to the Company (provided that the Company shall (i) have delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth in this Section 5(c)(ii)(A), (C) or (D) and specifying the particulars thereof, and (ii) afford the Executive an opportunity to address the board of directors of the Company). In the event that the Executive’s employment is terminated under subsections (C) or (D) above, the Executive shall also be given a 15 day period from the date of the termination notice to cure such conduct).

(d) Termination by the Company Other than for Cause.

(i) Notwithstanding the foregoing, the Company shall have the right, at any time, to terminate the Executive’s employment for whatever reason it deems appropriate upon written notice to the Executive. In the event such termination is not based on Cause, as provided in Section 5(c) above, or if Executive’s employment is terminated under Sections 5(f) or 5(g) hereto;

(A) the Company shall continue to pay the Executive’s Base Salary for a period (the “Severance Period”) which is the greater of (1) twelve (12) months from the date of termination hereunder or (2) the remainder of any unwaived term under any non competition agreement with the Company. Such payment shall be payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

(B) In addition, subject to the Executive’s timely electing COBRA continuation coverage, the Company shall continue to pay health insurance premiums in the same proportion as if Executive had remained an active employee for purposes of group medical coverage for Executive and his family (as in effect immediately prior to Executive’s termination) until the earlier of: (1) the expiration of the Severance Period; or (2) the date upon which Executive becomes eligible for coverage under the group health plans of another employer.

(C) Executive shall be paid a pro rated portion of the target Performance Bonus for the year of termination, as measured by the achievement of certain performance targets prior to the date of termination.

(D) All of the outstanding unvested Executive’s Stock Options shall automatically vest and become immediately exercisable pursuant to the terms of the Stock Option Plan.

The failure by Company to offer to renew the Agreement following the expiration of the initial Term or any Renewal Term on the same terms and conditions hereunder shall be treated as if the Company terminated this Agreement pursuant to this Section 5(d) only if the Company agrees to terminate Executive’s non-compete obligation under that certain Non-Compete and Non-Solicitation Agreement of even date herewith by and between the Company and Executive.

(e) Voluntary Termination. In the event the Executive terminates the Executive’s employment on the Executive’s own volition (except as provided in Section 5(g)) prior to the expiration of the Term or any Renewal Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with Section 5(a). A termination of the Executive’s employment by the mutual agreement of the Executive and the Company shall not be deemed a termination by the Company other than for Cause as provided in Section 5(d). Likewise, any public or published statement by either the Executive or the Company after the date of Executive’s termination that characterizes the termination of Executive as a “resignation” or other voluntary departure by the Executive shall have no bearing on or otherwise change the determination that Executive’s termination is a termination by the Company other than for Cause.

(f) Termination Following a Change of Control and Compensation Reduction.

(i) In the event that a Change in Control, as hereinafter defined, of the Company shall occur at any time during the Term or Renewal Term hereof, and within 12 months of the occurrence of such “Change in Control” event, the Company terminates the Executive without Cause or the Executive shall terminate the Executive’s employment under this Agreement, then, in any such event such termination shall be deemed to be a termination by the Company other than for Cause and the Executive shall be entitled to such compensation and benefits as set forth in Section 5(d) of this Agreement.

(ii) For purposes of this Agreement, a “Change in Control” of the Company shall mean any of the following:

(A) a sale of all or substantially all of the assets of the Company;

(B) the acquisition of more than 50% of the membership units of the Company (with all classes or series thereof treated as a single class) by any person or group of persons; provided, that, the acquisition of 50% or more of the membership units of the Company by Stanford International Bank Ltd. or any of its affiliates (collectively, “Stanford”) shall not be deemed a “Change in Control” hereunder;

(C) a reorganization of the Company whereby the holders of membership units of the Company receive stock or equity interests in another company (other than a subsidiary of the Company), a merger of the Company with another company whereby there is a 50% or greater change in the ownership of the membership units of the Company as a result of such merger, or any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

(D) in the event that the membership units of the Company are traded on an established securities market, a public announcement that any person (other than Stanford) has acquired or has the right to acquire beneficial ownership of more than 50% of the then-outstanding membership units, for purposes hereof the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934, as amended, or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of the then outstanding membership units; provided, however, that a Change of Control shall expressly not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes.

(g) Constructive Termination. Notwithstanding anything to the contrary contained herein, Executive shall have the right, upon written notice to the Company, to terminate his employment in the event of the occurrence of Constructive Termination (as hereinafter defined). For purposes hereof, “Constructive Termination” shall be deemed to occur if, without the Executive’s written consent: (i) Executive is assigned a title, duties or responsibilities below the senior executive officer level (provided, however, that there shall not be a Constructive Termination if Executive is assigned a comparable title, duties or responsibilities with respect to the acquired or surviving entity or a division or unit thereof resulting from a transaction involving the Company or its assets (e.g., the senior executive of a business unit or president of the subsidiary of an acquirer)); (ii) there is a material reduction by the Company of the Executive’s Base Salary or target Performance Bonus as in effect immediately prior to such reduction (except as part of a base salary reduction generally applicable to all executives of the Company); (iii) Executive is relocated to a facility or a location more than thirty-five 35 miles from the Company’s current offices or (iv) there is any change in Executive’s reporting relationship without Executive’s consent; provided, however, that the Company shall have a period of fifteen (15) days following receipt of written notice from the Executive specifying the grounds for a purported Constructive Termination to cure any event or failure that would otherwise constitute a Constructive Termination.

(h) Release. The payment of any severance amount under this Section 5 is conditioned on the Executive executing and delivering to the Company a standard waiver and general release of claims promptly after the effective date of termination (without any revocation thereof).

6. DISCLOSURE AND PROTECTION OF CONFIDENTIAL INFORMATION.

(a) For purposes of this Agreement, “Confidential Information” means knowledge, information and material which is proprietary to the Company and its subsidiaries, of which Executive may obtain knowledge or access through or as a result of his employment by the Company (including information conceived, originated, discovered or developed in whole or in part by Executive). Confidential Information includes, but is not limited to, (i) technical knowledge, information and material such as trade secrets, processes, formulas, data, know-how, improvements, inventions, computer programs, drawings, patents, and experimental and development work techniques, and (ii) marketing and other information, such as supplier lists, customer lists, marketing and business plans, business or technical needs of customers, consultants, licensees or suppliers and their methods of doing business, arrangements with customers, consultants, licensees or suppliers, manuals and personnel records or data. Confidential Information also includes any information described above which the Company or any of its subsidiaries obtains from another party and which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company. Notwithstanding the foregoing, any information which is or becomes available to the general public otherwise than by breach of this Section 6 shall not constitute Confidential Information for purposes of this Agreement.

(b) During the term of this Agreement and thereafter, Executive agrees, to hold in confidence all Confidential Information and not to use such information for Executive’s own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize any Confidential Information for any purpose, except in the course of Executive’s work for the Company.

(c) Executive will abide by any and all security rules and regulations, whether formal or informal, that may from time to time be imposed by the Company for the protection of Confidential Information, and will inform the Company of any defects in, or improvements that could be made to, such rules and regulations.

(d) Executive will notify the Company in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order or process of any court of law or government agency if such document requires or may require disclosure or other transfer of Confidential Information.

(e) Upon termination of employment, Executive will deliver to the Company any and all records and tangible property that contain Confidential Information that are in his possession or under his control.

7. SURVIVAL. The provisions of Sections 6 through 21 shall survive the termination of this Agreement, as applicable.

8. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent to the addresses set forth in the introductory paragraph of this Agreement, or to such other address as either party hereto may from time to time give notice of to the other.

9. HEADINGS. All sections and descriptive headings of this Agreement are inserted for convenience only, and shall not affect the construction or interpretation hereof.

10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one and the same instrument.

11. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Affiliates) with respect to such subject matter; provided, however, that this provision is not intended to supersede any provisions of the Primary Company Documents which refer to or are applicable to Executive. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

12. GOVERNING LAW; DISPUTE RESOLUTION. This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of Florida, without giving effect to any conflict-of-laws rule or principle that might result in the application of the laws of another jurisdiction. Both parties agree that all disputes, claims, actions or lawsuits between them, arising out of or relating to this Agreement, or for alleged breach of this Agreement, shall be heard and determined by a state court sitting in Miami-Dade County, Florida, or by the United States District Court for the Southern District of Florida, or by any of the appellate courts which review decisions of those courts (collectively, the “Florida Courts”). The parties expressly submit to the jurisdiction of the Florida Courts for adjudication of all such disputes, claims, actions and lawsuits arising out of or relating to this Agreement, or for alleged breach of this Agreement, and agree not to bring any such action or proceeding in any other court. Both parties waive any defense of inconvenient forum as to the maintenance of any action or proceeding brought pursuant to this section of the Agreement in the Florida Courts, and waive any bond, surety, or other security that might be required of the other party with respect to any aspect of such action, to the extent permitted by law; provided, however, that either party may bring a proceeding in a different court, jurisdiction or forum to obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against the other party by the Florida Courts.

13. CONSTRUCTION. This Agreement shall not be construed more strictly against one party than the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Company and Executive have contributed substantially and materially to the negotiation and preparation of this Agreement.

14. SEVERABILITY. Inapplicability or unenforceability of any provision of this Agreement shall not limit or impair the operation or validity of any other provision of this Agreement or any such other instrument.

15. NON-ASSIGNABILITY. The Executive shall not have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

16. BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

18. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

19. NON-DISPARAGEMENT. During the term of Executive’s employment and thereafter, neither the Executive nor the Company’s, directors, agents or officers shall disparage each other.

20. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COMPANY ENTERING INTO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR OUT OF THE EMPLOYMENT OF EXECUTIVE BY THE COMPANY, COMPENSATION OR ANY DAMAGES IN RESPECT THEREOF.

21. RECITALS. The Recitals are incorporated herein and hereby made a part hereof.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

BELLA DURMIENTE, LLC, a Delaware limited liability company

By:
Name:
Title:

EXECUTIVE:

Jorge Enrique Alvarado Amado, an individual

Exhibit E – Execution Copy

BELLA DURMIENTE, LLC

NON-COMPETE AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETE AND NON-SOLICITATION AGREEMENT (“Agreement”) is entered into on the [                    ] day of [                ], 2007, by and between Jorge Enrique Alvarado Amado, an individual (“Employee”), Bella Durmiente, LLC, a Delaware limited liability company, on behalf of itself and all of its subsidiaries (collectively, the “Company”), and Elandia, Inc., a Delaware corporation (“Elandia”).

RECITALS

A. The Company engages in the business of providing network solutions for large and medium sized companies operating in Latin America with offices in Colombia, Costa Rica, Ecuador, Mexico, Panama and Venezuela. The Company’s products and services include the provisioning of self defending networks, contact centers, IP telephony, storage area networks, content delivery networks, and mobility and visual communications. The Company is the third largest Cisco system integrator in Latin America, and maintains strategic alliances with premier business partners including Cisco, Microsoft, Panduit, Tandberg, Hitachi, Nortel and Redline Communications and serves a customer base including Fortune 500 companies. The Company’s solutions contain a balanced combination of products, services, financial engineering and knowledge transfer, and is focused on providing its customers advanced technologies including (i) Unified Communications, (ii) Security (iii) Mobile-IP Convergence, and (iv) Complimentary technology and services (collectively, including all of the foregoing, the “Business”).

B. The Employee is currently employed as the chief executive officer of the Company.

C. The Company is in need of additional capital to expand its Business, and in order to raise such capital, the Company has offered to sell to Elandia, 7,000,000 Series A Convertible Preferred Units (“Series A Preferred Units”) of the Company for $26,000,000 pursuant to that certain Preferred Unit Purchase Agreement dated as of October 2, 2007 by and among the Company, Desca Holding LLC, a Delaware limited liability company, Elandia and the Employee (“Preferred Unit Purchase Agreement”). In consideration for the purchase of the Series A Preferred Units, the Employee has agreed to enter into this Agreement at the closing of transactions contemplated by the Preferred Unit Purchase Agreement (“Preferred Unit Purchase Closing”). Capitalized terms used herein and not defined shall have the meanings assigned to them in the Preferred Unit Purchase Agreement.

D. It is a condition to Elandia’s obligations under the Preferred Unit Purchase Agreement that the Employee executes and delivers this Agreement at the Preferred Unit Purchase Closing.

TERMS

In consideration of their mutual promises, and for other good and valuable consideration, the Employee and the Company agree as follows:

1. Protective Covenants.

(a) Employee Acknowledgements. Employee warrants, represents, acknowledges and agrees that:

(i) Employee has many years of business experience and special knowledge, expertise, contacts and other information with respect to the Business;

(ii) The Company (including all divisions and subsidiaries) has engaged in the Business in North America, Central America, and South America (“Company Market Area”), and following the Preferred Unit Purchase Closing, the Company will continue to engage in the Business throughout the Company Market Area;

(iii) All of the restrictions set forth in the covenants in Sections 1(b), 1(c), and 1(d) below (the “Protective Covenants”) are reasonable and appropriate in view of Employee’s leading role in the Company prior to this Agreement, and Employee’s strong relationships with the Company’s customers and employees;

(iv) It is reasonable and appropriate for each of the Protective Covenants to have such duration and scope as is stated in Sections 1(b), 1(c), and 1(d);

(v) The Protective Covenants have been reviewed by the Employee;

(vi) The Protective Covenants were the result of negotiation between the parties, and Employee agrees to be bound by the Protective Covenants to the maximum extent permitted by law, it being the intent and spirit of the parties that the non-competition agreement and the other restrictive covenants and provisions contained herein shall be valid and enforceable in all respects, and, subject to the terms and conditions of this Agreement, Employee’s compliance with the non-competition agreement and the other restrictive covenants and agreements contained herein are mutually dependent upon the obligations of Elandia to pay, at the Preferred Unit Purchase Closing, the purchase price required to be paid under the terms of the Preferred Unit Purchase Agreement; and

(vii) The Recitals in this Agreement are true and correct.

(b) Non-Competition. Because Employee is both selling units (in connection with the partial redemption under the LLC Agreement) and continuing as a Company employee, he agrees that two separate non-compete obligations are appropriate, one relating to the partial redemption of his units, and running from the Preferred Unit Purchase Closing, and the other in consideration of continued employment by the Company, and running from the date of termination of his Company employment. Employee understands that these covenants may or may not run concurrently, depending on the date of termination of his Company employment. Accordingly, it is agreed that during (i) a two year period after the date of the Preferred Unit Purchase Closing and (ii) a one year period after the date Employee’s employment with the Company ceases or is terminated for any reason whatsoever (together, the “Restricted Period”), and within the Company Market Area, Employee will not, directly or indirectly, except as to the Company, either (a) have any ownership interest (whether as proprietor, partner, member, stockholder or otherwise) in, and/or (b) act as an agent, employee, officer, director, contractor, broker or distributor for, or adviser or consultant to, any business (regardless of the form in which conducted) which is engaged, or which Employee reasonably knows is undertaking to become engaged, in the Business; provided, however, that the ownership by Employee of less than one percent, in the aggregate, of the shares of the capital stock of a Publicly-Held Corporation engaged in the Business will not, of itself, be a violation of the covenant in this Section 1(b). The term “Publicly-Held Corporation” shall mean a corporation whose securities are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System. Nothing herein shall be interpreted to prevent Employee from engaging in non-competitive businesses in Company Market Area. Notwithstanding anything to the contrary contained herein, in the event Employee’s employment is terminated by the Company without Cause (as such term is defined in that certain Executive Employment Agreement of even date herewith by and between the Company and Employee (“Employment Agreement”), the Restricted Period shall be for a one year period after such termination date.

(c) No Interference with Restricted Customers. During the Restricted Period, and within the Company Market Area, Employee will not, directly or indirectly, either (i) solicit, divert or take away, or attempt to solicit, divert or take away, the business of any Restricted Customer, as defined below, for any product or service of the Business, or (ii) attempt or seek to cause any Restricted Customer to refrain, in any respect, from acquiring from or through the Company (or any Affiliate of the Company) any product or service included in the Business provided, however, that general advertisements in media of general public circulation (including, without limitation, via the Internet) with respect to the provision of services by any business in which Employee may have an interest after the termination of his employment will not violate the covenants of this Section 1(c). “Restricted Customer” means any Person to whom or to which goods or services within the Business were provided by the Company (or any Affiliate of the Company), during the 12-month period prior to the date of the Preferred Unit Purchase Closing, or at any time during the Restricted Period, and any potential customer of the Company (or any Affiliate of the Company) which was actively solicited during the 12-month period prior to the date of the Preferred Unit Purchase Closing, or at any time during the Restricted Period. The term “Affiliate,” as used in this Agreement, means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person whether through the ownership of voting securities, by contract or otherwise. The term “Person” shall mean an individual, committee, board, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(d) No Interference with Employees. During the Restricted Period, and within the Company Market Area, Employee will not, directly or indirectly, solicit, request or induce (i) any employee of the Company or any of its Affiliates to seek employment with any Person, or (ii) any employee of the Company or any of its Affiliates to terminate employment with the Company; provided, however, that general advertisements in media of general public circulation (including, without limitation, via the Internet) with respect to a particular employment position will not violate the covenants of this Section 1(d).

(e) Tolling of Restricted Periods. If Employee is in violation of any of the Protective Covenants in Sections 1(b), 1(c) or 1(d), then the time period in such violated Section will be automatically extended for the period of such violation.

(f) Independent Agreements. The covenants set forth in Sections 1(b), 1(c), and 1(d) (and in each portion thereof) are, will be deemed, and should be construed, as separate and independent agreements. If any provision of Section 1(b), 1(c), or 1(d) is held invalid, void or unenforceable, it will in no way render invalid, void or unenforceable any other provision of Section 1(b), 1(c), or 1(d) not declared invalid, void or unenforceable; and this Section 1 will in that case be construed as if the invalid, void or unenforceable provision was omitted. If any court of competent jurisdiction determines that any provision of this Section 1 is invalid, such determination will not affect the validity of this Agreement as to any of the rest of them.

(g) Modification. It is understood and agreed by the parties that if any part of Sections 1(b), 1(c), or 1(d) is deemed by a court of competent jurisdiction to be too broad to permit enforcement to its full extent, then such restriction will be enforced to the maximum extent permitted by applicable law; and the Company and the Employee consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such provisions of this Agreement.

(h) Remedies. Employee agrees that the Company (and any Affiliate of the Company) may be without an adequate remedy at law in the event of any action by Employee prohibited by Sections 1(b), 1(c), or 1(d). Employee agrees, therefore, that if any of Sections 1(b), 1(c), or 1(d), or any provision of any of them is breached, then the Company (or any Affiliate of the Company) may, at its or their election and in any court of competent jurisdiction permitted by this Agreement, seek injunctive or other provisional relief and such other remedies as may be appropriate under applicable law. The Company (or any Affiliate of the Company) will not, by seeking or obtaining any particular relief, be deemed to have precluded itself or themselves from obtaining any other relief to which it or they may be entitled.

(i) Notice to Others. The terms of this Agreement are not confidential, and the Company (or any Affiliate of the Company) or Employee may disclose the provisions of this Agreement, without any liability whatsoever, to any Person, including one that is engaged in a business relationship with Employee.

(j) No Limitation of Other Protective Covenants. For avoidance of doubt, nothing contained in this Section 1 shall in any way be construed as limiting, restricting or shortening the length, geographic scope or extent of any other restrictive covenants (including any covenants not to compete) agreed to by Employee in favor of the Company (or any Affiliate of the Company).

2. Assignment. Neither party may assign its rights or delegate its obligations under this Agreement; provided, however, that the Company may assign or delegate any or all of its rights or obligations under this Agreement in the event of a sale of the Company (whether by merger, reorganization, consolidation or sale of all or substantially all of its assets) to any purchaser of the Company. Employee agrees that the Protective Covenants in Section 1 of this Agreement shall be enforceable against Employee by such purchaser without additional compensation to the Employee.

3. Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered personally or by a recognized courier service or by registered or certified mail, postage prepaid, to the Employee at the Employee’s last known address, and to the Company at its address. Any such notice under this Section shall be deemed to have been duly given on the date of personal delivery or on the date of delivery by a national overnight courier service, or on the date of postmark if mailed by certified or registered mail, return receipt requested.

4. Attorney’s Fees. In the event of a dispute between or among the parties with respect to this Agreement, the prevailing party shall be entitled to recover such party’s reasonable attorneys’ fees and costs, whether incurred during trial, on appeal or in bankruptcy proceedings.

5. Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties, all of which together shall constitute one and the same instrument.

6. Entire Agreement. This Agreement contains the entire understanding of the parties relating to the subject matter contained herein and supersedes all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof; provided, however, that this provision is not intended to supersede any provisions of the Employment Agreement, or any provisions of the Preferred Unit Purchase Agreement or the LLC Agreement which refer to or are applicable to the Employee. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought.

7. Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of Florida, without giving effect to any conflict-of-laws rule or principle that might result in the application of the laws of another jurisdiction. Each of the parties agree that all disputes, claims, actions or lawsuits between them, arising out of or relating to this Agreement, or for alleged breach of this Agreement, shall be heard and determined by a state court sitting in Miami-Dade County, Florida, or by the United States District Court for the Southern District of Florida, or by any of the appellate courts which review decisions of those courts (collectively, the “Florida Courts”). The parties expressly submit to the jurisdiction of the Florida Courts for adjudication of all such disputes, claims, actions and lawsuits arising out of or relating to this Agreement, or for alleged breach of this Agreement, and agree not to bring any such action or proceeding in any other court. Each of the parties waive any defense of inconvenient forum as to the maintenance of any action or proceeding brought pursuant to this section of the Agreement in the Florida Courts, and waive any bond, surety, or other security that might be required of the other parties with respect to any aspect of such action, to the extent permitted by law; provided, however, that each of the parties may bring a proceeding in a different court, jurisdiction or forum to obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against the other parties by the Florida Courts.

8. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

9. Headings; Pronouns. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

[Signature Page Follows]

The parties hereto have executed this Agreement as of the day first above written.

THE COMPANY:

BELLA DURMIENTE, LLC, a Delaware limited liability company, on behalf of itself and all of its subsidiaries

By:
Name:
Title:

EMPLOYEE:

Jorge Enrique Alvarado Amado, an individual

ELANDIA:

ELANDIA, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT F

INTENTIONALLY OMITTED

Exhibit G

FORM OF COMPANY LEGAL OPINION

1. Each of the Seller and the Company has been duly formed as a limited liability company and is validly existing and in good standing under the laws of the State of Delaware.

2. Each of the Seller and the Company has all requisite limited liability company corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its respective obligations under the Transaction Documents. Alvarado has the legal capacity to execute and deliver the Transaction Documents to which he is a party and to perform his respective obligations under the Transaction Documents.

3. The execution and delivery by each of the Seller, the Company and Alvarado of the Primary Documents to which it/he is a party, and the consummation by each of the Seller, the Company, and Alvarado of the transactions contemplated thereby, have been duly authorized by all necessary action, limited liability company or otherwise, and, if required, member action.

4. The execution and delivery by each of the Seller, the Company, and Alvarado of the Transaction Documents, the compliance by each of the Seller, the Company and Alvarado with the terms of the Transaction Documents, and the consummation by each of the Seller, the Company, and Alvarado of the transactions contemplated by the Transaction Documents will not (i) conflict with, result in a breach or violation of, or constitute a default under, any of the terms, conditions or provisions of the charter, corporate, organizational or other equivalent documents with different names of the Seller or the Company, (ii) conflict with, result in a breach or violation of, contravene, or constitute a default under, any of the terms, conditions or provisions of: (A) any Florida or federal law, statute, rule or regulation binding on the Seller or the Company; (B) the Delaware Limited Liability Company Act (the “DLLCA”); (C) to our knowledge, any order, writ, injunction or decree of any court or governmental instrumentality to which the Seller or the Company is subject; or (D) any agreement, contract, indenture, mortgage, deed of trust, lease, or other instrument known to us by which the Seller, the Company, or their respective assets is/are bound, or (iii) to our knowledge, result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon the property or assets of the Seller or the Company.

5. No authorization, consent, approval, license, exemption of, or filing or registration with any court or governmental department, commission, board, agency or other instrumentality, is required to be made by or on behalf of the Seller or the Company under any Florida or federal law, statute, rule or regulation or the DLLCA in connection with the execution and delivery by the Seller and the Company of the Transaction Documents or compliance by the Seller and the Company with the terms thereof.

6. Each of the Transaction Documents have been duly executed and delivered by the Seller, the Company and Alvarado, and each such document constitutes a legal, valid, and binding obligation of the Seller, the Company and Alvarado, enforceable against each of the Seller, the Company and Alvarado in accordance with their respective terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and to general principles of equity.

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7. To our knowledge, there are no (i) actions, suits, proceedings, hearings or investigations pending or threatened against the Seller or the Company or their respective properties before any court, arbitrator or governmental department, commission, board, bureau, agency or other instrumentality, state, federal, or foreign, or (ii) judgments, injunctions, orders, or decrees of any court or governmental body against the Seller or the Company.

8. As of the Closing Date, the authorized units of the Seller (prior to giving effect to the issuance of the units to Elandia under the Unit Purchase Agreement and the partial redemption of Alvarado’s units by the Seller under the LLC Agreement) consists of (i) 25,000,000 common units, of which (A) 4,274,788 Common Units are issued to Alvarado, and (B) 20,725,212 are reserved for issuance, and (ii) 15,000,000 Preferred Units, of which (A) 7,000,000 are designated Series A Convertible Preferred Units and reserved for issuance to Elandia, and (B) 8,000,000 are reserved for issuance.

9. The 7,000,000 Series A Convertible Preferred Units purchased by Elandia pursuant to the terms of the Transaction Documents have been duly authorized by all necessary limited liability company action on the part of the Seller and are validly issued, fully paid and non-assessable.

10. Other than the Series A Convertible Preferred Units, to our knowledge there are no outstanding options, warrants, convertible notes, conversion or exchange rights, preemption rights, subscription rights, rights of first refusal or co-sale rights, or other rights or types of securities (whether by law, pursuant to the Seller’s Certificate of Formation, or otherwise) to purchase or acquire any membership interest units of the Seller and the Seller has no obligation (contingent or otherwise) to issue such rights. Except as otherwise set forth in the Unit Purchase Agreement and the LLC Agreement, to our knowledge the Seller has no obligation to purchase, redeem, or otherwise acquire its membership interest units or any interest therein, or to pay a dividend or make any other distribution in respect thereof.

11. To our knowledge no federal, state or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to the Seller or the Company in connection with the rebates received by the Company in the United States from Cisco Systems, Inc.

12. The transfers contemplated in the Unit Purchase Agreement of the interests in the Company from Alvarado to the Seller will be made pursuant to all requisite limited liability company power and authority under the DLLCA.

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